[LOGO](R)
                                   SYNOVUS(R)
                                FINANCIAL CORP.


JAMES H. BLANCHARD
CHAIRMAN OF THE BOARD
                                                         March 15, 2001

Dear Shareholder:

     You are cordially invited to attend our Annual Meeting of Shareholders at 10:00 a.m. on Wednesday, April 25, 2001, in the South Hall of the Columbus, Georgia Convention & Trade Center. Enclosed with this Proxy Statement are your proxy card and the 2000 Annual Report.

     We hope that you will be able to be with us and let us give you a review of 2000. Whether you own a few or many shares of stock and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. To make sure your shares are represented, we urge you to vote promptly.

     Thank you for helping us make 2000 a good year. We look forward to your continued support in 2001 and another good year.

                                        Sincerely yours,
                                        /s/James H. Blanchard
                                        JAMES H. BLANCHARD

Synovus Financial Corp.     Post Office Box 120     Columbus, Georgia 31902-0120



                                   SYNOVUS(R)
                                 FINANCIAL CORP.


                    NOTICE OF THE 2001 ANNUAL MEETING OF SHAREHOLDERS

TIME............... 10:00 a.m. E.T.
                    Wednesday, April 25, 2001

PLACE.............. South Hall
                    Columbus, Georgia Convention & Trade Center
                    801 Front Avenue
                    Columbus, Georgia 31901

ITEMS OF BUSINESS.. (1)  To elect eight directors to serve until the Annual
                         Meeting of Shareholders in 2004.

                    (2) To reapprove the Synovus Financial Corp. Executive Bonus Plan.

                    (3) To transact such other business as may properly come before the meeting and any adjournment thereof.

WHO MAY VOTE....... You can vote if you were a shareholder of record on
                    February 15, 2001.

ANNUAL REPORT...... A copy of the Annual Report is enclosed.

PROXY VOTING....... Your vote is important. Please vote in one of these ways:

                    1) Use the toll-free telephone number shown on the proxy card;

                    2)   Visit the web site listed on your proxy card; or

                    3) Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope provided.


                                        /s/G. Sanders Griffith, III
                                        G. SANDERS GRIFFITH, III
                                        Secretary

Columbus, Georgia
March 15, 2001


YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES PROMPTLY.

                               TABLE OF CONTENTS

Voting Information.............................................................1
Election of Directors..........................................................3
Board of Directors.............................................................6
Audit Committee Report.........................................................7
Directors' Compensation........................................................8
Executive Officers.............................................................9
Stock Ownership of Directors and Executive Officers............................9
Directors' Proposal to Reapprove the Synovus Financial Corp.
     Executive Bonus Plan.....................................................11
Executive Compensation........................................................13
Stock Performance Graph.......................................................16
Compensation Committee Report on Executive Compensation.......................17
Compensation Committee Interlocks and
     Insider Participation....................................................19
Transactions With Management..................................................20
Principal Shareholders........................................................21
Relationships Between Synovus, Columbus Bank, TSYS and
     Certain of Synovus' Subsidiaries and Affiliates..........................24
Section 16(a) Beneficial Ownership Reporting Compliance.......................27
Independent Auditors..........................................................27
General Information:
     Financial Information....................................................28
     Shareholder Proposals for the 2002 Proxy Statement.......................28
     Director Nominees or Other Business for Presentation
          at the Annual Meeting...............................................28
     Solicitation of Proxies..................................................28
     Householding.............................................................28
Appendix A: Audit Committee Charter..........................................A-1
Financial Appendix...........................................................F-1

                                PROXY STATEMENT
                               VOTING INFORMATION

PURPOSE

     This Proxy Statement and the accompanying proxy card are being mailed to Synovus shareholders beginning March 15, 2001. The Synovus Board of Directors is soliciting proxies to be used at the 2001 Annual Meeting of Synovus Shareholders which will be held on April 25, 2001, at 10:00 a.m., in the South Hall of the Columbus, Georgia Convention & Trade Center. Proxies are solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting of Shareholders or any adjournment of that meeting.

WHO CAN VOTE

     You are entitled to vote if you were a shareholder of record of Synovus stock as of the close of business on February 15, 2001. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

SHARES OUTSTANDING

     A majority of the votes entitled to be cast by the holders of the outstanding shares of Synovus stock must be present, either in person or represented by proxy, in order to conduct the Annual Meeting of Synovus Shareholders. On February 15, 2001, 285,356,720 shares of Synovus stock were outstanding.

PROXY CARD

     The Board has designated two individuals to serve as proxies to vote the shares represented by proxies at the Annual Meeting of Shareholders.

     If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies in favor of the election of all of the director nominees and in accordance with the directors' recommendations on the other proposal listed on the proxy card. The designated proxies will vote in their discretion on any other matter that may properly come before the meeting. At the date the Proxy Statement went to press, we did not anticipate that any other matters would be raised at the Annual Meeting.

VOTING OF SHARES

     Holders of Synovus stock are entitled to ten votes on each matter submitted to a vote of shareholders for each share of Synovus stock owned on February 15, 2001 which: (i) has had the same owner since February 15, 1997; (ii) was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same owner who acquired it under such plan; (iii) is held by the same owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus' Board of Directors approving the acquisition specifically grant ten votes per share;
(iv) was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same owner for whom it was acquired under any such plan; (v) is held by the same owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by Synovus' Board of Directors approving such issuance and/or transfer specifically grant ten votes per share; (vi) was acquired as a direct result of a stock split, stock dividend or other type of share distribution if the share as to which it was distributed was acquired prior to, and has been held by the same owner since, February 15, 1997; (vii) has been owned continuously by the same shareholder for a period of 48 consecutive months prior to the record date of any meeting of shareholders at which the share is eligible to be voted; or (viii) is owned by a holder

                                       1

who, in addition to shares which are owned under the provisions of (i)-(vii) above, is the owner of less than 1,139,063 shares of Synovus stock (which amount has been appropriately adjusted to reflect stock splits and with such amount to be appropriately adjusted to properly reflect any other change in Synovus stock by means of a stock split, a stock dividend, a recapitalization or otherwise). Shareholders of shares of Synovus stock not described above are entitled to one vote per share for each share. The actual voting power of each holder of shares of Synovus stock will be based on information possessed by Synovus at the time of the Annual Meeting.

     As Synovus stock is registered with the Securities and Exchange Commission and is traded on the New York Stock Exchange, Synovus stock is subject to the provisions of an NYSE rule which, in general, prohibits a company's common stock and equity securities from being authorized or remaining authorized for trading on the NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, the rule contains a "grandfather" provision, under which Synovus' ten vote provision falls, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted. The number of votes that each shareholder will be entitled to exercise at the Annual Meeting will depend upon whether each share held by the shareholder meets the requirements which entitle one share of Synovus stock to ten votes on each matter submitted to a vote of shareholders. Shareholders of Synovus stock must complete the Certification on the proxy in order for any of the shares represented by the proxy to be entitled to ten votes per share. All shares entitled to vote and represented in person or by properly completed proxies received before the polls are closed at the Annual Meeting, and not revoked or superceded, will be voted in accordance with instructions indicated on those proxies.

SHAREHOLDERS WHO DO NOT CERTIFY ON THEIR PROXY CARDS THAT THEY ARE ENTITLED TO TEN VOTES PER SHARE WILL BE ENTITLED TO ONLY ONE VOTE PER SHARE.

     Synovus Dividend Reinvestment and Direct Stock Purchase Plan: If you participate in this Plan, your proxy card represents shares held in the Plan, as well as shares you hold directly in certificate form registered in the same name.

REQUIRED VOTES - ELECTION OF DIRECTOR NOMINEES

     Directors are elected by a plurality of the votes, which means the eight nominees who receive the largest number of properly executed votes will be elected as directors. Cumulative voting is not permitted. Shares that are represented by proxies which are marked "withhold authority" for the election of one or more director nominees will not be counted in determining the number of votes cast for those persons.

REQUIRED VOTES - OTHER MATTERS

     The affirmative vote of a majority of the votes cast (in person or by proxy and entitled to vote at the Annual Meeting) is needed to approve the Synovus Executive Bonus Plan.

TABULATION OF VOTES

     Under certain circumstances, brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called "broker non-votes"). In such cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included in the vote totals with respect to those matters and, therefore, will have no effect on the vote.

HOW YOU CAN VOTE

     You may vote by proxy or in person at the meeting. To vote by proxy, you may select one of the following options:

                                       2


     Vote By Telephone:

     You can vote your shares by telephone by calling the toll-free telephone number (at no cost to you) shown on your proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card.

     Vote By Internet:

     You can also choose to vote on the Internet. The web site for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been properly recorded, and you can consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote on the Internet, you do NOT need to return your proxy card.

     Vote By Mail:

     If you choose to vote by mail, simply mark your proxy card, date and sign it, sign the Certification and return it in the postage-paid envelope provided.

REVOCATION OF PROXY

     If you vote by proxy, you may revoke that proxy at any time before it is voted at the meeting. You may do this by (a) signing another proxy card with a later date and returning it to us prior to the meeting, (b) voting again by telephone or on the Internet prior to the meeting, or (c) attending the meeting in person and casting a ballot.

COLUMBUS BANK AND TRUST COMPANY AND TOTAL SYSTEM SERVICES, INC.

     Synovus is the owner of all of the issued and outstanding shares of common stock of Columbus Bank and Trust Company(R)("Columbus Bank"). Columbus Bank owns individually 80.8% of the outstanding shares of Total System Services, Inc.(R) ("TSYS(R)"), an electronic transaction processing company.

                             ELECTION OF DIRECTORS

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ALL NOMINEES.

NUMBER

     At the date of this Proxy Statement, the Board of Directors of Synovus consists of 17 members. As 20 board seats have been authorized by Synovus' shareholders, Synovus has three directorships which remain vacant. These vacant directorships could be filled in the future at the discretion of Synovus' Board of Directors. This discretionary power gives Synovus' Board of Directors the flexibility of appointing new directors in the periods between Synovus' Annual Meetings should suitable candidates come to its attention. The Board is divided into three classes whose terms are staggered so that the term of one class expires at each Annual Meeting of Shareholders. The terms of office of the Class I directors expire at the 2001 Annual Meeting, the terms of office of the Class II directors expire at the 2002 Annual Meeting and the terms of office of the Class III directors expire at the 2003 Annual Meeting. Eight director nominees have been nominated for election as Class I directors at this meeting. Proxies cannot be voted at the 2001 Annual Meeting for a greater number of persons than the number of nominees named.

                                       3


NOMINEES

     The following nominees have been selected by the Corporate Governance Committee and approved by the Board for submission to the shareholders:
James H. Blanchard, C. Edward Floyd, Gardiner W. Garrard, Jr., V. Nathaniel Hansford, Alfred W. Jones III, H. Lynn Page, Robert V. Royall and
James D. Yancey.

     The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of the remaining nominees and in favor of any substitute nominee named by the Board upon the recommendation of the Corporate Governance Committee. If you do not wish your shares voted for one or more of the nominees, you may so indicate on the proxy.

MEMBERS OF THE BOARD OF DIRECTORS

     Following is the principal occupation, age and certain other information for each director nominee and other directors serving unexpired terms.


--------------------------------------------------------------------------------
                                   Synovus        Year
                                   Director       First
                                   Classifi-      Elected           Principal Occupation
Name                       Age     cation         Director          and Other Information
-------------------------  -----   --------       ----------        -------------------------------------
Richard E. Anthony(1)      54        II              1993           Vice Chairman of the Board,
                                                                    Synovus Financial Corp.; Chairman
                                                                    of the Board, First Commercial Bank
                                                                    of Birmingham (Banking Subsidiary
                                                                    of Synovus)

Joe E. Beverly             59        II              1983           Chairman of the Board, Commercial
                                                                    Bank, Thomasville, Georgia
                                                                    (Banking Subsidiary of Synovus);
                                                                    Director, Flowers Industries, Inc.

James H. Blanchard(2)      59         I              1972           Chairman of the Board and Chief
                                                                    Executive Officer, Synovus Financial
                                                                    Corp.; Chairman of the Executive
                                                                    Committee, Total System Services,
                                                                    Inc.; Director, BellSouth Corporation

Richard Y. Bradley         62       III              1991           Partner, Bradley & Hatcher (Law
                                                                    Firm); Director, Total System
                                                                    Services, Inc.

Walter M. Deriso, Jr.(3)   54        II              1997           Vice Chairman of the Board,
                                                                    Synovus Financial Corp.; Chairman
                                                                    of the Board, Security Bank and
                                                                    Trust Company, Albany, Georgia
                                                                    (Banking Subsidiary of Synovus)

C. Edward Floyd, M.D.      66         I              1995           Vascular Surgeon

Gardiner W. Garrard, Jr.   60         I              1972           President, The Jordan Company
                                                                    (Real Estate Development); Director,
                                                                    Total System Services, Inc.

V. Nathaniel Hansford(4)   57         I              1985           President, North Georgia College
                                                                    and State University

John P. Illges, III        66       III              1997           Senior Vice President and Financial
                                                                    Consultant, The Robinson-Humphrey
                                                                    Company, Inc. (Stockbroker);
                                                                    Director, Total System Services, Inc.

                                       4

Alfred W. Jones III(5)     43         I              2001           Chairman of the Board and Chief Executive
                                                                    Officer, Sea Island Company (Real Estate
                                                                    Development and Mangement); Director,
                                                                    Total System Services, Inc.

Mason H. Lampton           53        II              1993           Chairman of the Board and President,
                                                                    The Hardaway Company and Chairman of the
                                                                    Board, Standard Concrete Products
                                                                    (Construction Companies);
                                                                    Director, Total System Services, Inc.

Elizabeth C. Ogie(6)       50        II              1993           Director, W.C. Bradley Co. (Metal
                                                                    Manufacturer and Real Estate)

H. Lynn Page               60         I              1978           Director, Synovus Financial
                                                                    Corp., Columbus Bank and Trust
                                                                    Company and Total System Services,
                                                                    Inc.

Robert V. Royall           66         I              1995           Chairman of the Board, The National
                                                                    Bank of South Carolina (Banking
                                                                    Subsidiary of Synovus); Director, Blue
                                                                    Cross Blue Shield of South Carolina

Melvin T. Stith            54        II              1998           Dean, College of Business, Florida
                                                                    State University; Director,
                                                                    Correctional Services Corp.

William B. Turner(6)(7)    78       III              1972           Chairman of the Executive
                                                                    Committee, Columbus Bank and
                                                                    Trust Company and Synovus
                                                                    Financial Corp.; Advisory Director, W.
                                                                    C. Bradley Co. (Metal Manufacturer
                                                                    and Real Estate); Director,
                                                                    Total System Services, Inc.

James D. Yancey(8)        59          I              1978           President and Chief Operating Officer, Synovus
                                                                    Financial Corp.; Chairman of the Board,
                                                                    Columbus Bank and Trust Company;
                                                                    Director, Total System Services, Inc.
                                                                    and Shoney's, Inc.

-------------

(1)  Richard E. Anthony was elected Vice Chairman of Synovus in September 1995.
     Prior to 1995, Mr. Anthony served, and continues to serve, as President of Synovus Financial Corp. of Alabama and Chairman of the Board of First
     Commercial Bank of Birmingham, both of which companies are subsidiaries of Synovus.

(2)  James H. Blanchard was elected Chairman of the Board of Synovus in April
     1986. Prior to 1986, Mr. Blanchard served in various capacities with Synovus, Columbus Bank and/or TSYS, including President of Synovus.

(3)  Walter M. Deriso, Jr. was elected Vice Chairman of Synovus in January
     1997. Prior to 1997, Mr. Deriso served as President of Security Bank and
     Trust Company.

                                       5

(4)  V. Nathaniel Hansford was elected President of North Georgia College and
     State University in July 1999. Prior to 1999, Mr. Hansford served as
     Professor and Dean Emeritus of the University of Alabama School of Law.

(5)  Alfred W. Jones III was elected as a director of Synovus on February 20,
     2001 by Synovus' Board of Directors to fill a vacant Board seat.

(6)  Elizabeth C. Ogie is William B. Turner's niece.

(7)  William B. Turner was elected  Chairman  of the Executive Committee of
     Synovus in April 1986. Prior to 1986, Mr. Turner served in various capacities with Synovus and/or Columbus Bank, including Chairman of the Board of both Synovus and Columbus Bank.

(8)  James D. Yancey  was elected President and Chief Operating Officer of
     Synovus in April 1998. Prior to 1998, Mr. Yancey served in various capacities with Synovus and/or Columbus Bank, including Vice Chairman of the Board and President of both Synovus and Columbus Bank.

                               BOARD OF DIRECTORS

CORPORATE GOVERNANCE PHILOSOPHY

     The business affairs of Synovus are managed under the direction of the Board of Directors in accordance with the Georgia Business Corporation Code, as implemented by Synovus' Articles of Incorporation and bylaws.

     The role of the Board of Directors is to effectively govern the affairs of Synovus for the benefit of its shareholders and other constituencies, which include Synovus employees, customers and the communities in which it does business. The Board strives to ensure the success and continuity of business through the election of qualified management. It is also responsible for ensuring that Synovus' activities are conducted in a responsible and ethical manner. The Corporate Governance Committee conducts an annual review of corporate governance procedures. A majority of Synovus' directors are independent, nonemployee directors.

SUBMISSION OF DIRECTOR CANDIDATES

     Shareholders who wish to suggest qualified candidates for consideration as directors of Synovus by the Corporate Governance Committee should write to:
Corporate Secretary, Synovus Financial Corp., 901 Front Avenue, Suite 301, Columbus, Georgia 31901, stating in detail the qualifications of such persons.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors held six meetings in 2000. All directors attended at least 75% of Board and committee meetings held during their tenure during 2000, except C. Edward Floyd who attended 67%. The average attendance by directors at the aggregate number of Board and committee meetings they were scheduled to attend was 93%.

COMMITTEES OF THE BOARD

     Synovus' Board of Directors has four principal standing committees -- an Executive Committee, an Audit Committee, a Corporate Governance Committee and a Compensation Committee. The following table shows the membership of the various committees.

--------------------------------------------------------------------------------

Executive                     Audit                         Corporate Governance         Compensation
----------                    -----                         --------------------         -------------
William B. Turner, Chair      John P. Illges, III, Chair    Richard Y. Bradley, Chair    Gardiner W. Garrard, Jr., Chair
James H. Blanchard            H. Lynn Page                  C. Edward Floyd              Mason H. Lampton
James D. Yancey               Melvin T. Stith               Elizabeth C. Ogie            V. Nathaniel Hansford
Richard Y. Bradley                                          Melvin T. Stith
Gardiner W. Garrard, Jr.
John P. Illges, III

--------------------------------------------------------------------------------

                                       6

     Executive Committee. Synovus' Executive Committee held four meetings in 2000. During the intervals between meetings of Synovus' Board of Directors, Synovus' Executive Committee possesses and may exercise any and all of the powers of Synovus' Board of Directors in the management and direction of the business and affairs of Synovus with respect to which specific direction has not been previously given by Synovus' Board of Directors.

     Audit Committee. Synovus' Audit Committee held four meetings in 2000. Its Report begins on page 7. The primary functions to be engaged in by Synovus' Audit Committee include:

     . Monitoring the quality and integrity of Synovus' financial reporting process and systems of internal controls regarding finance, accounting, regulatory and legal compliance;

     . Monitoring the independence and performance of Synovus' independent auditors and internal auditing activities; and

     . Providing an avenue of communication among the independent auditors, management, internal audit and the Board of Directors.

     Corporate Governance Committee. Synovus' Corporate Governance Committee held three meetings in 2000. The primary functions to be engaged in by Synovus' Corporate Governance Committee include:

     . Making recommendations to the Board regarding the governance of Synovus as reflected in Synovus' Articles of Incorporation and bylaws;

     . Making recommendations to the Board regarding Board administration, including developing criteria for selecting and retaining Board members, seeking qualified candidates for the Board and recommending assignment of Board members to appropriate Board committees;

     . Making recommendations to the Board regarding a policy and program regarding director compensation and annual assessment of Board performance;

     . Establishing procedures for the Chief Executive Officer's annual performance review; and

     . Establishing procedures for annual reviews of succession planning and management development.

     Compensation Committee. Synovus' Compensation Committee held six meetings in 2000. Its Report on Executive Compensation begins on page 17. The primary functions to be engaged in by Synovus' Compensation Committee include:

     .    The design and oversight of Synovus' executive compensation program;

     . The design and oversight of all compensation and benefit programs in which employees, officers and directors of Synovus are eligible to participate; and

     .    Performing an annual evaluation of the Chief Executive Officer.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is comprised of three directors who the Board and Audit Committee believe are independent as defined in the New York Stock Exchange's listing standards.

                                       7

     In accordance with its written charter adopted by the Board of Directors, which is attached as Appendix A to this Proxy Statement, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of Synovus' financial reporting process. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

     . Reviewed and discussed with management Synovus' audited financial statements as of and for the year ended December 31, 2000;

     . Discussed with KPMG LLP, Synovus' independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees); and

     . Received from KPMG LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP their independence.

     Based upon the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in Synovus' Annual Report on Form 10-K for the year ended December 31, 2000, to be filed with the Securities and Exchange Commission.

     This Audit Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the Securities and Exchange Commission that incorporates by reference all or any portion of this Proxy Statement, except to the extent Synovus specifically requests that the Report be specifically incorporated by reference.

The Audit Committee

John P. Illges, III
H. Lynn Page
Melvin T. Stith

                             DIRECTORS' COMPENSATION

COMPENSATION

     During 2000, directors received the following compensation:

     Annual retainer                                        $20,000
     Attendance fee for each Board meeting                  $ 1,800
     Attendance fee for each Executive Committee meeting,
          including the chairman                            $ 1,800
     Attendance fee for each committee meeting chaired,
          other than executive                              $ 1,200
     Attendance fee for committee meetings,
          other than executive                              $   750

DIRECTOR STOCK PURCHASE PLAN

     Synovus' Director Stock Purchase Plan is a nontax-qualified, contributory stock purchase plan pursuant to which qualifying Synovus directors can purchase, with the assistance of contributions from Synovus, presently issued and outstanding shares of Synovus stock. Under the terms of the Director Stock Purchase Plan, qualifying directors can elect to contribute up to $5,000 per calendar quarter to make purchases of Synovus stock, and Synovus contributes an additional amount equal to 50% of the directors' cash contributions. Participants in the Director Stock Purchase Plan are fully vested in, and may request the issuance to them of, all shares of Synovus stock purchased for their benefit under the Plan.

                                       8

CONSULTING SERVICES

     H. Lynn Page, a director and the former Vice Chairman of the Board of Synovus, and Synovus are parties to a Consulting Agreement pursuant to which Mr. Page was paid $24,000 by Synovus during 2000 for providing consulting and advisory services to Synovus in connection with portfolio management and potential opportunities for business expansion.

     Joe E. Beverly, a director and the former Vice Chairman of the Board of Synovus, and Synovus are parties to a Retirement Agreement pursuant to which Mr. Beverly was paid $24,000 by Synovus during 2000 for providing consulting and advisory services to Synovus relating to Synovus' affiliate banks.

                               EXECUTIVE OFFICERS

     The following table sets forth the name, age and position with Synovus of each executive officer of Synovus.


Name                      Age  Position with Synovus
-----------------------   ---  ------------------------------------------------
James H. Blanchard        59   Chairman of the Board and Chief Executive Officer
William B. Turner         78   Chairman of the Executive Committee
James D. Yancey           59   President and Chief Operating Officer
Richard E. Anthony        54   Vice Chairman of the Board
Walter M. Deriso, Jr.     54   Vice Chairman of the Board
Elizabeth R. James        39   Vice Chairman
G. Sanders Griffith, III  47   Senior Executive Vice President, General
                                Counsel and Secretary
Thomas J. Prescott        46   Executive Vice President and
                                Chief Financial Officer
Mark G. Holladay          45   Executive Vice President and
                                Chief Credit Officer
Calvin Smyre              53   Executive Vice President, Corporate Affairs

      Elizabeth R. James was elected Vice Chairman of Synovus in May 2000. From 1986 until 2000, Ms. James served in various capacities with Synovus, Columbus Bank and/or TSYS, including Chief People Officer of Synovus. G. Sanders Griffith, III was elected Senior Executive Vice President, General Counsel and Secretary of Synovus in October 1995. From 1988 until 1995, Mr. Griffith served in various capacities with Synovus, including Executive Vice President, General Counsel and Secretary. Thomas J. Prescott was elected Executive Vice President and Chief Financial Officer of Synovus in December 1996. From 1987 until 1996, Mr. Prescott served in various capacities with Synovus, including Executive Vice President and Treasurer. Mark G. Holladay was elected Executive Vice President and Chief Credit Officer of Synovus in April 2000. From 1974 until 2000, Mr. Holladay served in various capacities with Columbus Bank, including Executive Vice President. Calvin Smyre was elected Executive Vice President of Synovus in November 1996. From 1976 until 1996, Mr. Smyre served in various capacities with Columbus Bank and/or Synovus, including Senior Vice President of Synovus.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth ownership of shares of Synovus stock by each director, by each executive officer named in the Summary Compensation Table on page 13 and by all directors and executive officers as a group as of December 31, 2000 (subject to note (3)).

                                       9

                              Shares of          Shares of       Shares of
                              Synovus Stock      Synovus Stock   Synovus Stock   Total          Percentage of
                              Beneficially       Beneficially    Beneficially    Shares of      Outstanding
                              Owned with         Owned with      Owned with      Synovus        Shares of
                              Sole Voting        Shared Voting   Sole Voting     Stock          Synovus Stock
                              and Invest-        and Invest-     but no Invest-  Beneficially   Beneficially
                              ment Power         ment Power      ment Power      Owned as of    Owned as of
Name                          as of 12/31/00     as of 12/31/00  as of 12/31/00  12/31/00(1)    12/31/00
----------------------        ---------------    --------------  --------------  -------------- --------------
Richard E. Anthony              400,630          199,694             9,311          1,036,399            *
Joe E. Beverly                  416,636            4,100             4,954            566,120            *
James H. Blanchard            1,387,547          211,360           162,127          3,056,389          1.0
Richard Y. Bradley               21,617           84,887              ---             106,504            *
Walter M. Deriso, Jr.            31,193              589              ---             227,261            *
C. Edward Floyd, M.D.            31,428        1,208,739              ---           1,240,167            *
Gardiner W. Garrard, Jr.        204,147        1,263,616              ---           1,467,763            *
G. Sanders Griffith, III         99,556             ---             64,084            534,738            *
V. Nathaniel Hansford           126,301          415,024              ---             541,325            *
John P. Illges, III             282,727          504,096              ---             786,823            *
Alfred W. Jones III               4,135             ---               ---               4,135            *
Mason H. Lampton                 79,996          302,451(2)           ---             382,447            *
Elizabeth C. Ogie                62,105       30,348,792(3)           ---          30,410,897         10.7
H. Lynn Page                    797,886           11,515              ---             809,401            *
Robert V. Royall                269,130          168,947              ---             714,759            *
Melvin T. Stith                   1,971              100              ---               2,071            *
William B. Turner                73,246       30,209,047(3)           ---          30,282,293         10.6
James D. Yancey               1,022,406           61,677             7,810          1,868,999            *
Directors and Executive
  Officers as a Group
   (22 persons)               5,437,258       34,805,509(3)        249,616         44,248,065         15.3

*    Less than one percent of the outstanding shares of Synovus stock.
---------------------------
(1)  The totals shown for the following  directors  and executive officers of
     Synovus include  the number of shares of Synovus stock that each individual has the right to acquire within 60 days through the exercise of stock options:

          Person                                       Number of Shares
          ------                                       ----------------
     Richard E. Anthony                                     426,764
     Joe E. Beverly                                         140,430
     James H. Blanchard                                   1,295,355
     Walter M. Deriso, Jr.                                  195,479
     G. Sanders Griffith, III                               371,098
     Robert V. Royall                                       276,682
     James D. Yancey                                        777,106

     In addition, the other executive officers of Synovus have rights to acquire an aggregate of 398,804 shares of Synovus stock within 60 days through the exercise of stock options.

(2) Includes 276,187 shares of Synovus stock held in a trust for which Mr. Lampton is not the trustee. Mr. Lampton disclaims beneficial ownership of such shares.

                                       10

(3) Includes 2,568,205 shares of Synovus stock held by a charitable foundation of which Mrs. Ogie and Mr. Turner are among the trustees, and 27,621,025 shares of Synovus stock beneficially owned by TB&C
     Bancshares, Inc., of which Mrs. Ogie and Mr. Turner are officers, directors and shareholders. The total shares beneficially owned by TB&C at year end included 13,311,843 shares (4.67%) of Synovus stock held by three trusts for the benefit of Mr. Turner, his two sisters and their respective descendants and as to which TB&C leased voting and certain other rights. That lease was terminated on January 22, 2001, which reduced TB&C's beneficial ownership to 14,309,182 shares (5.03%) of Synovus stock. Mr. Turner and Mrs. Ogie no longer share voting or investment power as to the shares held in these trusts.

     For a detailed discussion of the beneficial ownership of TSYS stock by Synovus' named executive officers and directors and by all directors and executive officers of Synovus as a group, see "TSYS Stock Ownership of Directors and Management" on page 25.

          DIRECTORS' PROPOSAL TO REAPPROVE THE SYNOVUS FINANCIAL CORP.
                              EXECUTIVE BONUS PLAN

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

     Synovus' executive compensation program includes short-term incentive bonus awards under the Synovus Financial Corp. Executive Bonus Plan (the "Plan"). The purposes of the Plan are to reward selected executive officers for superior corporate performance and to attract and retain top quality executive officers. Subject to reapproval by Synovus' shareholders, compensation paid pursuant to the Plan is intended, to the extent reasonable, to continue to qualify for tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as may be amended from time to time ("Section 162(m)"). The Plan was originally approved by Synovus shareholders in 1996. Because Section 162(m) requires shareholder aproval every five years, the Plan is being submitted to shareholders for reapproval.

     Eligibility and Participation. The Chief Executive Officer and the four highest compensated officers of Synovus and any publicly-traded subsidiary of Synovus are eligible to participate in the Plan. Approximately 10 employees are eligible to participate in the Plan. The Committee, as described below, has discretion to select participants from among eligible employees from year to year.

     Description of Awards Under the Plan. Pursuant to the Plan, Synovus may award incentive bonus opportunities to participants. Each fiscal year, the Committee shall establish, in writing, the performance goals applicable to such and/or any succeeding fiscal year. The performance measures which shall be used to determine the amount of the incentive bonus award for each such performance period shall be chosen from among the following for Synovus, any of its business segments and/or any of its business units, unless and until the Committee proposes a change in such measures for shareholder vote or applicable tax and/or securities laws change to permit the Committee discretion to alter such performance measures without obtaining shareholder approval: (i) return on assets; (ii) net income; (iii) operating income; (iv) nonperforming assets and/or loans as a percentage of total assets and/or loans; (v) return on capital compared to cost of capital; (vi) earnings per share and/or earnings per share growth; (vii) return on equity; (viii) noninterest expense as a percentage of total expense; (ix) loan charge-offs as a percentage of total loans; (x) productivity and expense control; (xi) number of cardholder, merchant and/or other customer accounts processed and/or converted by TSYS; (xii) successful negotiation or renewal of contracts with new and/or existing customers by TSYS;
(xiii) stock price; and (xiv) asset growth. Awards shall be determined based on the achievement of such preestablished performance goals and shall be awarded based on a percentage of a participant's base salary.

                                       11

     The Committee shall have no discretion to increase the amount of any award under the Plan but will retain the ability to eliminate or decrease an award otherwise payable to a participant. The Committee shall certify, in writing, that the performance goals have been met before any payments to participants may be made. Payment of the incentive bonus award earned, if any, shall be made in cash, as soon as practicable after Committee approval or deferred until retirement (if elected by the participant prior to the beginning of the year in which the bonus is to be earned).

     Termination of Employment. Any participant not employed by Synovus or a publicly-traded subsidiary of Synovus on December 31 of any fiscal year will not be entitled to an award unless otherwise determined by the Committee.

     Maximum Amount Payable to Any Participant. The maximum amount payable for each performance period under the Plan to any participant is one hundred fifty percent (150%) of such participant's base salary; provided, however, that no participant may receive an award for any performance period in excess of $1.5 million.

     Amendment of the Plan. The Board of Directors may amend the Plan at any time including amendments that increase the costs of the Plan and allocate benefits between persons and groups in the table below differently; provided, however, that no amendment shall be made without shareholder approval that increases the maximum amount payable to any participant in excess of the limits set forth above.

     Duration of the Plan. The Plan shall remain in effect from the date it is approved by Synovus' shareholders until the date it is terminated by the Board of Directors. The Board of Directors may terminate the Plan at any time.

     Administration. The Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee will be comprised of two or more "outside" directors within the meaning of Section 162(m).

     Estimate of Benefits. Messrs. Blanchard and Yancey were selected to participate in the Plan in 2000, while Messrs. Anthony, Deriso and Griffith were selected to participate in the Synovus Incentive Bonus Plan. However, no amounts were awarded under the Plan to any Synovus executives for the fiscal year 2000. Because the amounts that will be paid pursuant to the Plan are not currently determinable, the amounts that would have been awarded for fiscal year 2000 if maximum awards had been made under the Plan and if the Chief Executive Officer and the four other highest compensated officers of Synovus participated in the Plan are as follows:

                               NEW PLAN BENEFITS
                  SYNOVUS FINANCIAL CORP. EXECUTIVE BONUS PLAN


Name and Position                                               Dollar Value ($)
--------------------------------------------------------        ----------------
James H. Blanchard
  Chairman of the Board and Chief Executive Officer               $   513,750
James D. Yancey
  President and Chief Operating Officer                               334,750
Richard E. Anthony
  Vice Chairman of the Board                                          225,000
Walter M.  Deriso, Jr.
  Vice Chairman of the Board                                          193,500
G. Sanders Griffith, III
  Senior Executive Vice President,
    General Counsel and Secretary                                     189,600

                                       12

Executive Group                                                     1,456,600
Non-Executive Director Group                                              -0-
Non-Executive Officer Employee Group                                      -0-

                          EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes the cash and noncash compensation for each of the last three fiscal years for the chief executive officer of Synovus and for the other four most highly compensated executive officers of Synovus.


--------------------------------------------------------------------------------
                                                SUMMARY COMPENSATION TABLE
                                                                                         Long-Term
                                                Annual Compensation                     Compensation Awards
                          --------------------------------------------------------  --------------------------------
                                                                    Other            Restricted       Securities       All
                                                                    Annual           Stock            Underlying       Other
Name and                                                            Compen-          Award(s)         Options/         Compen-
Principal Position        Year    Salary           Bonus            sation(1)             (2)         SARs             sation
---------------------  --------  -------------     ------------     -------------    -------------    ------------     ------------
James H. Blanchard        2000    $685,000         $    -0-           $4,000         $    -0-         1,092,875          $255,980
  Chairman of the         1999     656,000          492,000            1,500              -0-           670,901           302,977
  Board and Chief         1998     635,250          476,438              -0-              -0-           211,929           306,378
  Executive Officer

James D. Yancey           2000     515,000              -0-            4,000              -0-           557,758           205,787
  President and Chief     1999     490,000          318,500            2,000              -0-           106,537           244,078
  Operating Officer       1998     475,000          464,750            2,000              -0-           132,126           271,639

Richard E. Anthony        2000     375,000              -0-            4,000           145,624          416,217           123,330
  Vice Chairman of the    1999     358,000          214,500              -0-              -0-            59,822           137,958
  Board                   1998     335,000          306,000            2,000              -0-            69,270           157,071

Walter M. Deriso, Jr.     2000     322,500              -0-            4,000              -0-           427,546            92,017
  Vice Chairman           1999     295,000          177,000              -0-              -0-            47,888            99,767
  of the Board            1998     260,000          156,000              -0-              -0-            51,990           106,569

G. Sanders Griffith, III  2000     316,000              -0-              -0-                            427,279            63,210
  Senior Executive Vice   1999     300,500          180,300              -0-              -0-            50,275            82,951
  President, General      1998     283,750          258,450              -0-              -0-            59,226            94,336
  Counsel and Secretary
---------------------
(1)  Amount for 2000 includes matching contributions under the Director Stock
     Purchase Plan of $4,000 for Messrs. Blanchard, Yancey, Anthony and Deriso.
     Perquisites and other personal benefits are excluded because the aggregate amount does not exceed the lesser of $50,000 or 10% of annual salary and bonus for the named executives.

(2) On January 20, 2000, restricted stock was awarded in the amount of 5,406 shares to Mr. Anthony with the following vesting schedule: 20% on January
     20, 2001, 2002, 2003, 2004 and 2005. As of December 31, 2000, Messrs.
     Blanchard, Yancey, Anthony and Griffith held 7,295, 7,810, 9,311 and 3,755 restricted shares, respectively, with a value of $196,509, $210,382, $250,815 and $101,150, respectively.

(3) The 2000 amount includes director fees of $49,600, $49,000, $28,500 and $28,400 for Messrs. Blanchard, Yancey, Anthony and Deriso, respectively, in connection with their service as directors of Synovus and certain of its subsidiaries; contributions or other allocations to defined contribution plans of $17,000 for each executive; allocations pursuant to defined contribution excess benefit agreements of $140,980, $92,889, $58,730, $46,129 and $45,682 for each of Messrs. Blanchard, Yancey, Anthony,
     Deriso and Griffith, respectively; premiums

                                       13

     paid for group life insurance coverage of $750, $750, $566, $488 and $477 for each of Messrs. Blanchard, Yancey, Anthony, Deriso and Griffith, respectively; the economic benefit of life insurance coverage related to split-dollar life insurance policies of $2,198, $1,527, $1,657 and $51 for each of Messrs. Blanchard, Yancey, Anthony and Griffith, respectively; and the dollar value of the benefit of premiums paid for split-dollar life insurance policies (unrelated to term life insurance coverage) projected on an actuarial basis of $45,452, $44,621 and $16,877 for each of Messrs.
     Blanchard, Yancey and Anthony, respectively.

STOCK OPTION EXERCISES AND GRANTS

     The following tables provide certain information regarding stock options granted and exercised in the last fiscal year and the number and value of unexercised options at the end of the fiscal year.

--------------------------------------------------------------------------------
                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                             Individual Grants
                                ------------------------------------------------
                                             % of Total                                    Potential
                                             Options/                                      Realized Value at
                                             SARs           Exercise                       Assumed Annual Rates of
                                Options/     Granted to     or                             Stock Price Appreciation
                                SARs         Employees      Base                           For Option Term(1)
                                Granted      in Fiscal      Price          Expiration      ---------------------
Name                            (#)          Year           ($/Share)      Date            5%($)       10% ($)
------------------------------  ------------ -------------- -------------- --------------- ----------  ---------
James H. Blanchard              582,125(2)    10.34%        $18.06         01/19/10        $5,017,918  $12,020,881
                                 92,875(3)     1.65          18.06         01/19/10           800,583    1,917,869
                                417,875(4)     7.42          18.00         05/04/10         3,589,546    8,599,868

James D. Yancey                  57,758(3)     1.03          18.06         01/19/10           497,874    1,192,703
                                500,000(5)     8.88          17.69         06/28/10         4,225,000   10,115,000

Richard E. Anthony               16,217(3)     0.29          18.06         01/19/10           139,791      334,881
                                400,000(5)     7.10          17.69         06/28/10         3,380,000    8,092,000

Walter M. Deriso, Jr.            27,546(3)     0.49          18.06         01/19/10           237,447      568,825
                                400,000(5)     7.10          17.69         06/28/10         3,380,000    8,092,000

G. Sanders Griffith, III         27,279(3)     0.48          18.06         01/19/10           235,145      563,311
                                400,000(5)     7.10          17.69         06/28/10         3,380,000    8,092,000

-----------

(1) The dollar gains under these columns result from calculations using the identified growth rates and are not intended to forecast future price appreciation of Synovus stock.

(2) Options granted on January 20, 2000 at fair market value. Options become exercisable in equal installments when the per share fair market value of Synovus stock meets or exceeds $40, $45 and $50, and in any event on September 12, 2006. Options are transferable to family members.

(3) Options granted on January 20, 2000 at fair market value. Options become exercisable on January 20, 2002. Options are transferable to family members.

(4) Options granted on May 5, 2000 at fair market value. Options become exercisable in equal installments when the per share fair market value of Synovus stock meets or exceeds $40, $45 and $50, and in any event on September 12, 2006. Options are transferable to family members.

                                       14

(5) Options granted on June 29, 2000 at fair market value. Options become exercisable in equal installments when the per share fair market value of Synovus stock meets or exceeds $40, $45 and $50, and in any event on June 29, 2007. Options are transferable to family members.


--------------------------------------------------------------------------------
         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                               OPTION/SAR VALUES

                                                    Number of Securities          Value of
                                                    Underlying Unexercised        Unexercised In-the-Money
                         Shares        Value        Options/SARs at FY-End (#)    Options/SARs at FY-End ($)(1)
                         Acquired on   Realized     --------------------------    -------------------------------
Name                     Exercise (#)  ($)(1)       Exercisable/Unexercisable     Exercisable/Unexercisable
------------------------ ------------  ---------    ---------------------------   -------------------------------
James H. Blanchard          -0-        $-0-         1,124,604 / 2,026,426         $15,355,486 / $17,623,307
James D. Yancey             -0-         -0-           670,719 /   926,945           8,826,233 /   8,836,547
Richard E. Anthony          -0-         -0-           367,092 /   476,189           5,610,088 /   4,088,248
Walter M. Deriso, Jr.       -0-         -0-           147,741 /   475,584           1,569,787 /   4,140,311
G. Sanders Griffith, III    -0-         -0-           320,973 /   608,954           4,325,137 /   5,780,060
----------

(1) Market value of underlying securities at exercise or year-end, minus the exercise or base price.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

     Employment Agreement with Mr. Blanchard. Synovus entered into an Employment Agreement with Mr. Blanchard, Chairman of the Board of Directors and Chief Executive Officer of Synovus, effective September 13, 1999. Under the Employment Agreement, Mr. Blanchard agreed to serve as Chairman and CEO of Synovus for five years, and to remain employed by Synovus for seven years. Under this Agreement, Mr. Blanchard receives a base salary that is determined on an annual basis by the Synovus Compensation Committee. During 2000, Synovus paid Mr. Blanchard a base salary of $685,000 under this Employment Agreement. The Employment Agreement with Mr. Blanchard also provides that Mr. Blanchard will receive deferred compensation totaling $468,000 over a 10 to 15 year period following his death, disability or other termination of employment. This deferred compensation may be forfeited in the event Synovus terminates his employment for cause, he violates a 2-year covenant not to compete, or in the event of his death by suicide.

     Employment Agreement with Mr. Yancey. Synovus has entered into an Employment Agreement with Mr. Yancey, President and Chief Operating Officer of of Synovus. Mr. Yancey's Employment Agreement automatically renews every year and may be terminated upon 30 days prior written notice. Under this Agreement, Mr. Yancey receives a base salary that is determined on an annual basis by the Synovus Compensation Committee. During 2000, Synovus paid Mr. Yancey a base salary of $515,000 under this Employment Agreement. The Employment Agreement with Mr. Yancey also provides that Mr. Yancey will receive deferred compensation totaling $375,000 over a 10 to 15 year period following his death, disability or other termination of employment. This deferred compensation may be forfeited in the event Synovus terminates his employment for cause, he violates a 2-year covenant not to compete, or in the event of his death by suicide.

     Long-Term Incentive Plans. Under the terms of Synovus' 1992, 1994 and 2000 Long-Term Incentive Plans, all awards become automatically vested in the event of a Change of Control, as defined below. Awards under the Plans may include stock options, restricted stock, stock appreciation and performance awards. Messrs. Blanchard, Yancey, Anthony, Deriso and Griffith each have restricted stock and stock options under the Long-Term Incentive Plans.

     Change of Control Agreements. Synovus has entered into Change of Control Agreements with Messrs. Blanchard, Yancey, Anthony, Griffith and Deriso, and certain other executive officers. In the event of a Change of Control, an executive would receive the following:

     * Three times the executive's current base salary and bonus (bonus is defined as the average bonus over the past three years measured as a percentage multiplied by the executive's current base salary).

     *    Three years of medical, life, disability and other welfare benefits.

     * A pro rata bonus through the date of termination for the separation year.

                                       15

     * A cash amount in lieu of a long-term incentive award for the year of separation equal to 1.5 times the normal market grant, if the executive received a long-term incentive award in the year of separation, or 2.5 times the market grant if not.

     In order to receive these benefits, an executive must be actually or constructively terminated within one year following a Change of Control, or the executive may voluntarily or involuntarily terminate employment during the thirteenth month following a Change of Control. A Change of Control under these agreements is defined as: (i) the acquisition of 20% or more of the "beneficial ownership" of Synovus' outstanding voting stock, with certain exceptions for Turner family members; (ii) the persons serving as directors of Synovus as of January 1, 1996, and their replacements or additions, ceasing to comprise at least two-thirds of the Board members; (iii) a merger, consolidation, reorganization or sale of Synovus' assets unless the prior owners of Synovus own more than two-thirds of the new company, no person owns more than 20% of the new company, and two-thirds of the new company's Board members are prior Board members of Synovus; or (iv) a triggering event occurs as defined in the Synovus Rights Agreement. In the event an executive is impacted by the Internal Revenue Service excise tax that applies to certain Change of Control arrangements, the executive would receive additional payments so that he or she would be in the same position as if the excise tax did not apply. The Change of Control Agreements do not provide for any retirement benefits or perquisites.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in cumulative shareholder return on Synovus stock with the cumulative total return of the Standard & Poor's 500 Index and the Keefe, Bruyette & Woods 50 Bank Index for the last five fiscal years (assuming a $100 investment on December 31, 1995 and reinvestment of all dividends).

[Omitted Stock Performance Graph is represented by the following table.]


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
            SYNOVUS FINANCIAL CORP., S&P 500 AND KBW 50 BANK INDEX

               1995      1996      1997      1998      1999      2000
               ----      ----      ----      -----     -----     -----
Synovus        $100      $172      $267      $297      $250      $347

S&P 500        $100      $123      $164      $211      $255      $232

KBW 50         $100      $141      $207      $224      $216      $260

                                       16

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee ("Committee") of Synovus is responsible for the design and oversight of the Synovus executive compensation program, as well as the compensation and other benefit plans in which officers, employees and directors of Synovus and its subsidiaries participate. The Committee has designed its compensation program to attract and retain highly motivated and well-trained executives in order to create superior shareholder value for Synovus shareholders.

     Elements of Executive Compensation. The four elements of executive compensation at Synovus are:

     *      Base Salary
     *      Annual Bonus
     *      Long-Term Incentives
     *      Other Benefits

     The Committee believes that a substantial portion (though not a majority) of an executive's compensation should be at risk based upon performance, both in the short-term (through the annual bonus and the Synovus/TSYS Profit Sharing Plan and the Synovus/TSYS 401(k) Savings Plan) and long-term (through long-term incentives such as stock options and restricted stock awards). The remainder of each executive's compensation is primarily based upon the competitive practices of banks similar in size to Synovus, with a premium added to reflect the past performance of Synouvs and the technology component of TSYS' business ("similar companies"). The Committee believes that this approach is the most appropriate market data to use for determining the compensation of Synovus executives. The companies used for comparison under this approach are not the same companies included in the peer group index appearing in the Stock Performance Graph on page 16. Each element of executive compensation is discussed in detail below.

     Base Salary. Base salary is an executive's annual rate of pay without regard to any other elements of compensation. The primary consideration used by the Committee to determine an executive's base salary is a market comparison of comparable positions within similar companies based upon the executive's level of responsibility and experience. Base salaries are targeted in the median level of similar companies. In addition to market comparisons, individual performance is also considered in determining an executive's base salary, although it does not weigh heavily. Based solely upon market comparisons, the Committee increased Mr. Blanchard's base salary in 2000, as well as the base salaries of Synovus' other executive officers.

     Annual Bonus. The Committee awards annual bonuses under two different plans, the Synovus Executive Bonus Plan (which was approved by Synovus shareholders in 1996 and is being submitted for reapproval in 2001) and the Synovus Incentive Bonus Plan. The Committee selects the participants in each Plan from year to year. For 2000, the Committee selected Messrs. Blanchard and Yancey to participate in the Executive Bonus Plan while Messrs. Anthony,
Deriso and Griffith were selected to participate in the Incentive Bonus Plan. Under the terms of the Plans, bonus amounts are paid as a percentage of base pay based on the achievement of performance goals that are established each year by the Committee. The performance goals may be chosen by the Committee from among the following measurements:

     *    Return on assets;

     *    Net income;

     *    Operating income;

                                       17


     * Non-performing assets and/or loans as a percentage of total assets and/or loans;

     *    Return on capital compared to cost of capital;

     *    Earnings per share and/or earnings per share growth;

     *    Return on equity;

     *    Non-interest expense as a percentage of total expense;

     *    Loan charge-offs as a percentage of loans;

     *    Productivity and expense control;

     * Number of cardholder, merchant and/or other customer accounts processed and/or converted by TSYS;

     * Successful negotiation or renewal of contracts with new and/or existing customers by TSYS;

     *    Stock price; and

     *    Asset growth.

     The Committee established a payout matrix based on attainment of net income goals during 2000 for Mr. Blanchard and Synovus' other executive officers. The maximum percentage payouts under the Plans for 2000 were 75% for Mr. Blanchard, 65% for Mr. Yancey and 60% for Messrs. Anthony, Deriso and Griffith. Synovus' financial performance and each executive's individual performance can reduce the bonus awards determined by the attainment of the goals. In 2000, the Committee did not make bonus awards to any of Synovus' executive officers because the net income goals were not attained.

     Long-Term Incentives. The Committee has awarded long-term incentives in the form of stock options and restricted stock awards to executives. Restricted stock awards are designed to focus executives on the long-term performance of Synovus. Stock options provide executives with the opportunity to buy and maintain an equity interest in Synovus and to share in its capital appreciation. Executives are encouraged to hold the shares received upon the lapse of restrictions on restricted stock awards and upon the exercise of stock options, linking their interests to those of Synovus' shareholders. The Committee has established a payout matrix for long-term grants that uses total shareholder return measured by Synovus' performance (stock price increases plus dividends) and how Synovus' total shareholder return compares to the return of the peer group of companies appearing in the Stock Performance Graph on page 16. For the long-term incentive awards made in 2000, total shareholder return and peer comparisons were measured during the 1997 to 1999 performance period. Under the payout matrix, the Committee awarded Messrs. Blanchard, Yancey, Anthony, Deriso and Griffith stock options of 92,875, 57,758, 16,217, 27,546, and 27,279, respectively, which options become exercisable on January 20, 2002. The Committee also made performace grants of 1,000,000, 500,000, 400,000, 400,000 and 400,000 stock options to Messrs. Blanchard, Yancey, Anthony, Deriso and Griffith, respectively. The options are exercisable in equal installments when the market price of Synovus stock exceeds $40, $45 and $50 per share and in any event seven years from the date of grant (or, in the case of Mr. Blanchard, the expiration of his Employment Agreement). The Committee strongly believes that these performance grants, which are designed to reward Synovus executives for significant growth in shareholder value, are in the best interests of shareholders.

     Other Benefits. Executives receive other benefits that serve a different purpose than the elements of compensation discussed above. In general, these benefits provide retirement income and protection against catastrophic events such as illness, disability and death. Executives generally receive the same benefits offered to the employee population, with the only exceptions designed to promote tax efficiency or to replace other benefits lost due to regulatory limits. The Synovus/TSYS Profit Sharing Plan and the Synovus/TSYS 401(k) Savings Plan, including an excess benefit plan which replaces benefits lost due to regulatory limits (collectively the "Plan"), is the largest component of Synovus' benefits package for executives. The Plan is directly related to the performance of Synovus because the contributions to the Plan, up to a maximum of 14% of an executive's compensation, depend upon Synovus' profitability. For 2000, Mr. Blanchard

                                       18

and Synovus' other executive officers received a Plan contribution of three percent of their compensation, based upon the Plan's profitability formula. The remaining benefits provided to executives are primarily based upon the competitive practices of similar companies.

     The Internal Revenue Code limits the deductibility for federal income tax purposes of annual compensation paid by a publicly held corporation to its chief executive officer and four other highest paid executives for amounts in excess of $1 million, unless certain conditions are met. Because the Committee seeks to maximize shareholder value, the Committee has taken steps to ensure that any compensation paid to its executives in excess of $1 million is deductible. When necessary to meet the requirements for deductibility under the Internal Revenue Code, members of the Committee may abstain from voting on performance based compensation. For 2000, Messrs. Blanchard and Yancey would have been affected by this provision, but for the steps taken by the Committee. The Committee reserves the ability to make awards which do not qualify for full deductibility under the Internal Revenue Code, however, if the Committee determines that the benefits of doing so outweigh full deductibility.

     The Committee believes that its executive compensation program serves the best interests of the shareholders of Synovus. As described above, a substantial portion of the compensation of Synovus' executives is directly related to Synovus' performance. The Committee believes that the performance of Synovus to date validates its compensation philosophy.

The Compensation Committee

Gardiner W. Garrard, Jr.
Mason H. Lampton
V. Nathaniel Hansford

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Gardiner W. Garrard, Jr., Mason H. Lampton and V. Nathaniel Hansford served as members of Synovus' Compensation Committee during 2000. No member of the Committee is a current or former officer of Synovus or its subsidiaries.

     On May 18, 2000, Synovus, Garrard & Jordan Investments, LLC and Gardiner W. Garrard, III, together with an unrelated individual, formed Total Technology Ventures, LLC ("TTV"), a Georgia limited liability company, for the purpose of providing certain administrative services to Total Technology Partners, L.P., a venture capital fund formed in February 2001 (the "Fund"). Garrard & Jordan Investments, LLC was formed by The Jordan Company to invest in TTV. Gardiner W. Garrard, Jr., a director of Synovus, TSYS and Columbus Bank, owns 40% of the outstanding stock of The Jordan Company and serves as its President, and his wife and son, Gardiner W. Garrard, III, each own 4% of its outstanding stock.

     Pursuant to the organizational documents of TTV, Synovus, Garrard & Jordan Investments, LLC and Gardiner W. Garrard, III made initial capital commitments to TTV in the respective amounts of $1,200,000, $400,000 and $200,000. As of the date hereof, 75% of the total capital commitments to TTV have been funded. Synovus, Garrard & Jordan Investments, LLC and Gardiner W. Garrard, III hold the following percentage interests in TTV: 60%, 20% and 10%, respectively. Synovus serves as the manager of TTV. Gardiner W. Garrard, III has responsibility for the day-to-day operations of TTV.

     Synovus has made a capital commitment of $25 million to the Fund, which currently represents an 83% interest in the Fund, and will receive a 5% carried interest in the Fund. The Fund will be managed by Total Technology Associates, LLC, its general partner (the "General

                                       19

Partner"), an entity in which Gardiner W. Garrard, III will own approximately 33%. The General Partner will receive a 15% carried interest in the Fund. The General Partner has entered into an agreement with TTV pursuant to which TTV will provide certain administrative services to the General Partner and advance certain amounts to the General Partner in return for a fee which will approximate the cost of the services and an 18% return on advances.

     In May 2000 and August 2000, respectively, Synovus invested on behalf of the Fund an aggregate of $5,500,000. Synovus has agreed that these investments will be sold to the Fund at a price equal to the total cost of the investments (including transaction costs), plus a carrying cost of 8% per annum. The terms of the transactions are comparable to those between unrelated third parties.

                          TRANSACTIONS WITH MANAGEMENT

     During 2000, the subsidiary banks of Synovus had outstanding loans directly to or indirectly accruing to the benefit of certain of the then directors and executive officers of Synovus, and their related interests. These loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. In the opinion of Synovus' management, such loans do not involve more than normal risks of collectibility or present other unfavorable features. In the future, the subsidiary banks of Synovus expect to have banking transactions in the ordinary course of business with Synovus' directors, executive officers and their related interests.

     Synovus Service Corp., formerly a wholly owned subsidiary of Synovus, and a subsidiary of TSYS leased various properties in Columbus, Georgia from W.C. Bradley Co. for office space and storage during 2000. The rent paid for the space by Synovus Service Corp., which is approximately 35,400 square feet, was approximately $93,678. The rent paid for the space by TSYS' subsidiary, which is approximately 9,558 square feet, was approximately $53,892. The lease agreements were made on substantially the same terms as those prevailing at the time for comparable leases for similar facilities with an unrelated third party in Columbus, Georgia.

     Columbus Bank and W.C.B. Air L.L.C. are parties to a Joint Ownership Agreement pursuant to which they jointly own or lease aircraft. W. C. Bradley Co. owns all of the limited liability company interests of W.C.B. Air. Columbus Bank and W.C.B. Air have each agreed to pay fixed fees for each hour they fly the aircraft owned and/or leased pursuant to the Joint Ownership Agreement. Columbus Bank paid an aggregate sum of $2,571,827 for use of the aircraft during 2000 pursuant to the terms of the Joint Ownership Agreement. This amount represents the charges incurred by Columbus Bank and its affiliated corporations for use of the aircraft, and includes $1,274,764 for TSYS' use of the aircraft, for which Columbus Bank was reimbursed by TSYS.

     TB&C Bancshares, Inc. is a principal shareholder of Synovus. TB&C Bancshares is a "family bank holding company" organized by William B. Turner, and his sisters, Sarah T. Butler and Elizabeth T. Corn. Until recently, TB&C Bancshares was a party to a lease agreement pursuant to which it leased voting and certain other rights in a total of 13,311,843 shares of Synovus stock held in trust by Synovus Trust Company, a subsidiary of Columbus Bank, as Trustee of three trusts for the benefit of Mr. Turner, Mrs. Butler and Mrs. Corn and their respective descendants. During 2000, TB&C Bancshares paid Synovus Trust Company, as Trustee, $1,191,539 pursuant to the terms of the lease agreement, which amount represents the fair market value of the voting rights as determined by an independent appraiser. For family financial planning reasons relating to the TB&C shareholders, this lease agreement was cancelled on January 22, 2001. In connection with such family planning and to simplify the ownership structure of Synovus, TB&C Bancshares and Synovus, upon the approval of their respective Boards of Directors and the Synovus Audit Committee, entered into an agreement on February 16, 2001,

                                       20

under which the 14,309,182 shares of Synovus stock owned by TB&C would be acquired by Synovus in a tax-free exchange for an equal number of shares of such stock, which would be distributed in liquidation to the TB&C shareholders. This transaction is not subject to Synovus shareholder approval, but is subject to numerous conditions, including receipt of a satisfactory private letter ruling from the Internal Revenue Service, and there is no assurance these conditions will be satisfied. William B. Turner, Chairman of the Executive Committee of Synovus and Columbus Bank and a director of TSYS, is an advisory director and shareholder of W.C. Bradley Co. and is an officer, director and (together with his wife) a shareholder of TB&C Bancshares. James H. Blanchard, Chairman of the Board of Synovus, Chairman of the Executive Committee of TSYS and a director of Columbus Bank, is a director of W.C. Bradley Co. Elizabeth C. Ogie, the niece of William B. Turner, is a director of W.C. Bradley Co., Columbus Bank and Synovus and is an officer, director and shareholder of TB&C Bancshares. W. Walter Miller, Jr., the brother-in-law of Elizabeth C. Ogie, is a director of W.C. Bradley Co. and Group Executive and a director of TSYS. Stephen T. Butler, the nephew of William B. Turner, is an officer and director of W.C. Bradley Co., an officer, director and shareholder of TB&C Bancshares and is a director of Columbus Bank. W.B. Turner, Jr., the son of William B. Turner, is an officer and director of W.C. Bradley Co., an officer, director and shareholder of TB&C Bancshares and a director of Columbus Bank. John T. Turner, the son of William
B. Turner, is an officer and director of W.C. Bradley Co., a shareholder of TB&C Bancshares and a director of Columbus Bank. Sarah T. Butler and Elizabeth T. Corn, the sisters of William B. Turner, are shareholders of W.C. Bradley Co., are officers, directors and (together with their husbands) shareholders of TB&C Bancshares and may be deemed to be principal shareholders of Synovus as a result of their relationship with TB&C Bancshares.

     Bradley & Hatcher, a law firm located in Columbus, Georgia, was paid approximately $36,000 for the performance of legal services on behalf of certain of Synovus' subsidiaries during 2000. Richard Y. Bradley, a director of Synovus, Columbus Bank and TSYS, is a partner of Bradley & Hatcher.

     For information about transactions with entities that are affiliates of Gardiner W. Garrard, Jr., a director of Synovus, see "Compensation Committee Interlocks and Insider Participation" immediately above.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth the number of shares of Synovus stock held by the only known holders of more than 5% of the outstanding shares of Synovus stock as of December 31, 2000 (subject to note (3)).

                                                   Percentage of
                         Shares of                 Outstanding Shares of
                         Synovus Stock             Synovus Stock
Name and Address of      Beneficially Owned        Beneficially Owned
Beneficial Owner         as of 12/31/00            as of 12/31/00
-----------------------  -----------------------   ---------------------------
Synovus Trust Company        35,563,014(1)              12.5%
1148 Broadway
Columbus, Georgia 31901

TB&C Bancshares, Inc.(2)     27,621,025                 10.0
1017 Front Avenue
Columbus, Georgia 31901

William B. Turner(2)         30,282,293(3)(4)           10.6
P.O. Box 120
Columbus, Georgia 31902

                                       21

Sue Marie Turner(2)          16,897,204(3)(4)            5.9
P.O. Box 120
Columbus, Georgia 31902

Sarah T. Butler(2)           30,347,646(3)(5)           10.7
P.O. Box 120
Columbus, Georgia 31902

Clarence C. Butler(2)        17,035,803(3)(5)            6.0
P.O. Box 120
Columbus, Georgia 31902

Elizabeth T. Corn(2)         30,743,119(3)(6)           10.8
P.O. Box 120
Columbus, Georgia 31902

Lovick P. Corn(2)            17,431,276(3)(6)            6.1
P.O. Box 120
Columbus, Georgia 31901

W.B. Turner, Jr.(2)          30,279,671(3)(7)           10.6
P.O. Box 120
Columbus, Georgia 31902

Stephen T. Butler(2)         30,300,452(3)(8)           10.6
P.O. Box 120
Columbus, Georgia 31902

Elizabeth C. Ogie(2)         30,410,897(3)(9)           10.7
P.O. Box 120
Columbus, Georgia 31902

-----------------------------------

(1) As of December 31, 2000, the banking and trust company subsidiaries of Synovus, including Columbus Bank through its wholly owned subsidiary
     Synovus Trust Company, held in various fiduciary capacities a total of 37,370,074 shares of Synovus stock as to which they possessed sole or shared voting or investment power. Of this total, Synovus Trust Company held 20,799,785 shares as to which it possessed sole investment power, 20,443,304 shares as to which it possessed sole voting power, 825,336 shares as to which it possessed shared voting power and 14,272,920 shares as to which it possessed shared investment power at year end subject to the changes described in note (3). The other banking and trust subsidiaries of Synovus held 1,042,735 shares as to which they possessed sole voting power, 1,074,705 shares as to which they possessed sole investment power, 499,258 shares as to which they possessed shared voting power and 594,828 shares as to which they possessed shared investment power. In addition, as of December 31, 2000, Synovus Trust Company and the banking and trust subsidiaries of Synovus held in various agency capacities an additional
     21,617,738 and 622,592 shares, respectively (a total of 22,240,330), of Synovus stock as to which they possessed no voting or investment power.
     Synovus and its subsidiaries disclaim beneficial ownership of all shares of Synovus stock which are held by them in various fiduciary and agency capacities.

(2) TB&C Bancshares, Inc. is a "family bank holding company" organized by William B. Turner (the Chairman of Synovus' Executive Committee) and his sisters, Sarah T. Butler and Elizabeth T. Corn.

                                       22

     The six directors of TB&C Bancshares, Mr. Turner, Mmes. Butler and Corn,
     Elizabeth C. Ogie (the daughter of Mrs. Corn), Stephen T. Butler (the son of Mrs. Butler), and William B. Turner, Jr. (the son of Mr. Turner), are each shown as the beneficial owners of the 27,621,025 shares of Synovus stock beneficially owned by TB&C Bancshares at year end and subject to the changes described in note (3). As Mrs. Turner, Mr. Butler and Mr. Corn are each principal shareholders of TB&C Bancshares, each of them may be deemed to share certain investment power as to the 14,309,182 shares of Synovus stock owned directly by TB&C Bancshares.

(3)  Includes 14,309,182 shares of Synovus stock individually owned by TB&C
     Bancshares; 2,568,205 shares held by a charitable foundation of which each of the directors of TB&C Bancshares (as well as each of Mrs. Turner, Mr.
     Butler and Mr. Corn) is a trustee; in the case of Mr. and Mrs. Corn and Mrs. Ogie, 127,095 shares of Synovus stock held by a charitable foundation of which Mr. and Mrs. Corn and Mrs. Ogie are trustees; and in the case of each of the directors of TB&C Bancshares 13,311,843 shares of Synovus stock beneficially owned by TB&C Bancshares at year end pursuant to a lease agreement between TB&C Bancshares and Synovus Trust Company as Trustee of three trusts for the benefit of Mr. Turner, Mrs. Butler and Mrs. Corn and their respective descendants. On January 22, 2001, TB&C Bancshares cancelled the lease agreement under which it had leased voting and certain other rights from Synovus Trust Company as Trustee with respect to the 13,311,843 shares (4.67%) of Synovus stock held in these three trusts. As a result, no principal shareholder, other than Synovus Trust Company as Trustee, continues to have any beneficial ownership as a result of sharing voting or investment power as to these shares, but each of Mr. Turner, Mrs.
     Butler and Mrs. Corn and their respective descendants are the beneficiaries of one of these trusts, each of which holds 4,437,281 shares (1.56%) of Synovus stock.

(4) In addition to the shares of Synovus stock described in footnote 3 above, Mr. Turner possessed sole voting and investment power with respect to 72,634 shares and shared voting and investment power with respect to 19,817 shares of Synovus stock and Mrs. Turner possessed shared voting and investment power with respect to 19,817 shares of Synovus stock.

(5) In addition to the shares of Synovus stock described in footnote 3 above, Mr. and Mrs. Butler possessed shared voting and investment power with respect to 158,416 shares of Synovus stock.

(6) In addition to the shares of Synovus stock described in footnote 3 above, Mr. and Mrs. Corn possessed shared voting and investment power with respect to 426,794 shares of Synovus stock.

(7) In addition to the shares of Synovus stock described in footnote 3 above, Mr. Turner possessed sole voting and investment power with respect to 74,800 shares and shared voting and investment power with respect to 15,641 shares of Synovus stock.

(8) In addition to the shares of Synovus stock described in footnote 3 above, Mr. Butler possesssed sole voting and investment power with respect to 106,278 shares and shared voting and investment power with respect to 4,944 shares of Synovus stock.

(9) In addition to the shares of Synovus stock described in footnote 3 above, Mrs. Ogie possessed sole voting and investment power with respect to 62,105 shares and shared voting or investment power with respect to 32,467 shares of Synovus stock.

                                       23

       RELATIONSHIPS BETWEEN SYNOVUS, COLUMBUS BANK, TSYS AND CERTAIN OF
                      SYNOVUS' SUBSIDIARIES AND AFFILIATES

BENEFICIAL OWNERSHIP OF TSYS STOCK BY COLUMBUS BANK

     The following table sets forth, the number of shares of TSYS stock beneficially owned by Columbus Bank, the only known beneficial owner of more than 5% of the issued and outstanding shares of TSYS stock, as of December 31, 2000.


--------------------------------------------------------------------------------
                                                  Percentage of
                         Shares of                Outstanding Shares of
                         TSYS Stock               TSYS Stock
Name and Address of      Beneficially Owned       Beneficially Owned
Beneficial Owner         as of 12/31/00           as of 12/31/00
-----------------------  ------------------------ ------------------------
Columbus Bank
and Trust Company        157,455,980(1)(2)          80.9%
1148 Broadway
Columbus, Georgia 31901

-----------------

(1)  Columbus Bank individually owns these shares.

(2) As of December 31, 2000, Synovus Trust Company held in various fiduciary capacities a total of 1,625,550 shares (.83%) of TSYS stock. Of this total, Synovus Trust Company held 1,310,464 shares as to which it possessed sole voting power, 1,269,825 shares as to which it possessed sole investment power, 268,665 shares as to which it possessed shared voting power and 275,535 shares as to which it possessed shared investment power.
     In addition, as of December 31, 2000, Synovus Trust Company held in various agency capacities an additional 2,108,339 shares of TSYS stock as to which it possessed no voting or investment power. Synovus and Synovus Trust
     Company disclaim beneficial ownership of all shares of TSYS stock which are held by Synovus Trust Company in various fiduciary and agency capacities.

     Columbus Bank, by virtue of its ownership of 157,455,980 shares, or 80.9% of the outstanding shares of TSYS stock on December 31, 2000, presently controls TSYS. Synovus presently controls Columbus Bank.

INTERLOCKING DIRECTORATES OF SYNOVUS, COLUMBUS BANK AND TSYS

     Seven of the members of and nominees to serve on Synovus' Board of Directors also serve as members of the Boards of Directors of TSYS and Columbus Bank. They are James H. Blanchard, Richard Y. Bradley, Gardiner W. Garrard, Jr., John P. Illges, III, H. Lynn Page, William B. Turner and James D. Yancey. Elizabeth C. Ogie serves as a member of the Board of Directors of Columbus Bank and Alfred W. Jones III serves as a member of the Board of Directors of TSYS. Mason H. Lampton serves on the Board of Directors of TSYS and as an Advisory Director of Columbus Bank.

TSYS STOCK OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table sets forth the number of shares of TSYS stock beneficially owned by each of Synovus' directors, by each executive officer named in the Summary Compensation Table on page 13 and by all directors and executive officers as a group as of December 31, 2000.

                                       24

--------------------------------------------------------------------------------
                                  Shares of            Shares of
                                 TSYS Stock           TSYS Stock                             Percentage of
                               Beneficially         Beneficially               Total           Outstanding
                                 Owned with           Owned with           Shares of             Shares of
                                Sole Voting        Shared Voting          TSYS Stock            TSYS Stock
                             and Investment       and Investment        Beneficially          Beneficially
                                Power as of          Power as of         Owned as of           Owned as of
 Name                              12/31/00             12/31/00            12/31/00              12/31/00
---------------------------  -------------------  --------------------- -------------------  -------------
 Richard E. Anthony                   -----               -----                -----                 ---
 Joe E. Beverly                       -----               -----                -----                 ---
 James H. Blanchard                 784,812             360,480            1,145,292                   *
 Richard Y. Bradley                  23,025               5,000               28,025                   *
 Walter M. Deriso, Jr.                3,829               3,929                7,758                   *
 C. Edward Floyd, M.D.                -----               -----                -----                 ---
 Gardiner W. Garrard, Jr.            15,227               -----               15,227                   *
 G. Sanders Griffith, III            19,422(1)            -----               19,422                   *
 V. Nathaniel Hansford                -----               1,556                1,556                   *
 John P. Illges, III                105,169              81,750              186,919                   *
 Alfred W. Jones III                  -----               -----                -----                 ---
 Mason H. Lampton                    40,985             104,234(2)           145,219                   *
 Elizabeth C. Ogie                    7,200              46,095               53,295                   *
 H. Lynn Page                       323,285             328,808              652,093                   *
 Robert V. Royall                    60,000               -----               60,000                   *
 Melvin T. Stith                      -----               -----                -----                 ---
 William B. Turner                  163,309             576,000              739,309                   *
 James D. Yancey                    778,039              24,000              802,039                   *
 Directors and Executive
  Officers as a Group
     (22 persons)                 2,343,057           1,531,852            3,874,909                 2.0

*Less than one percent of the outstanding shares of TSYS stock.
-------------------

(1)  Includes 16,734 shares of TSYS stock with respect to which Mr.
     Griffith has no investment power.

(2)  Includes 28,800 shares of TSYS stock held in a trust for which Mr.
     Lampton is not the trustee. Mr. Lampton disclaims beneficial ownership of such shares.

TRANSACTIONS AND AGREEMENTS BETWEEN SYNOVUS, COLUMBUS BANK, TSYS AND CERTAIN OF SYNOVUS' SUBSIDIARIES

     During 2000, Columbus Bank and certain of Synovus' other banking subsidiaries received bankcard data processing services from TSYS. The bankcard data processing agreement between Columbus Bank and TSYS can be terminated by Columbus Bank upon 60 days prior written notice to TSYS or terminated by TSYS upon 180 days prior written notice to Columbus Bank. During 2000, TSYS derived $12,281,914 in revenues from Columbus Bank and certain of Synovus' other banking subsidiaries for the performance of bankcard data processing services and $256,126 in revenues from Synovus and its subsidiaries for the performance of other data processing services. TSYS' charges to Columbus Bank and Synovus' other banking subsidiaries for bankcard and other data processing services are comparable to, and are determined on the same basis as, charges by TSYS to similarly situated unrelated third parties.

     Synovus Service Corp., formerly a wholly owned subsidiary of Synovus, provided various services to Synovus' subsidiary companies during 2000, including TSYS. TSYS and Synovus Service Corp. were parties to a Lease Agreement pursuant to which Synovus Service Corp. leased from TSYS office space for lease payments aggregating $197,597 during 2000. Synovus Service

                                       25

Corp. also paid TSYS $63,806 during 2000 for data processing services. The terms of these transactions are comparable to those which could have been obtained in transactions with unaffiliated third parties.

     During 2000, Synovus and TSYS, and Synovus Service Corp. and TSYS, were parties to Management Agreements pursuant to which Synovus and Synovus Service Corp. provided certain management services to TSYS. During 2000, these services included human resource services, maintenance services, security services, communication services, corporate education services, travel services, investor relations services, corporate governance services, legal services, regulatory and statutory compliance services, executive management services performed on behalf of TSYS by certain of Synovus' officers and financial services. As compensation for management services provided during 2000, TSYS paid Synovus and Synovus Service Corp. management fees of $1,703,840 and $8,070,260, respectively. In addition, Synovus and TSYS are parties to Management Agreements pursuant to which TSYS provided management services to Synovus in connection with TSYS' assistance in managing the businesses of ProCard, Inc. and TSYS Total Debt Management, Inc., both of which are wholly owned subsidiaries of Synovus. As compensation for management services provided during 2000, Synovus paid TSYS management fees of $504,967 in connection with TSYS Total Debt Management, Inc. and $176,544 in connection with ProCard, Inc. Management fees are subject to future adjustments based upon charges at the time by unrelated third parties for comparable services.

     During 2000, Synovus Trust Company served as trustee of various employee benefit plans of TSYS. During 2000, TSYS paid Synovus Trust Company trustee's fees under these plans of $391,414.

     During 2000, Columbus Depot Equipment Company, a wholly owned subsidiary of TSYS, and Columbus Bank and 9 of Synovus' other subsidiaries were parties to Lease Agreements pursuant to which Columbus Bank and 9 of Synovus' other subsidiaries leased from Columbus Depot Equipment Company computer related equipment for bankcard and bank data processing services for lease payments aggregating $64,004. The terms, conditions and rental rates provided for in these Agreements are comparable to corresponding terms, conditions and rates provided for in leases of similar equipment offered by unrelated third parties.

     During 2000, Synovus Technologies, Inc., formerly a wholly owned subsidiary of Synovus, paid TSYS $118,322 for data links, network services and other miscellaneous items related to the data processing services which Synovus Technologies provides to its customers, which amount was reimbursed to Synovus Technologies by its customers. During 2000, Synovus Technologies paid TSYS $24,900 primarily for computer processing services. During 2000, TSYS paid Synovus Technologies $1,688,676 for lockbox services. The charges for processing and other services are comparable to those between unrelated third parties.

     During 2000, pointpathbank, N.A., a wholly owned subsidiary of Synovus, paid DotsConnect, Inc. $514,640 in connection with Web hosting services and Columbus Bank paid DotsConnect $30,867 in connection with online customer support services. The charges paid for these services are comparable to those between unrelated third parties.

     During 2000, Synovus, Columbus Bank and other Synovus subsidiaries paid to Columbus Productions, Inc. and TSYS Total Solutions, Inc., wholly owned subsidiaries of TSYS, an aggregate of $6,529,779 for printing, correspondence and facilities management services. The charges for these services are comparable to those between unrelated third parties.

     During 2000, Columbus Bank leased office space from TSYS for lease payments of $39,405. During 2000, TSYS and its subsidiaries were paid $4,772,461 of interest by Columbus Bank in connection with deposit accounts with, and commercial paper purchased from, Columbus Bank. The lease payments and interest rates are comparable to those in transactions between unrelated third parties.

                                       26

     TSYS has entered into an agreement with Columbus Bank with respect to the use of aircraft owned or leased by Columbus Bank and W.C.B. Air L.L.C. Columbus Bank and W.C.B.Air are parties to a Joint Ownership Agreement pursuant to which they jointly own or lease aircraft. TSYS paid Columbus Bank $1,274,764 for its use of the aircraft during 2000. The charges payable by TSYS to Columbus Bank in connection with its use of this aircraft approximate charges available to unrelated third parties in the State of Georgia for use of comparable aircraft for commercial purposes.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Synovus' officers and directors, and persons who own more than ten percent of Synovus stock, to file reports of ownership and changes in ownership on Forms 3,4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish Synovus with copies of all Section 16(a) forms they file.

     To Synovus' knowledge, based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, Synovus believes that during the fiscal year ended December 31, 2000 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Mr. Garrard reported eight gifts on one late Form 5 report.

                              INDEPENDENT AUDITORS

APPOINTMENT OF INDEPENDENT AUDITORS

     On March 8, 2001, Synovus' Board of Directors appointed KPMG LLP as the independent auditors to audit the consolidated financial statements of Synovus and its subsidiaries for the fiscal year ending December 31, 2001. The Board of Directors knows of no direct or material indirect financial interest by KPMG in Synovus or any of its subsidiaries, or of any connection between KPMG and Synovus or any of its subsidiaries, in any capacity as promoter, underwriter, voting trustee, director, officer, shareholder or employee.

     Representatives of KPMG will be present at Synovus' 2001 Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

FEES

     The following table sets forth the aggregate fees billed to Synovus in the identified categories for the fiscal year ended December 31, 2000 by KPMG.

                          Financial Information
                            Systems Design and                    All other
Audit Fees                 Implementation Fees                    Fees
----------                ---------------------                  ---------
$727,000 (1)               $ 0                                    $1,157,000 (2)

(1) Amount includes fees for a stand alone audit of TSYS by KPMG.
(2) Amount includes fees for services, other than audit, provided to TSYS by KPMG.

                                       27

     The Audit Committee has considered whether the provision of services to Synovus, other than audit services, is compatible with maintaining KPMG's independence.

                              GENERAL INFORMATION

FINANCIAL INFORMATION

     Consolidated financial statements for Synovus and its subsidiaries are attached as a Financial Appendix to this Proxy Statement and are included in the Annual Report on Form 10-K as filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. A copy of the 2000 Form 10-K (excluding exhibits) will be furnished, without charge, by writing to the Corporate Secretary, Synovus Financial Corp., 901 Front Avenue, Suite 301, Columbus, Georgia 31901.

SHAREHOLDER PROPOSALS FOR THE 2002 PROXY STATEMENT

     Any shareholder satisfying the Securities and Exchange Commission requirements and wishing to submit a proposal to be included in the Proxy Statement for the 2002 Annual Meeting of Shareholders should submit the proposal in writing to the Secretary, Synovus Financial Corp., 901 Front Avenue, Suite 301, Columbus, Georgia 31901. Synovus must receive a proposal by November 16, 2001 in order to consider it for inclusion in the Proxy Statement for the 2002 Annual Meeting of Shareholders.

DIRECTOR NOMINEES OR OTHER BUSINESS FOR PRESENTATION AT THE ANNUAL MEETING

     Shareholders who wish to present director nominations or other business at the Annual Meeting are required to notify the Secretary of their intent between December 16, 2001 and January 30, 2002 and the notice must provide information as required in the bylaws, or the persons appointed as proxies may exercise their discretionary voting authority with respect to the proposal. A copy of these bylaw requirements will be provided upon request in writing to the Secretary, Synovus Financial Corp., 901 Front Avenue, Suite 301, Columbus, Georgia 31901. This requirement does not apply to the deadline for submitting shareholder proposals for inclusion in the Proxy Statement (see "Shareholder Proposals for the 2002 Proxy Statement" above), nor does it apply to questions a shareholder may wish to ask at the meeting.

SOLICITATION OF PROXIES

     Synovus will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Synovus by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means. Synovus will reimburse brokerage firms, nominees, custodians, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners.

HOUSEHOLDING

         The Securities and Exchange Commission recently adopted amendments to its proxy rules which permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. Synovus is not householding proxy materials for its shareholders of record in connection with its 2001 Annual Meeting. However, we have been notified that certain intermediaries will household proxy materials. If you hold your shares of Synovus stock through a broker or bank that has determined to household proxy materials:

         . Only one annual report and proxy statement will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary;

                                       28

         . You can contact Synovus by calling (706) 649-5220 or by writing Director of Investor Relations, Synovus Financial Corp., P.O. Box 120, Columbus, Georgia 31902 to request a separate copy of the annual report and proxy statement for the 2001 Annual Meeting and for future meetings or you can contact your bank or broker to make a similar request; and

         . You can request delivery of a single copy of annual reports or proxy statements from your bank or broker if you share the same address as another Synovus shareholder and your bank or broker has determined to household proxy materials.


     The above Notice of Annual Meeting and Proxy Statement are sent by order of the Synovus Board of Directors.


                                 /s/James H. Blanchard
                                 JAMES H. BLANCHARD
                                 Chairman of the Board


March 15, 2001

                                       29

                                   APPENDIX A

                             SYNOVUS FINANCIAL CORP.

            Charter of the Audit Committee of the Board of Directors

I.       Audit Committee Purpose

         The Audit Committee is appointed by the Board of Directors to assist it in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

         . Monitor the quality and integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, regulatory and legal compliance.

         . Monitor the independence and performance of the Company's independent auditors and internal auditing activities.

         . Provide an avenue of communication among the independent auditors, management, internal audit, and the Board of Directors.

         The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Committee will recommend actions to the Board of Directors as the Committee deems appropriate. The Committee will undertake such additional activities within the scope of its primary functions as the Committee deems appropriate.

         The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.      Audit Committee Composition

         Audit Committee members shall meet the requirements of the New York Stock Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board of Directors, each of whom shall be independent directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

III.     Audit Committee Responsibilities and Duties

         Review Procedures

         1. The Audit Committee shall review and reassess the adequacy of this Charter at least annually, submit the Charter to the Board of Directors for approval and include a copy of the Charter as an appendix to the Company's proxy statement at least every three years, in accordance with SEC regulations.

         2. The Audit Committee shall review the Company's annual audited financial statements prior to filing or distribution and discuss with management and the independent auditors any significant issues regarding accounting principles, practices, and judgments.

                                      A-1

         3. The Audit Committee shall review significant findings prepared by the independent auditors and internal audit, together with management's responses.

         Independent Auditors

         4. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee and the Board of Directors are responsible for selection, evaluation and replacement of the independent auditors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

         5. The Audit Committee is responsible for ensuring that the outside auditors submit on a periodic basis to the Audit Committee a formal written statement delineating all relationships between the auditors and the Company and is responsible for actively engaging in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditors. The Audit Committee is responsible for recommending that the Board of Directors take appropriate action in response to the outside auditors' report to satisfy itself of the outside auditors' independence.

         6. The Audit Committee shall approve the fees and other significant compensation to be paid to the independent auditors.

         7. The Audit Committee shall review the independent auditors' audit plan, including discussion of the scope, staffing, reliance upon management, and internal audit and general audit approach.

         8. Prior to the Company filing its Annual Report on Form 10-K with the SEC, the Audit Committee shall discuss the results of the audit with the independent auditors, and shall discuss certain matters required to be communicated by independent auditors to audit committees in accordance with AICPA Statement of Auditing Standards No. 61.

         Internal Audit

         9. The Audit Committee shall review the budget, plan, organizational structure, and staffing of internal audit.

         10. The Audit Committee shall review significant reports prepared by internal audit together with management's response and follow-up to these reports.

         Other Audit Committee Responsibilities

         11. The Audit Committee shall review the appointment, performance and replacement of the senior internal audit executive.

         12. The Audit Committee shall annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.


                                       A-2




FINANCIAL APPENDIX                                                        [LOGO]

                         [SYNOVUS FINANCIAL CORP. LOGO]

Consolidated Balance Sheets as of December 31, 2000 and 1999 .......................................   F-2

Consolidated Statements of Income for the Years ended December 31, 2000, 1999, and 1998 ............   F-3

Consolidated Statements of Changes In Shareholders' Equity
       for the Years ended December 31, 2000, 1999, and 1998 .......................................   F-4

Consolidated Statements of Cash Flows for the Years ended December 31, 2000, 1999, and 1998 ........   F-5

Notes to Consolidated Financial Statements .........................................................   F-6

Report of Financial Responsibility .................................................................   F-24

Independent Auditors' Report .......................................................................   F-25

Selected Financial Data ............................................................................   F-26

Financial Review ...................................................................................   F-27

Summary of Quarterly Financial Data, Unaudited .....................................................   F-48


                             SYNOVUS FINANCIAL CORP. ANNUAL REPORT 2000      F-1

CONSOLIDATED BALANCE SHEETS                                               [LOGO]


    (In thousands, except share data)

   DECEMBER 31,                                                                                          2000             1999
   -----------------------------------------------------------------------------------------------------------------------------
   ASSETS
   Cash and due from banks, including $10,017 and $3,783 in 2000 and 1999, respectively,
      on deposit to meet Federal Reserve requirements ............................................   $    558,054        466,543
   Interest earning deposits with banks ..........................................................          3,806          1,928
   Federal funds sold ............................................................................        375,765         92,093
   Mortgage loans held for sale ..................................................................        108,234         83,145
   Investment securities available for sale (note 3) .............................................      1,807,039      1,716,678
   Investment securities held to maturity (fair value of $275,233
      and $273,504 in 2000 and 1999, respectively) (note 3) ......................................        270,889        277,279
   Loans, net of unearned income (note 4) ........................................................     10,751,887      9,068,239
   Allowance for loan losses (note 4) ............................................................       (147,867)      (127,558)
                                                                                                     ------------     ----------
            Loans, net ...........................................................................     10,604,020      8,940,681
                                                                                                     ------------     ----------

   Premises and equipment, net (note 7) ..........................................................        526,988        437,309
   Other assets (note 5) .........................................................................        653,297        531,345
                                                                                                     ------------     ----------
            Total assets .........................................................................   $ 14,908,092     12,547,001
                                                                                                     ============     ==========
   LIABILITIES AND SHAREHOLDERS' EQUITY
   Liabilities:
      Deposits (note 6):
         Non-interest bearing ....................................................................   $  1,726,817      1,625,313
         Interest bearing ........................................................................      9,434,893      7,814,774
                                                                                                     ------------     ----------
            Total deposits .......................................................................     11,161,710      9,440,087

      Federal funds purchased and securities sold under agreement to repurchase (note 7) .........      1,039,900      1,261,391
      Long-term debt (note 7) ....................................................................        840,859        318,620
      Other liabilities (notes 12, 13, and 15) ...................................................        367,562        235,949
                                                                                                     ------------     ----------
            Total liabilities ....................................................................     13,410,031     11,256,047
                                                                                                     ------------     ----------
   Minority interest in consolidated subsidiaries ................................................         80,890         64,285

   Shareholders' equity (notes 2, 3, 11, and 13):
      Common stock -- $1.00 par value. Authorized 600,000,000 shares; issued 284,818,042 in 2000
         and 282,189,425 in 1999; outstanding 284,642,778 in 2000 and 282,014,161 in 1999 ........        284,818        282,189
      Surplus ....................................................................................        107,652         79,190
      Treasury stock -- 175,264 shares ...........................................................         (1,285)        (1,285)
      Unamortized restricted stock ...............................................................           (381)        (1,293)
      Accumulated other comprehensive income (loss) ..............................................          5,936        (30,134)
      Retained earnings ..........................................................................      1,020,431        898,002
                                                                                                     ------------     ----------
            Total shareholders' equity ...........................................................      1,417,171      1,226,669
                                                                                                     ------------     ----------
      Commitments and contingencies (note 10)
            Total liabilities and shareholders' equity ...........................................   $ 14,908,092     12,547,001
                                                                                                     ============     ==========

See accompanying notes to consolidated financial statements.


F-2     SYNOVUS FINANCIAL CORP.     ANNUAL REPORT 2000

CONSOLIDATED STATEMENTS OF INCOME                                         [LOGO]


   (In thousands, except per share data)

   YEARS ENDED DECEMBER 31,                                                                2000          1999         1998
   -------------------------------------------------------------------------------------------------------------------------
   Interest income:
      Loans, including fees ......................................................      $  956,570      758,517      673,288
      Investment securities:
         U.S. Treasury and U.S. Government agencies ..............................          83,528       81,140       80,638
         Mortgage-backed securities ..............................................          30,337       26,167       17,708
         State and municipal .....................................................           9,949        8,650        7,482
         Other investments .......................................................           3,426        2,907        2,497
      Mortgage loans held for sale ...............................................           8,095        7,659        5,502
      Federal funds sold .........................................................           5,736        2,879        5,152
      Interest earning deposits with banks .......................................             164           88           51
                                                                                        ----------     --------     --------
            Total interest income ................................................       1,097,805      888,007      792,318
                                                                                        ----------     --------     --------

   Interest expense:
      Deposits (note 6) ..........................................................         420,173      323,752      314,036
      Federal funds purchased and securities sold under agreement to repurchase ..          78,445       39,427       15,413
      Long-term debt .............................................................          36,855       11,534        7,804
                                                                                        ----------     --------     --------
            Total interest expense ...............................................         535,473      374,713      337,253
                                                                                        ----------     --------     --------

            Net interest income ..................................................         562,332      513,294      455,065
   Provision for losses on loans (note 4) ........................................          44,341       34,007       26,882
                                                                                        ----------     --------     --------
            Net interest income after provision for losses on loans ..............         517,991      479,287      428,183
                                                                                        ----------     --------     --------

   Non-interest income:
      Data processing services ...................................................         559,306      490,154      365,605
      Service charges on deposit accounts ........................................          76,002       70,161       62,884
      Fees for trust services ....................................................          22,204       20,031       15,341
      Brokerage revenue ..........................................................          16,063       14,076       11,429
      Mortgage banking income ....................................................          21,741       21,196       21,366
      Credit card fees ...........................................................          19,129       15,123       13,581
      Securities gains, net (note 3) .............................................             781        1,202        1,299
      Other operating income (note 18) ...........................................         118,287      107,822       90,708
                                                                                        ----------     --------     --------
            Total non-interest income ............................................         833,513      739,765      582,213
                                                                                        ----------     --------     --------

   Non-interest expense:
      Salaries and other personnel expense (notes 12 and 13) .....................         495,477      457,741      390,142
      Net occupancy and equipment expense (notes 5 and 10) .......................         225,675      208,197      158,218
      Other operating expenses (note 18) .........................................         202,122      190,611      147,452
                                                                                        ----------     --------     --------
            Total non-interest expense ...........................................         923,274      856,549      695,812
                                                                                        ----------     --------     --------

   Minority interest in subsidiaries' net income .................................          16,495       13,188       10,559

            Income before income taxes ...........................................         411,735      349,315      304,025
   Income tax expense (note 15) ..................................................         149,178      124,008      107,560
                                                                                        ----------     --------     --------

            Net income ...........................................................      $  262,557      225,307      196,465
                                                                                        ==========     ========     ========

   Net income per share (notes 9 and 13):
      Basic ......................................................................      $      .93          .80          .72
                                                                                        ==========     ========     ========

      Diluted ....................................................................             .92          .80          .71
                                                                                        ==========     ========     ========

   Weighted average shares outstanding (notes 9 and 13):
      Basic ......................................................................         283,552      280,016      272,416
                                                                                        ==========     ========     ========

      Diluted ....................................................................         286,882      283,355      277,223
                                                                                        ==========     ========     ========

See accompanying notes to consolidated financial statements.


                             SYNOVUS FINANCIAL CORP. ANNUAL REPORT 2000     F-3

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY               [LOGO]

   (In thousands, except per share data)



                                                                          SHARES          COMMON                         TREASURY
YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998                             ISSUED           STOCK           SURPLUS         STOCK
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997 .....................................        270,324        $ 270,324          31,529        (1,307)
Net income .......................................................             --               --              --            --
Other comprehensive income, net of tax (note 8):
    Change in unrealized gains/losses on investment securities
     available for sale, net of reclassification adjustment ......             --               --              --            --
    Gain on foreign currency translation .........................             --               --              --            --

    Other comprehensive income ...................................             --               --              --            --

Comprehensive income .............................................             --               --              --            --

Issuance of common stock for acquisitions (note 2) ...............          6,436            6,436          14,517            --
Cash dividends declared -- $.29 per share ........................             --               --              --            --
Cash dividends of pooled subsidiaries prior to acquisition .......             --               --              --            --
Amortization of restricted stock (note 13) .......................             --               --              36            --
Stock options exercised (note 13) ................................          2,050            2,050           8,060            --
Stock option tax benefit .........................................             --               --           5,351            --
Treasury stock purchased by subsidiary prior to acquisition ......             --               --              --        (3,792)
Ownership change at majority-owned subsidiary ....................             --               --             141            --
Fractional shares for stock split ................................             (3)              (3)            (77)           --
Commitment of stock donation to charitable foundation ............             --               --             100            --
                                                                        ---------        ---------        --------       -------
Balance at December 31, 1998 .....................................        278,807          278,807          59,657        (5,099)


Net income .......................................................             --               --              --            --
Other comprehensive loss, net of tax (note 8):
    Change in unrealized gains/losses on investment
     securities available for sale, net of
     reclassification adjustment .................................             --               --              --            --
    Loss on foreign currency translation .........................             --               --              --            --

    Other comprehensive loss .....................................             --               --              --            --

Comprehensive income .............................................             --               --              --            --

Issuance of common stock for acquisitions (note 2) ...............          2,325            2,325           9,269            --
Issuance of treasury stock for purchase acquisition (note 2) .....             --               --              --         1,860
Cash dividends declared -- $.36 per share ........................             --               --              --            --
Cash dividends of pooled subsidiaries prior to acquisition .......             --               --              --            --
Amortization of restricted stock (note 13) .......................             --               --              --            --
Stock options exercised (note 13) ................................          1,150            1,150           5,620            --
Stock option tax benefit .........................................             --               --           7,390            --
Retirement of subsidiary's treasury stock upon acquisition .......            (93)             (93)         (1,861)        1,954
Ownership change at majority-owned subsidiary ....................             --               --            (985)           --
Commitment of stock donation to charitable foundation ............             --               --             100            --
                                                                        ---------        ---------        --------       -------
BALANCE AT DECEMBER 31, 1999 .....................................        282,189          282,189          79,190        (1,285)
NET INCOME .......................................................             --               --              --            --
OTHER COMPREHENSIVE INCOME, NET OF TAX (NOTE 8):
   CHANGE IN UNREALIZED GAINS/LOSSES ON INVESTMENT
    SECURITIES AVAILABLE FOR SALE, NET OF RECLASSIFICATION
    ADJUSTMENT ...................................................             --               --              --            --
   LOSS ON FOREIGN CURRENCY TRANSLATION ..........................             --               --              --            --

   OTHER COMPREHENSIVE INCOME ....................................             --               --              --            --

COMPREHENSIVE INCOME .............................................             --               --              --            --

ISSUANCE OF COMMON STOCK FOR ACQUISITION (NOTE 2) ................          1,415            1,415          16,934            --
CASH DIVIDENDS DECLARED - $.44 PER SHARE .........................             --               --              --            --
AMORTIZATION OF RESTRICTED STOCK (NOTE 13) .......................             --               --              --            --
STOCK OPTIONS EXERCISED (NOTE 13) ................................          1,209            1,209           8,806            --
ISSUANCE OF RESTRICTED STOCK .....................................              5                5              92            --
STOCK OPTION TAX BENEFIT .........................................             --               --           3,594            --
OWNERSHIP CHANGE AT MAJORITY-OWNED SUBSIDIARY ....................             --               --            (964)           --
                                                                        ---------        ---------        --------       -------
BALANCE AT DECEMBER 31, 2000 .....................................        284,818        $ 284,818         107,652        (1,285)
                                                                        =========        =========        ========       =======

                                                                                    ACCUMULATED
                                                                     UNAMORTIZED       OTHER
                                                                      RESTRICTED   COMPREHENSIVE       RETAINED
YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998                           STOCK      INCOME (LOSS)       EARNINGS         TOTAL
-------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997 .....................................      (3,734)         5,924           634,486         937,222
Net income .......................................................          --             --           196,465         196,465
Other comprehensive income, net of tax (note 8):
    Change in unrealized gains/losses on investment securities
     available for sale, net of reclassification adjustment ......          --          4,450                --           4,450
    Gain on foreign currency translation .........................          --              1                --               1
                                                                                                                     ----------
    Other comprehensive income ...................................          --             --                --           4,451
                                                                                                                     ----------
Comprehensive income .............................................          --             --                --         200,916
                                                                                                                     ----------
Issuance of common stock for acquisitions (note 2) ...............          --            100            20,188          41,241
Cash dividends declared -- $.29 per share ........................          --             --           (77,696)        (77,696)
Cash dividends of pooled subsidiaries prior to acquisition .......          --             --            (2,821)         (2,821)
Amortization of restricted stock (note 13) .......................       1,189             --                --           1,225
Stock options exercised (note 13) ................................          --             --                --          10,110
Stock option tax benefit .........................................          --             --                --           5,351
Treasury stock purchased by subsidiary prior to acquisition ......          --             --                --          (3,792)
Ownership change at majority-owned subsidiary ....................          --             --                --             141
Fractional shares for stock split ................................          --             --                --             (80)
Commitment of stock donation to charitable foundation ............          --             --                --             100
                                                                       -------       --------         ---------      ----------
Balance at December 31, 1998 .....................................      (2,545)        10,475           770,622       1,111,917
Net income .......................................................          --             --           225,307         225,307
Other comprehensive loss, net of tax (note 8):
    Change in unrealized gains/losses on investment
     securities available for sale, net of
     reclassification adjustment .................................          --        (39,913)               --         (39,913)
    Loss on foreign currency translation .........................          --           (223)               --            (223)
                                                                                                                     ----------
    Other comprehensive loss .....................................          --             --                --         (40,136)
                                                                                                                     ----------
Comprehensive income .............................................          --             --                --         185,171
                                                                                                                     ----------
Issuance of common stock for acquisitions (note 2) ...............          --           (473)            6,335          17,456
Issuance of treasury stock for purchase acquisition (note 2) .....          --             --                --           1,860
Cash dividends declared -- $.36 per share ........................          --             --           (98,460)        (98,460)
Cash dividends of pooled subsidiaries prior to acquisition .......          --             --            (5,774)         (5,774)
Amortization of restricted stock (note 13) .......................       1,252             --                --           1,252
Stock options exercised (note 13) ................................          --             --                --           6,770
Stock option tax benefit .........................................          --             --                --           7,390
Retirement of subsidiary's treasury stock upon acquisition .......          --             --                --              --
Ownership change at majority-owned subsidiary ....................          --             --               (28)         (1,013)
Commitment of stock donation to charitable foundation ............          --             --                --             100
                                                                       -------       --------         ---------      ----------
BALANCE AT DECEMBER 31, 1999 .....................................      (1,293)       (30,134)          898,002       1,226,669
NET INCOME .......................................................          --             --           262,557         262,557
OTHER COMPREHENSIVE INCOME, NET OF TAX (NOTE 8):
   CHANGE IN UNREALIZED GAINS/LOSSES ON INVESTMENT
    SECURITIES AVAILABLE FOR SALE, NET OF RECLASSIFICATION
    ADJUSTMENT ...................................................          --         36,199                --          36,199
   LOSS ON FOREIGN CURRENCY TRANSLATION ..........................          --           (129)               --            (129)
                                                                                                                     ----------
   OTHER COMPREHENSIVE INCOME ....................................          --             --                --          36,070
                                                                                                                     ----------
COMPREHENSIVE INCOME .............................................          --             --                --         298,627
                                                                                                                     ----------
ISSUANCE OF COMMON STOCK FOR ACQUISITION (NOTE 2) ................          --             --           (15,246)          3,103
CASH DIVIDENDS DECLARED - $.44 PER SHARE .........................          --             --          (124,882)       (124,882)
AMORTIZATION OF RESTRICTED STOCK (NOTE 13) .......................       1,009             --                --           1,009
STOCK OPTIONS EXERCISED (NOTE 13) ................................          --             --                --          10,015
ISSUANCE OF RESTRICTED STOCK .....................................         (97)            --                --              --
STOCK OPTION TAX BENEFIT .........................................          --             --                --           3,594
OWNERSHIP CHANGE AT MAJORITY-OWNED SUBSIDIARY ....................          --             --                --            (964)
                                                                       -------       --------         ---------      ----------
BALANCE AT DECEMBER 31, 2000 .....................................        (381)         5,936         1,020,431       1,417,171
                                                                       =======       ========         =========      ==========

See accompanying notes to consolidated financial statements.


F-4     SYNOVUS FINANCIAL CORP.     ANNUAL REPORT 2000

CONSOLIDATED STATEMENTS OF CASH FLOWS                                     [LOGO]

    (In thousands)

    YEARS ENDED DECEMBER 31,                                                       2000           1999         1998
    ------------------------------------------------------------------------------------------------------------------
    OPERATING ACTIVITIES
       Net income ..........................................................   $   262,557        225,307      196,465
       Adjustments to reconcile net income to net cash provided
         by operating activities:
          Provision for losses on loans ....................................        44,341         34,007       26,882
          Depreciation, amortization, and accretion, net ...................        80,502         72,475       61,019
          Deferred income tax (benefit) expense ............................        (4,459)           144        6,227
          Increase in interest receivable ..................................       (30,544)        (7,449)      (3,097)
          Increase in interest payable .....................................        25,106          9,204        3,183
          Minority interest in subsidiaries' net income ....................        16,495         13,188       10,559
          (Increase) decrease in mortgage loans held for sale ..............       (25,089)        73,086      (85,376)
          Other, net .......................................................        85,416         33,334      (51,811)
                                                                               -----------    -----------    ---------
             Net cash provided by operating activities .....................       454,325        453,296      164,051
                                                                               -----------    -----------    ---------
    INVESTING ACTIVITIES
       Cash acquired from acquisitions .....................................         2,877          7,639       22,230
       Net increase in interest earning deposits with banks ................        (1,878)          (339)     (10,514)
       Net (increase) decrease in federal funds sold .......................      (283,672)       (11,477)      50,876
       Proceeds from maturities and principal collections of investment
         securities available for sale .....................................       198,078        453,143      627,897
       Proceeds from sales of investment securities available for sale .....        33,553         48,472      131,493
       Purchases of investment securities available for sale ...............      (262,299)      (695,526)    (914,456)
       Proceeds from maturities and principal collections of investment
         securities held to maturity .......................................        37,591         63,875      161,111
       Purchases of investment securities held to maturity .................       (31,126)       (32,781)     (92,290)
       Net increase in loans ...............................................    (1,762,348)    (1,416,486)    (456,610)
       Purchases of premises and equipment .................................      (170,559)      (124,462)    (119,149)
       Proceeds from disposals of premises and equipment ...................         4,081          8,315        2,262
       Net cash paid on sale of branches ...................................       (96,135)       (55,641)          --
       Proceeds from sales of other real estate ............................        10,136          8,520       10,692
       Additions to contract acquisition costs .............................       (41,713)       (15,812)     (20,105)
       Refund of contract acquisition costs ................................        10,000             --           --
       Additions to computer software ......................................       (72,685)       (54,189)     (39,502)
                                                                               -----------    -----------    ---------
             Net cash used in investing activities .........................    (2,426,099)    (1,816,749)    (646,065)
                                                                               -----------    -----------    ---------
    FINANCING ACTIVITIES
       Net increase in demand and savings deposits .........................       918,781        174,703      468,250
       Net increase (decrease) in certificates of deposit ..................       955,153        432,420     (130,939)
       Net (decrease) increase in federal funds purchased and securities
         sold under agreement to repurchase ................................      (221,575)       758,104      190,331
       Principal repayments on long-term debt ..............................        (3,778)        (2,030)     (15,430)
       Proceeds from issuance of long-term debt ............................       525,786        186,849        8,320
       Purchases of treasury stock .........................................            --             --       (3,792)
       Purchases of treasury stock by majority-owned subsidiary ............        (2,077)        (1,291)          --
       Dividends paid to shareholders ......................................      (119,012)       (98,837)     (76,665)
       Proceeds from issuance of common stock ..............................        10,007          6,702        9,220
                                                                               -----------    -----------    ---------
             Net cash provided by financing activities .....................     2,063,285      1,456,620      449,295
                                                                               -----------    -----------    ---------

    Increase (decrease) in cash and cash equivalents .......................        91,511         93,167      (32,719)
    Cash and cash equivalents at beginning of period .......................       466,543        373,376      406,095
                                                                               -----------    -----------    ---------
    Cash and cash equivalents at end of period .............................   $   558,054        466,543      373,376
                                                                               ===========    ===========    =========

See accompanying notes to consolidated financial statements.


                             SYNOVUS FINANCIAL CORP. ANNUAL REPORT 2000     F-5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                               [LOGO]

NOTE 1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS OPERATIONS

         The consolidated financial statements include the accounts of Synovus Financial Corp. (Parent Company) and its consolidated subsidiaries, all but one of which were wholly-owned at December 31, 2000. Synovus has 39 wholly-owned bank subsidiaries predominantly involved in retail and commercial banking activities. Other wholly-owned subsidiary business activities include trust, mortgage, insurance, brokerage, software solutions provider, and debt collection and bankruptcy management. Total System Services, Inc. (TSYS), an 80.8% owned subsidiary, provides bankcard data processing and related services to banks and other card-issuing companies. In addition, the financial statements include joint ventures accounted for under the equity method.

         Synovus has two reportable segments: banking operations and transaction processing services. For the year ended December 31, 2000, revenues (defined as net interest income plus non-interest income) from the banking operations segment represent 54.5% of the consolidated revenues, while the transaction processing services segment represents the remaining 45.5% of consolidated revenues. The banking operations' revenues are earned in four southeastern states: Georgia (61%), Alabama (18%), South Carolina (14%), and Florida (7%). Transaction processing services are provided to financial institutions and other organizations throughout the United States, Mexico, Canada, Honduras and the Caribbean. TSYS will begin offering its services to financial institutions in Europe in 2001. TSYS currently offers merchant services to financial institutions and other organizations in Japan.

BASIS OF PRESENTATION

         In preparing the consolidated financial statements in accordance with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the balance sheet and the reported amounts of revenues and expenses for the period. Actual results could differ significantly from those estimates.

         Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses; the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans; and the disclosures for contingent assets and liabilities. In connection with the determination of the allowance for loan losses and the valuation of other real estate, management obtains independent appraisals for significant properties and properties collateralizing impaired loans.

         The accounting and reporting policies of Synovus Financial Corp. and subsidiaries (Synovus) conform to generally accepted accounting principles and to general practices within the banking and bankcard data processing industries. All significant intercompany accounts and transactions have been eliminated in consolidation. The following is a description of the more significant of those policies.

CASH FLOW INFORMATION

         For the years ended December 31, 2000, 1999, and 1998, income taxes of $143 million, $106 million, and $95 million, and interest of $510 million, $367 million, and $334 million, respectively, were paid.

         Loans receivable of approximately $15 million, $4 million, and $9 million were transferred to other real estate during 2000, 1999, and 1998, respectively.

FEDERAL FUNDS SOLD, FEDERAL FUNDS PURCHASED, AND SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

         Federal funds sold, federal funds purchased, and securities sold under agreement to repurchase generally mature in one day.

MORTGAGE LOANS HELD FOR SALE

         Mortgage loans held for sale are carried at the lower of aggregate cost or fair value. Fair values are based upon quoted prices from secondary market investors and forward commitments to sell. No valuation allowances were required at December 31, 2000 or 1999.

         The cost of mortgage loans held for sale is the mortgage note amount plus certain net origination costs less discounts collected.

INVESTMENT SECURITIES

         Synovus classifies its securities into two categories: available for sale or held to maturity. Held to maturity securities are those securities for which Synovus has the ability and intent to hold until maturity. All other securities not included in held to maturity are classified as available for sale.

         Available for sale securities are recorded at fair value. Fair value is determined at a specific point in time, based on quoted market prices. Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of shareholders' equity, within other comprehensive income, until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. The unrealized gains or losses included in other comprehensive income for a security transferred from available for sale to held to maturity are maintained and amortized into earnings over the remaining life of the security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the associated security.

         A decline in the market value of any available for sale or held to maturity security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security.

         Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield using the effective interest method and prepayment assumptions. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the amortized cost of securities sold.

         Gains and losses on sales of investment securities are recognized on the settlement date, based on the amortized cost of the specific security. The financial statement impact of settlement date accounting versus trade date accounting is immaterial.

LOANS AND INTEREST INCOME

         Loans are reported at principal amounts outstanding less unearned income, net deferred fees, and the allowance for loan losses.

         Interest income on consumer loans, made on a discount basis, is recognized in a manner which approximates the level yield method. Interest income on substantially all other loans is recognized on a level yield basis.


F-6  SYNOVUS FINANCIAL CORP.   ANNUAL REPORT 2000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

         Loan fees, net of certain direct origination costs, are deferred and amortized over the terms of the loans using a method which approximates a level yield. Annual fees, net of costs, collected for credit cards are recognized on a straight-line basis over the period the fee entitles the cardholder to use the card.

         Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is discontinued when reasonable doubt exists as to the full collection of interest or principal, or when they become contractually in default for 90 days or more as to either interest or principal, unless they are both well-secured and in the process of collection. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest income on loans, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest payments received on nonaccrual loans are applied as a reduction of principal. Loans are returned to accruing status when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest. Such interest, when ultimately collected, is recorded as interest income in the period received. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual classification.

ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses is established through provisions for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collection of principal is unlikely. Subsequent recoveries are added to the allowance. Management's evaluation of the adequacy of the allowance for loan losses is based on a formal analysis which assesses the risk within the loan portfolio. This analysis includes consideration of historical performance, current economic conditions, level of nonperforming loans, loan concentrations, and review of certain individual loans.

         Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the subsidiary banks' allowances for loan losses. Such agencies may require the subsidiary banks to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

         Management, considering current information and events regarding a borrowers' ability to repay its obligations, considers a loan to be impaired when the ultimate collectibility of all amounts due, according to the contractual terms of the loan agreement, is in doubt. When a loan is considered to be impaired, the amount of impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. If the loan is collateral-dependent, the fair value of the collateral is used to determine the amount of impairment. Impairment losses are included in the allowance for loan losses through a charge to the provision for losses on loans. Subsequent recoveries are added to the allowance for loan losses. Cash receipts for accruing loans are applied to principal and interest under the contractual terms of the loan agreement. Cash receipts on impaired loans for which the accrual of interest has been discontinued are applied first to principal and then to interest income.

         The accounting for impaired loans described above applies to all loans, except for large pools of smaller-balance, homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or at the lower of cost or fair value, and debt securities. The allowance for loan losses for large pools of smaller-balance, homogeneous loans is established through consideration of such factors as changes in the nature and volume of the portfolio, overall portfolio quality, adequacy of the underlying collateral, loan concentrations, historical charge-off trends, and economic conditions that may affect the borrowers' ability to pay.

PREMISES AND EQUIPMENT

         Premises and equipment, including leasehold improvements and purchased internal-use software, are reported at cost, less accumulated depreciation and amortization, which are computed using straight-line or accelerated methods over the estimated useful lives of the related assets.

OTHER ASSETS

         The following paragraphs describe some of the more significant amounts included in other assets. Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the assets described below is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered impaired, the amount of impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  Intangibles:

         Goodwill, which represents the excess of cost over the fair value of net assets acquired of purchased companies, is being amortized using the straight-line method over periods from 5 to 40 years.

         Core deposit premiums resulting from the valuation of core deposit intangibles acquired in business combinations or in the purchase of branch offices are amortized using accelerated methods over periods not exceeding the estimated average remaining life of the existing customer deposit bases acquired. Amortization periods range from 10 to 18 years.

         Amortization periods for intangible assets are monitored to determine if events and circumstances require such periods to be reduced.

  Computer Software:

         Development costs for software used by TSYS are capitalized from the time technological feasibility of the software product or enhancement is established until the software is ready for use in licensing to or providing processing services to customers. Research and development costs and computer software maintenance costs are expensed as incurred. Software development costs related to the TS(2) processing system are amortized using the greater of the straight-line method over the estimated useful life of 10 years or the ratio of current revenues to current and anticipated revenues. All other software development costs and costs of purchased computer software are amortized using the greater of the straight-line method over the estimated useful life not to exceed 5 years or the ratio of current revenues to current and anticipated revenues.


                            SYNOVUS FINANCIAL CORP.   ANNUAL REPORT 2000     F-7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

  Investments in Company-Owned Life Insurance Programs:

         Premiums paid for company-owned life insurance programs are recorded at the net realizable value of the underlying insurance contracts. The change in contract value during the period is recorded as an adjustment of premiums paid in determining the expense or income to be recognized under the contract during the period. Income or expense from company-owned life insurance programs is included as a component of other operating income.

  Investments in Joint Ventures:

         TSYS' 49% investment in Total System Services de Mexico, S.A. de C.V. (TSYS de Mexico), a bankcard data processing operation located in Mexico, is accounted for under the equity method, as is TSYS' 50% investment in Vital Processing Services L.L.C. (Vital), a merchant processing operation headquartered in Tempe, Arizona.

  Contract Acquisition Costs:

         TSYS capitalizes certain contract acquisition costs related to signing or renewing long-term contracts. These costs, which primarily consist of cash payments for rights to provide processing services, incremental internal conversion and software development costs, and third-party software development costs, are amortized using the straight-line method over the contract term beginning when the client's cardholder accounts are converted to TSYS' processing system.

  Other Real Estate:

         Other real estate, consisting of properties obtained through foreclosure or in satisfaction of loans, is reported at the lower of cost or fair value, determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources, adjusted for estimated selling costs. Any excess of the loan balance at the time of foreclosure over the fair value of the real estate held as collateral is treated as a loan charge-off. Gain or loss on sale and any subsequent adjustment to the value are recorded as a component of non-interest expense.

  Originated and Purchased Mortgage Servicing Rights:

         The rights to service mortgage loans for others, regardless of whether the servicing rights are acquired through either the purchase or origination of mortgage loans, are recognized as separate assets. The capitalized mortgage servicing rights are evaluated for impairment based upon the fair value of those rights. Fair value is estimated by determining the present value of the estimated future cash flows using discount rates commensurate with the risks involved. In determining the present value, Synovus stratifies its mortgage servicing rights based on risk characteristics including loan types, note rates, and note terms.

         Capitalized mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income, using a method that approximates a level yield and taking into consideration prepayment of the underlying loans. Management re-evaluates the terms used for amortization based upon prepayment history and adjusts the terms as necessary.

DERIVATIVE FINANCIAL INSTRUMENTS

         As part of its overall interest rate risk management activities, Synovus utilizes off-balance sheet derivatives to modify the repricing characteristics of on-balance sheet assets and liabilities. The primary instruments utilized by Synovus are interest rate swaps. Synovus has also purchased interest rate floors to reduce asset sensitivity in falling rate environments, but not in rising rate environments. The fair values of these off-balance sheet derivative financial instruments are based on dealer quotes and third party financial models.

         Interest rate swaps, purchased floors, and purchased caps are accounted for on an accrual basis, and the net interest differential, including premiums paid, if any, is recognized as an adjustment to interest income or expense of the related designated asset or liability. Changes in the fair values of the swaps, purchased floors, and purchased caps are not recorded in the consolidated statements of income because these agreements are being treated as synthetic alterations of the designated assets or liabilities. Synovus considers its interest rate swaps to be a synthetic alteration of an asset or liability as long as (i) the swap is designated with a specific asset or liability or finite pool of assets or liabilities; (ii) there is a high correlation, at inception and throughout the period of the synthetic alteration, between changes in the interest income or expense generated by the swap and changes in the interest income or expense generated by the designated asset or liability; (iii) the notional amount of the swap is less than or equal to the principal amount of the designated asset or liability; and (iv) the swap term is less than or equal to the expected remaining term of the designated asset or liability. The criteria for consideration of a floor or cap as a synthetic alteration of an asset or liability are generally the same as those for a swap arrangement.

         If the swap, purchased floor, or purchased cap arrangements are terminated before their maturity, the net proceeds received or paid are deferred and amortized over the shorter of the remaining contract life or the maturity of the designated asset or liability as an adjustment to interest income or expense. If the designated asset or liability is sold or matures, the swap agreement is marked to market and the gain or loss is included with the gain or loss on the sale or maturity of the designated asset or liability. Changes in the fair value of any undesignated swaps, purchased floors, and purchased caps are included in other income in the consolidated statements of income.

         Premiums paid for purchased interest rate floor agreements are amortized to interest income or expense over the terms of the floors. Unamortized premiums are included in other assets in the consolidated balance sheets. Amounts receivable or payable under floor agreements are accrued as an adjustment to interest income or expense.

DATA PROCESSING SERVICES

         TSYS' bankcard data processing revenues are derived from long-term processing contracts with banks and other institutions, and are recognized as revenues at the time the services are performed. TSYS' service contracts generally contain terms ranging from 3 to 10 years.

INCOME TAXES

         Synovus uses the asset and liability method to account for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Synovus files a consolidated federal income tax return with its wholly-owned and majority-owned subsidiaries.


F-8  SYNOVUS FINANCIAL CORP.   ANNUAL REPORT 2000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]


STOCK-BASED COMPENSATION

         Synovus accounts for its fixed stock-based compensation in accordance with the provisions set forth in Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. In accordance with APB Opinion No. 25, compensation expense is recorded on the grant date only to the extent that the current market price of the underlying stock exceeds the exercise price on the grant date.

         The pro forma net income and earnings per share disclosures for employee stock-based grants made in 1995 and future years are determined based upon the fair-value-based method which is defined in SFAS No. 123, "Accounting for Stock-Based Compensation.

POSTRETIREMENT BENEFITS

         Synovus sponsors a defined benefit health care plan for substantially all of its employees and early retirees. The expected costs of retiree health care and other postretirement benefits are being expensed over the period that employees provide service.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         Fair value estimates are made at a specific point in time, based on relevant market information and other information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale, at one time, the entire holdings of a particular financial instrument. Because no market exists for a portion of the financial instruments, fair value estimates are also based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

         Fair value estimates are based on existing on- and off-balance sheet financial instruments, without attempting to estimate the value of anticipated future business, and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred tax accounts, premises and equipment, computer software, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of SFAS 133." SFAS No. 133 and SFAS No. 138 standardize the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under the standards, entities are required to carry all derivative instruments on the balance sheet at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair values, cash flows, or foreign currencies. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change, together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income (outside earnings), and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness, as well as the ineffective portion of the gain or loss, are reported in earnings immediately. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change.

         Synovus adopted SFAS No. 133 and SFAS No. 138 on January 1, 2001. In accordance with the transition provisions of SFAS No. 133, Synovus recorded a net-of-tax cumulative-effect gain of $765,000 in accumulated other comprehensive income to recognize at fair value all derivatives that are designated as cash-flow hedging instruments. Gains and losses on derivatives that was previously deferred as adjustments to the carrying amount of hedged items were not adjusted. Synovus expects to reclassify as net of tax earnings during the next twelve months $160,000 in gains from the transition adjustment that was recorded in accumulated other comprehensive income.

         In September 2000, SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", was issued. SFAS No. 140 is effective for all transfers and servicing of financial assets and extinguishments of liabilities after March 31, 2001. The Statement is effective for recognition and reclassification of collateral and disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. Due to the nature of its activities, Synovus does not expect a material change to its results of operations as a result of adopting SFAS No. 140.

OTHER

         Certain amounts in 1999 and 1998 have been reclassified to conform with the presentation adopted in 2000.

NOTE 2   BUSINESS COMBINATIONS

         On May 31, 2000, Synovus completed the acquisition of ProCard, Inc.((R))(ProCard), a provider of software and Internet tools designed to assist organizations with the management of purchasing, travel and fleet card programs. Synovus issued 1,415,053 shares of common stock for all of the outstanding capital stock of ProCard. The acquisition was accounted for as a pooling of interests, except that the financial information preceding the date of acquisition has not been restated to include the financial position and results of operations of ProCard since the effect was not material.

         On October 31, 1999, Synovus completed the acquisitions of Ready Bank of Fort Walton Beach Holding Company, Inc. with $65 million in assets, and Horizon Bancshares, Inc. with $60 million in assets. Synovus issued 1,946,416 shares of common stock for all the issued and outstanding shares of these two entities. Both transactions were accounted for as poolings of interests, except that the financial information preceding the dates of acquisition have not been restated to include the financial condition and results of operations of these two entities since the effect was not material.

    On September 30, 1999, Synovus completed the acquisition of the $306 million asset Merit Holding Corporation. Merit Holding Corporation (Merit) is the parent company of Mountain


                            SYNOVUS FINANCIAL CORP.   ANNUAL REPORT 2000     F-9

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]


National Bank in Tucker, Georgia, and Charter Bank & Trust Co. in Marietta, Georgia. Synovus issued 5,995,085 shares of common stock for all the issued and outstanding shares of Merit.

         On September 30, 1999, Synovus completed the acquisition of the debt collection and bankruptcy management business offered by Wallace & de Mayo
(WDM), a firm based in Norcross, Georgia. Synovus issued 2,339,624 shares of common stock for all of the outstanding common stock of WDM. Effective September 30, 1999, WDM operates as TSYS Total Debt Management, Inc. (TDM), a wholly-owned subsidiary of Synovus.

         The aforementioned two acquisitions have been accounted for as poolings of interests. Accordingly, the financial statements for all periods presented have been restated to include the financial condition and results of operations of these two entities. The consolidated financial statements for the three years ended December 31, 2000, have been restated for the mergers with Merit and WDM as follows:

                                                                                     YEARS ENDED DECEMBER 31,
                                                                           ----------------------------------------
    (In thousands)                                                            2000             1999          1998
    ---------------------------------------------------------------------------------------------------------------
    Net interest income (expense):
       Synovus -- exclusive of pre-acquisition amounts ..............      $  562,332         500,983       440,361
       Merit Holding Corporation and subsidiaries ...................              --          12,311        14,722
       Wallace & de Mayo ............................................              --              --           (18)
                                                                           ----------        --------      --------
          Total .....................................................      $  562,332         513,294       455,065
                                                                           ==========        ========      ========
    Non-interest income:
       Synovus -- exclusive of pre-acquisition amounts ..............      $  833,513         718,236       562,137
       Merit Holding Corporation and subsidiaries ...................              --           1,328         1,550
       Wallace & de Mayo ............................................              --          20,201        18,526
                                                                           ----------        --------      --------
          Total .....................................................      $  833,513         739,765       582,213
                                                                           ==========        ========      ========
    Net income:
       Synovus -- exclusive of pre-acquisition amounts ..............      $  262,557         217,432       187,107
       Merit Holding Corporation and subsidiaries ...................              --           3,932         4,955
       Wallace & de Mayo(*) .........................................              --           3,943         4,403
                                                                           ----------        --------      --------
          Total .....................................................      $  262,557         225,307       196,465
                                                                           ==========        ========      ========

(*)Prior to its merger with Synovus, WDM was a nontaxable enterprise due to its S corporation status. Accordingly, the pre-acquisition net income amounts shown above for WDM do not include income tax expense. Pro forma income tax expense related to WDM's net income for the years ended December 31, 1999 and 1998 would be approximately $1.4 million and $1.5 million, respectively.

         On January 31, 1999, Synovus issued 333,163 shares of common stock to acquire the remaining 80% interest in Canterbury Trust Company, Inc., which provides trust, custody, investment and consulting services to large institutional clients. The acquisition was accounted for as a purchase resulting in goodwill of $5.5 million, which is being amortized on a straight-line basis over fifteen years.

         On January 29, 1999, Merit acquired Source Capital Group I, Inc., an Atlanta-based equipment leasing company, in exchange for 100,000 shares of Merit's common stock (equivalent of 125,330 Synovus shares), valued at approximately $1.9 million. The acquisition was accounted for as a purchase resulting in goodwill of $1.3 million, which is being amortized on a straight-line basis over fifteen years.

         On December 18, 1998, Synovus completed the acquisition of the $178 million asset Georgia Bank & Trust (GB&T), located in Calhoun, Georgia. Synovus issued 1,811,058 shares of common stock for all the issued and outstanding shares of GB&T.

         On November 30, 1998, Synovus completed the acquisition of the $55 million asset Bank of Georgia, located in Watkinsville, Georgia. Synovus issued 850,269 shares of common stock for all the issued and outstanding shares of Bank of Georgia.

         On September 1, 1998, Synovus completed the acquisition of the $348 million asset Community Bank Capital Corporation (CBCC). CBCC is the parent company of the Bank of North Georgia, located in Alpharetta, Georgia. Synovus issued 3,774,531 shares of common stock for all the issued and outstanding shares of CBCC.

         The aforementioned three acquisitions have been accounted for as poolings of interests, except that the financial information preceding the dates of acquisition have not been restated to include the financial position and results of operations of these acquired entities since the effect was not material. Net income for the year ended December 31, 1998 would have been increased by $2.6 million if the previous periods had been restated.


F-10  SYNOVUS FINANCIAL CORP.   ANNUAL REPORT 2000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]


NOTE 3   INVESTMENT SECURITIES

         The amortized cost, gross unrealized gains and losses, and estimated fair values of investment securities at December 31, 2000 and 1999 are summarized as follows:

                                                                     DECEMBER 31, 2000
                                                    --------------------------------------------------
    INVESTMENT SECURITIES AVAILABLE FOR SALE                         GROSS      GROSS        ESTIMATED
                                                    AMORTIZED     UNREALIZED  UNREALIZED       FAIR
     (In thousands)                                    COST          GAINS      LOSSES         VALUE
    --------------------------------------------------------------------------------------------------
    U.S. Treasury and U.S. Government agencies      $1,307,988       9,353      (3,048)      1,314,293
    Mortgage-backed securities ...............         433,036       5,197      (1,426)        436,807
    State and municipal ......................          35,146         408        (278)         35,276
    Other investments ........................          19,707       2,714      (1,758)         20,663
                                                    ----------      ------      ------       ---------
       Total .................................      $1,795,877      17,672      (6,510)      1,807,039
                                                    ==========      ======      ======       =========


                                                                     DECEMBER 31, 1999
                                                    --------------------------------------------------
                                                                     GROSS      GROSS        ESTIMATED
                                                    AMORTIZED     UNREALIZED  UNREALIZED       FAIR
     (In thousands)                                    COST          GAINS      LOSSES         VALUE
    --------------------------------------------------------------------------------------------------
    U.S. Treasury and U.S. Government agencies      $1,327,368         446      (39,861)     1,287,953
    Mortgage-backed securities ...............         403,096         251      (10,567)       392,780
    State and municipal ......................          15,736          71        (681)         15,126
    Other investments ........................          18,094       3,597        (872)         20,819
                                                    ----------      ------      ------       ---------
       Total .................................      $1,764,294       4,365      (51,981)     1,716,678
                                                    ==========      ======      =======      =========


                                                                     DECEMBER 31, 2000
                                                    --------------------------------------------------
    INVESTMENT SECURITIES HELD TO MATURITY                           GROSS      GROSS        ESTIMATED
                                                    AMORTIZED     UNREALIZED  UNREALIZED       FAIR
     (In thousands)                                    COST          GAINS      LOSSES         VALUE
    --------------------------------------------------------------------------------------------------
    U.S. Treasury and U.S. Government agencies      $   11,717          49         (64)         11,702
    Mortgage-backed securities ...............          38,592         356         (73)         38,875
    State and municipal ......................         183,744       4,703        (374)        188,073
    Other investments ........................          36,836          --        (253)         36,583
                                                    ----------      ------      ------       ---------
       Total .................................      $  270,889       5,108        (764)        275,233
                                                    ==========      ======      ======       =========


                                                                     DECEMBER 31, 1999
                                                    --------------------------------------------------
                                                                     GROSS      GROSS        ESTIMATED
                                                    AMORTIZED     UNREALIZED  UNREALIZED       FAIR
     (In thousands)                                    COST          GAINS      LOSSES         VALUE
    --------------------------------------------------------------------------------------------------
    U.S. Treasury and U.S. Government agencies      $   24,914          16        (294)         24,636
    Mortgage-backed securities ...............          53,698         218        (937)         52,979
    State and municipal ......................         169,745       1,041      (3,697)        167,089
    Other investments ........................          28,922          --        (122)         28,800
                                                    ----------      ------      ------       ---------
       Total .................................      $  277,279       1,275      (5,050)        273,504
                                                    ==========      ======      ======       =========


                            SYNOVUS FINANCIAL CORP.   ANNUAL REPORT 2000    F-11

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]


         The amortized cost and estimated fair value of investment securities at December 31, 2000 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                             INVESTMENT SECURITIES         INVESTMENT SECURITIES
                                                                HELD TO MATURITY            AVAILABLE FOR SALE
                                                           --------------------------    -------------------------
                                                           AMORTIZED       ESTIMATED     AMORTIZED      ESTIMATED
     (In thousands)                                           COST         FAIR VALUE       COST        FAIR VALUE
    --------------------------------------------------------------------------------------------------------------
    U. S. Treasury and U. S. Government agencies:
       Within 1 year .................................      $  8,019          8,068        132,415        132,813
       1 to 5 years ..................................         3,698          3,635        889,200        892,548
       5 to 10 years .................................            --             --        280,878        283,439
       More than 10 years ............................            --             --          5,495          5,493
                                                            --------        -------      ---------      ---------
                                                            $ 11,717         11,703      1,307,988      1,314,293
                                                            ========        =======      =========      =========
    State and municipal:
       Within 1 year .................................      $  7,624          7,676         12,080         11,912
       1 to 5 years ..................................        41,355         41,672          4,104          4,158
       5 to 10 years .................................        83,587         85,705          7,684          7,755
       More than 10 years ............................        51,178         53,020         11,278         11,451
                                                            --------        -------      ---------      ---------
                                                            $183,744        188,073         35,146         35,276
                                                            ========        =======      =========      =========
    Other investments:
       Within 1 year .................................      $  2,637          2,637          3,706          3,473
       1 to 5 years ..................................         2,540          2,540          2,271          2,281
       5 to 10 years .................................           600            600            300            300
       More than 10 years ............................        31,059         30,806         13,430         14,609
                                                            --------        -------      ---------      ---------
                                                            $ 36,836         36,583         19,707         20,663
                                                            ========        =======      =========      =========

    Mortgage-backed securities .......................      $ 38,592         38,874        433,036        436,807
                                                            ========        =======      =========      =========
    Total investment securities:
       Within 1 year .................................      $ 18,280         18,381        148,201        148,198
       1 to 5 years ..................................        47,593         47,847        895,575        898,987
       5 to 10 years .................................        84,187         86,305        288,862        291,494
       More than 10 years ............................        82,237         83,826         30,203         31,553
       Mortgage-backed securities ....................        38,592         38,874        433,036        436,807
                                                            --------        -------      ---------      ---------
                                                            $270,889        275,233      1,795,877      1,807,039
                                                            ========        =======      =========      =========


         A summary of sales transactions in the investment securities available for sale portfolio for 2000, 1999, and 1998 is as follows:

                                                                                   GROSS          GROSS
                                                                                  REALIZED      REALIZED
     (In thousands)                                             PROCEEDS           GAINS          LOSSES
     ---------------------------------------------------------------------------------------------------
     2000 ...............................................      $   33,553             842           (61)
     1999 ...............................................          48,472           1,252           (50)
     1998 ...............................................         131,493           1,371           (72)

         There were no sales transactions in the investment securities held to maturity portfolio during the three years ended December 31,2000. Securities with a carrying value of $1,636,519 and $1,297,866 at December 31, 2000 and 1999, respectively, were pledged to secure certain deposits and repurchase agreements as required by law.


F-12  SYNOVUS FINANCIAL CORP.   ANNUAL REPORT 2000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

NOTE 4   LOANS

         Loans outstanding, by classification, are summarized as follows:

                                                         DECEMBER 31
                                                 --------------------------
(In thousands)                                       2000           1999
---------------------------------------------------------------------------
Commercial:
   Commercial, financial, and
     agricultural ............................   $  3,940,870     3,195,512
   Real estate-construction ..................      2,217,666     1,609,594
   Real estate-mortgage ......................      2,336,234     1,983,766
                                                 ------------    ----------
      Total commercial .......................      8,494,770     6,788,872
                                                 ------------    ----------
Retail:
   Real estate-mortgage ......................      1,184,437     1,089,217
   Consumer loans-credit card ................        233,137       237,546
   Consumer loans-other ......................        855,933       961,881
                                                 ------------    ----------
      Total retail ...........................      2,273,507     2,288,644
                                                 ------------    ----------
      Total loans                                $ 10,768,277     9,077,516
                                                 ------------    ----------
   Unearned income ...........................        (16,390)       (9,277)
                                                 ------------    ----------
      Total loans, net of unearned income ....   $ 10,751,887     9,068,239
                                                 ============    ==========

         Activity in the allowance for loan losses is summarized as follows:

                                                          DECEMBER 31
                                          -----------------------------------------
(In thousands)                              2000             1999            1998
-----------------------------------------------------------------------------------
Balance at beginning of year .......      $ 127,558         114,109         105,705
Allowance for loan losses of
  acquired subsidiaries ............             --           2,928           6,170
Provision for losses on loans ......         44,341          34,007          26,882
Recoveries of loans previously
  charged off ......................          8,128           6,957           6,493
Loans charged off ..................        (32,160)        (30,443)        (31,141)
                                          ---------       ---------       ---------
Balance at end of year .............      $ 147,867         127,558         114,109
                                          =========       =========       =========

         At December 31, 2000, the recorded investment in loans that were considered to be impaired was $46.8 million (of which $37.6 million were on a nonaccrual basis). Included in this amount is $43.9 million of impaired loans for which the related allowance for loan losses is $13.9 million, and $2.9 million of impaired loans for which there is no related allowance determined in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan."

         At December 31, 1999, the recorded investment in loans that were considered to be impaired was $29.6 million (of which $25.2 million were on a nonaccrual basis). Included in this amount is $25.0 million of impaired loans for which the related allowance for loan losses is $12.3 million, and $4.6 million of impaired loans for which there is no related allowance determined in accordance with SFAS No. 114.

         The allowance for loan losses amounts for impaired loans were primarily determined using the fair value of the loans' collateral. The average recorded investment in impaired loans was approximately $43,600,000, $26,500,000, and $29,000,000 for the years ended December 31, 2000, 1999, and 1998, respectively, and the related amount of interest income recognized during the period that such loans were impaired was approximately $2,399,000, $1,468,000, and $1,573,000 for the years ended December 31, 2000, 1999, and 1998, respectively.

         Loans on nonaccrual status amounted to approximately $40,863,000, $26,672,000, and $20,756,000 at December 31, 2000, 1999, and 1998, respectively.
If nonaccrual loans had been on a full accruing basis, interest income on these loans would have been increased by approximately $2,194,000, $2,603,000, and $1,891,000 for the years ended December 31, 2000, 1999, and 1998, respectively.

         A substantial portion of the loans are secured by real estate in markets in which subsidiary banks are located throughout Georgia, Alabama, South Carolina, and Northwest Florida. Accordingly, the ultimate collectibility of a substantial portion of the loan portfolio, and the recovery of a substantial portion of the carrying amount of real estate owned, are susceptible to changes in market conditions in these areas.

         In the ordinary course of business, Synovus has direct and indirect loans outstanding to certain executive officers, directors, and principal holders of equity securities (including their associates). Management believes that such loans are made substantially on the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other customers. The following is a summary of such loans outstanding and the activity in these loans for the year ended December 31, 2000.

(In thousands)
-------------------------------------------------------------------------
Balance at December 31, 1999 ..............................      $129,468
Adjustment for executive officer and director changes .....         9,129
                                                                 --------
Adjusted balance at December 31, 1999 .....................       138,597
New loans .................................................        90,231
Repayments ................................................       110,773
                                                                 --------
Balance at December 31, 2000 ..............................      $118,055
                                                                 ========

NOTE 5   OTHER ASSETS

         Included in other assets are the following significant balances: mortgage servicing rights, company-owned life insurance programs, TSYS' computer software costs, contract acquisition costs, and investments in joint ventures.

         As of December 31, 2000 and 1999, Synovus had approximately $1,600,000 and $33,411,000, respectively, in capitalized mortgage servicing rights, and no valuation allowance. During 2000, Synovus sold substantially all of its mortgage servicing rights portfolio. At December 31, 2000 and 1999, Synovus serviced mortgage loans for unaffiliated investors of approximately $360,000,000 and $2,519,000,000, respectively.

         At December 31, 2000 and 1999, Synovus maintained certain company-owned life insurance programs with a carrying value of approximately $118,167,000 and $83,977,000, respectively.

         The following table summarizes TSYS' computer software at December 31, 2000 and 1999:

(In thousands)                                       2000           1999
---------------------------------------------------------------------------
Purchased computer software ..................   $    177,629       111,331
TS(2) ........................................         33,049        33,049
Other capitalized software
  development costs ..........................         32,468        26,787
                                                 ------------    ----------
                                                      243,146       171,167
Less accumulated amortization ................         97,692        72,342
                                                 ------------    ----------
Computer software, net .......................   $    145,454        98,825
                                                 ============    ==========

    Amortization expense related to purchased and capitalized software development costs at TSYS was $25,706,000, $21,627,000 and $16,774,000 for the years ended December 31, 2000, 1999, and 1998, respectively.


                            SYNOVUS FINANCIAL CORP.   ANNUAL REPORT 2000    F-13

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

         Contract acquisition costs, net, at TSYS were $75,079,000 and $50,862,000 at December 31, 2000 and 1999, respectively. TSYS investments in joint ventures, net, were $45,632,000 and $35,952,000 at December 31, 2000 and 1999, respectively.

         During 2000, TSYS ceased development of two software projects, which were evaluated to determine their utilization in a new design plan that included expanded international functionality. Based on its reviews, TSYS expensed $6.1 million of costs as employment and other expenses that were originally capitalized on those projects.

NOTE 6   INTEREST BEARING DEPOSITS

         A summary of interest bearing deposits at December 31, 2000 and 1999 is as follows:

(In thousands)                                        2000          1999
---------------------------------------------------------------------------
Interest bearing demand deposits .............   $  1,749,971     1,364,244
Money market accounts ........................      2,148,051     1,766,893
Savings accounts .............................        404,806       444,493
Time deposits under $100,000 .................      2,577,912     2,451,629
Time deposits of $100,000 or more ............      2,554,153     1,787,515
                                                 ------------    ----------

   Total interest bearing deposits ...........   $  9,434,893     7,814,774
                                                 ============    ==========

         Interest expense on time deposits of $100,000 or more for the years ended December 31, 2000, 1999, and 1998 was $138,087,000, $82,685,000, and
$76,311,000, respectively.

NOTE 7   LONG-TERM DEBT AND SHORT-TERM BORROWINGS

         Long-term debt at December 31, 2000 and 1999 consists of the following:

(In thousands)                                             2000         1999
--------------------------------------------------------------------------------
Parent Company:
7.25% senior notes, due December 15, 2005,
  with semi-annual interest payments and
  principal to be paid at maturity .................   $    200,000           --
6.125% senior notes, due October 15, 2003,
  with semi-annual interest payments and
  principal to be paid at maturity .................         75,000       75,000
8.75% debenture, due May 15, 2003, with
  minimum annual principal payments of
  $120 and $1,000 due at maturity ..................          1,240        1,480
                                                       ------------   ----------
     Total long-term debt - Parent Company .........        276,240       76,480
                                                       ------------   ----------
Subsidiaries:
Federal Home Loan Bank advances with interest
  and principal payments due at various maturity
  dates through 2010 and interest rates ranging
  from 4.65% to 7.54% at December 31, 2000 .........        564,285      241,763
Other notes payable and capital lease obligations
  payable with interest and principal payments
  due at various maturity dates through 2004 and
  interest rates ranging from 8.00% to 15.00%
  at December 31, 2000 .............................            334          377
                                                       ------------   ----------
     Total long-term debt - subsidiaries ...........        564,619      242,140
                                                       ------------   ----------
     Total long-term debt ..........................   $    840,859      318,620
                                                       ============   ==========

         The provisions of the loan and security agreements associated with some of the promissory notes place certain restrictions, within specified limits, on payments of cash dividends, issuance of additional debt, creation of liens upon property, disposition of common stock or assets, and investments in subsidiaries. As of December 31, 2000, Synovus and its subsidiaries were in compliance with the covenants of the loan and security agreements.

         The Federal Home Loan Bank advances are secured by certain mortgage loans receivable of approximately $975,000,000, as well as investment securities of approximately $86,000,000 at December 31, 2000.

         Synovus has an unsecured line of credit with an unaffiliated bank for $25 million with an interest rate of 45 basis points above the short-term index, as defined. The line of credit requires an annual commitment fee of .125% on the average daily available balance and draws can be made on demand (subject to compliance with certain restrictive covenants). There were no advances outstanding at December 31, 2000 and 1999.

         Required annual principal payments on long-term debt for the five years subsequent to December 31, 2000 are as follows:

                                          PARENT
(In thousands)                            COMPANY       SUBSIDIARIES        TOTAL
----------------------------------------------------------------------------------
2001 ..............................      $     120         107,311         107,431
2002 ..............................            120          50,611          50,731
2003 ..............................         76,000         218,451         294,451
2004 ..............................             --         110,422         110,422
2005 ..............................        200,000          25,190         225,190

         The following table sets forth certain information regarding federal funds purchased and securities sold under agreement to repurchase, the principal components of short-term borrowings.

(In thousands)                                      2000              1999
-----------------------------------------------------------------------------
Balance at December 31, .......................  $  1,039,900       1,261,391
Weighted average interest rate
  at December 31, .............................          6.67%           5.49
Maximum month end
  balance during the year .....................  $  1,446,393       1,261,391
Average amount outstanding
  during the year .............................  $  1,248,983         786,954
Weighted average interest rate
  during the year .............................          6.28%           5.01


F-14   SYNOVUS FINANCIAL CORP.   ANNUAL REPORT 2000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

NOTE 8   OTHER COMPREHENSIVE INCOME (LOSS)

         The components of other comprehensive income (loss) for the years ended December 31, 2000, 1999, and 1998, are as follows:


                                                  2000                                   1999
                                  -------------------------------------  ------------------------------------
                                  BEFORE-TAX   TAX EXPENSE  NET OF TAX   BEFORE-TAX   TAX EXPENSE NET OF TAX
  (In thousands)                    AMOUNT     OR BENEFIT     AMOUNT       AMOUNT      OR BENEFIT   AMOUNT
-----------------------------------------------------------------------  ------------------------------------
Net unrealized gains/losses
  on investment securities
  available for sale:
 Unrealized gains (losses)
 arising during the year ........ $    59,237      (22,558)      36,679      (63,698)      24,524     (39,174)
 Reclassification adjustment for
  (gains) losses realized in net
  income ........................        (781)         301         (480)      (1,202)         463        (739)
                                  -----------  -----------  -----------  -----------  ----------- -----------
Net unrealized gains (losses) ...      58,456      (22,257)      36,199      (64,900)      24,987     (39,913)
Foreign currency translation
  adjustments ...................        (129)          --         (129)        (223)          --        (223)
                                  -----------  -----------  -----------  -----------  ----------- -----------
Other comprehensive income (loss) $    58,327      (22,257)      36,070      (65,123)      24,987     (40,136)
                                  ===========  ===========  ===========  ===========  =========== ===========


                                                 1998
                                  -------------------------------------
                                  BEFORE-TAX   TAX EXPENSE  NET OF TAX
  (In thousands)                    AMOUNT     OR BENEFIT     AMOUNT
                                  -----------  -----------  -----------
Net unrealized gains/losses
  on investment securities
  available for sale:
 Unrealized gains (losses)
 arising during the year ........       8,535       (3,286)       5,249
 Reclassification adjustment for
  (gains) losses realized in net
  income ........................      (1,299)         500         (799)
                                  -----------  -----------  -----------
Net unrealized gains (losses) ...       7,236       (2,786)       4,450
Foreign currency translation
  adjustments ...................           1           --            1
                                  -----------  -----------  -----------
Other comprehensive income (loss)       7,237       (2,786)       4,451
                                  ===========  ===========  ===========


NOTE 9   EARNINGS PER SHARE

         The following table displays a reconciliation of the information used in calculating basic and diluted earnings per share (EPS) for the years ended December 31, 2000, 1999, and 1998.


                                               2000                            1999                              1998
                                 -------------------------------- -------------------------------- --------------------------------
(In thousands,                      NET       AVERAGE  NET INCOME   NET       AVERAGE  NET INCOME     NET       AVERAGE  NET INCOME
except per share data)             INCOME     SHARES   PER SHARE    INCOME    SHARES   PER SHARE    INCOME       SHARES   PER SHARE
-----------------------------------------------------------------------------------------------------------------------------------
BASIC EPS ...................... $  262,557    283,552 $      .93 $  225,307  280,016 $        .80 $  196,465    272,416 $      .72
Effect of dilutive options .....         --      3,330                    --    3,339                      --      4,807
                                 ---------- ----------            ---------- --------              ----------  ---------
DILUTED EPS .................... $  262,557    286,882 $      .92 $  225,307  283,355 $        .80 $  196,465    277,223 $      .71
                                 ========== ========== ========== ========== ======== ============ ==========  ========= ==========


         The following represents options to purchase shares of Synovus common stock that were outstanding during the periods noted below, but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares.


                                                                             WTD. AVG. EXERCISE PRICE
QUARTER ENDED                               NUMBER OF SHARES                        PER SHARE
-------------                               ----------------                 -------------------------
September 30, 2000........................    5,891,850 ...................          $  21.83
June 30, 2000.............................    7,478,050 ...................          $  21.30
March 31, 2000............................   10,530,800 ...................          $  20.52
December 31, 1999 ........................    6,260,596 ...................          $  21.87
September 30, 1999........................    6,383,651 ...................          $  21.82
June 30, 1999.............................    3,666,048 ...................          $  22.60
December 31, 1998.........................       10,000 ...................          $  22.81

NOTE 10   COMMITMENTS AND CONTINGENCIES

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

         Synovus is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers, reduce its own exposure to fluctuations in interest rates, and to conduct lending activities. These financial instruments include commitments to extend credit, standby and commercial letters of credit, commitments to sell mortgage loans, and interest rate contracts. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated financial statements.

         The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, and standby and commercial letters of credit is represented by the contract amount of those instruments. Synovus uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For interest rate swap and floor agreements held at year-end, Synovus had insignificant credit risk.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a


                             SYNOVUS FINANCIAL CORP.   ANNUAL REPORT 2000   F-15

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

fee. Since many of the commitments are expected to expire without being drawn upon, total commitment amounts do not necessarily represent future cash requirements.

    Loan commitments and letters of credit at December 31, 2000 include the following:

(In thousands)                                          2000
---------------------------------------------------------------
Standby letters of credit ...................        $  716,078
Undisbursed construction loans ..............           609,570
Unused credit card lines ....................           944,279
Other loan commitments ......................         1,414,503
                                                     ----------
Total .......................................        $3,684,430
                                                     ==========

         Due to the short-term nature of the outstanding loan commitments, and the likelihood that when funded, these loans will be indexed to then current market rates, the off-balance sheet value closely approximates fair value.

         At December 31, 2000, outstanding commitments to sell mortgage loans amounted to approximately $118,776,000. Such commitments are entered into to reduce the exposure to market risk arising from potential changes in interest rates, which could affect the fair value of mortgage loans held for sale and outstanding commitments to originate residential mortgage loans held for sale.

The commitments to sell mortgage loans are at fixed prices and are scheduled to settle at specified dates which generally do not exceed 90 days. The off-balance sheet value of outstanding commitments to sell mortgage loans at December 31, 2000 closely approximated fair value.

         Interest rate swap transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. Entering into off-balance sheet interest rate contracts involves not only interest rate risk, but also the risk of counterparties' failure to fulfill their legal obligations. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller.

         The consolidated notional amount of interest rate swap and floor contracts was $520,000,000 and $665,000,000 at December 31, 2000 and 1999,
respectively, with a carrying amount of $6,000 and $77,000 at December 31, 2000 and 1999, respectively. The estimated net unrealized gain (loss) on these interest rate contracts was $3,635,000 and ($10,575,000) for the years ended December 31, 2000 and 1999, respectively.

         These interest rate contracts are being utilized to hedge approximately $352,000,000 in prime rate floating loans and $180,000,000 in fixed rate deposits in Georgia and South Carolina.

                                                                                   Weighted
                                             Weighted     Weighted     Weighted    Average                                Net
                                  Notional    Average      Average      Average    Maturity   Unrealized  Unrealized   Unrealized
(Dollars in thousands)             Amount   Receive Rate  Pay Rate(*)  Floor Rate  In Months     Gains      Losses    Gains (Losses)
-----------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2000
Receive fixed swaps - LIBOR       $180,000       6.92%        6.55%      n/a          20      $    2,521       (132)       2,389
Receive fixed swaps - Prime        320,000       8.76%        9.50%      n/a          26           1,645       (393)       1,252
                                  --------                                                    ----------    -------      -------
       Total receive fixed swaps   500,000       8.10%        8.44%                   24           4,166       (525)       3,641
                                  --------                                                    ----------    -------      -------
Purchased interest rate floors      20,000        n/a          n/a      8.00%          2              --         (6)          (6)
                                  --------                                                    ----------    -------      -------
Total                             $520,000                                            23      $    4,166       (531)       3,635
                                  ========                                                    ==========    =======      =======
DECEMBER 31, 1999
Receive fixed swaps - LIBOR       $180,000       5.78%        6.16%      n/a          19      $      181     (2,711)      (2,530)
Receive fixed swaps - Prime        420,000       8.82%        8.50%      n/a          39              75     (8,047)      (7,972)
                                  --------                                                    ----------    -------      -------
       Total receive fixed swaps   600,000       7.91%        7.80%                   33             256    (10,758)     (10,502)
                                  --------                                                    ----------    -------      -------

Purchased interest rate floors      65,000        n/a          n/a      7.90%          9              --        (73)         (73)
                                  --------                                                    ----------    -------      -------
Total                             $665,000                                            31      $      256    (10,831)     (10,575)
                                  ========                                                    ==========    =======      =======

(*) Variable pay rate based upon contract rates in effect at December 31, 2000 and 1999.

LEASE COMMITMENTS

         Synovus and its subsidiaries have entered into long-term operating leases for various branch locations, corporate facilities, data processing equipment, and furniture. Management expects that as these leases expire they will be renewed or replaced by other leases. At December 31, 2000, minimum rental commitments under all such noncancelable leases for the next five years are as follows:

                                         Equipment
                                           and
   (In thousands)            Facilities  Furniture    Total
------------------------------------------------------------
2001........................  $15,958     92,089     108,047
2002........................   15,213     96,365     111,578
2003........................    7,691     53,681      61,372
2004........................    5,568     19,222      24,790
2005........................   25,043     24,163      49,206

         In 1997, TSYS entered into an operating lease agreement for TSYS' new corporate campus. Under the agreement, which is guaranteed by Synovus, the lessor paid for the construction and development costs and has leased the facilities to TSYS for a term of three years beginning in November 1999. The lease provides for substantial residual value guarantees and includes purchase options at the original cost of the property. The amount of the residual value guarantees relative to the assets under this lease is projected to be $81.4 million. The terms of this lease financing arrangement require, among other things, that TSYS maintain certain minimum financial ratios and provide certain information to the lessor.

         Rental expense on equipment and furniture, including cancelable leases, was $81,086,000, $82,272,000, and $55,320,000 for the years ended December 31,
2000, 1999, and 1998, respectively. Rental expense on facilities was $16,336,000, $11,033,000, and $7,685,000 for the years ended December 31, 2000,
1999, and 1998, respectively.


F-16 SYNOVUS FINANCIAL CORP.  ANNUAL REPORT 2000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

CONTRACTUAL COMMITMENTS

         In the normal course of its business, TSYS maintains processing contracts with its clients. These processing contracts contain commitments, including but not limited to, minimum standards and time frames against which TSYS' performance is measured. In the event that TSYS does not meet its contractual commitments with its clients, TSYS may incur penalties and/or certain clients may have the right to terminate their contracts with TSYS. TSYS does not believe that it will fail to meet its contractual commitments to an extent that will result in a material adverse effect on its financial condition or results of operations.

LEGAL PROCEEDINGS

         Synovus and its subsidiaries are subject to various legal proceedings and claims which arise in the ordinary course of its business. Any litigation is vigorously defended by Synovus and, in the opinion of management, based on consultation with external legal counsel, any outcome of such litigation would not materially affect the consolidated financial position or results of operations.

         Currently, multiple lawsuits seeking class action treatment are pending against one of the Alabama banking subsidiaries that involve: (1) payment of service fees or interest rebates to automobile dealers in connection with the assignment of automobile credit sales contracts to that subsidiary; (2) the forced placement of insurance to protect that subsidiary's interest in collateral for which consumer credit customers have failed to obtain or maintain insurance; and (3) the receipt of commissions by that subsidiary in connection with the sale of credit life insurance to its consumer credit customers and the charging of an interest surcharge and a processing fee in connection with consumer loans made by that subsidiary. These lawsuits seek unspecified damages, including punitive damages. Synovus intends to vigorously contest these lawsuits and all other litigation to which Synovus and its subsidiaries are parties. Based upon information presently available, and in light of legal, equitable, and factual defenses available to Synovus and its subsidiaries, contingent liabilities arising from the threatened and pending litigation are not considered material. It should be noted, however, that large punitive damage awards bearing little relation to the actual damages sustained by plaintiffs, have been awarded in Alabama.

         In November, 1998, a class action complaint was filed against NationsBank of Delaware, N.A., in the United States District Court for the Southern District of Mississippi. On March 23, 1999, the named plaintiff amended the complaint and named TSYS and certain credit bureaus as defendants in the case. The named plaintiff alleges, among other things, that the defendants failed to report properly the credit standing of each member of the putative class. The named plaintiff has defined the class as all persons and entities within the United States who obtained credit cards from NationsBank, and whose accounts were purchased by or transferred to U.S. BankCard, and whose accounts were reported to credit bureaus or credit agencies incorrectly in August 1998. The amended complaint alleges negligence, violation of the Fair Credit Reporting Act, breach of the duty of good faith and fair dealing, and seeks declaratory relief, injunctive relief and the imposition of punitive damages. The parties have reached a settlement of this litigation, which settlement is subject to court approval under Rule 23(e) of the Federal Rules of Civil Procedure. Payments by TSYS to settle the litigation are not expected to be material to TSYS' financial condition or results of operations and management expects the settlement to be substantially covered by insurance.

NOTE 11 REGULATORY REQUIREMENTS AND RESTRICTIONS

         The amount of dividends paid to the Parent Company from each of the subsidiary banks is limited by various banking regulatory agencies. The amount of cash dividends available from subsidiary banks for payment in 2001, in the aggregate, without prior approval from the banking regulatory agencies, is approximately $132,220,000. In prior years, certain Synovus banks have received permission and have paid cash dividends to the Parent Company in excess of these regulatory limitations.

         Synovus is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Synovus must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require Synovus on a consolidated basis, and the Parent Company and subsidiary banks individually, to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets as defined, and of Tier I capital to average assets, as defined. Management believes that as of December 31, 2000, Synovus meets all capital adequacy requirements to which it is subject.

         As of December 31, 2000, the most recent notification from the Federal Reserve Bank of Atlanta categorized all of the banking subsidiaries as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, Synovus and its subsidiaries must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. Management is not aware of the existence of any conditions or events occurring subsequent to December 31, 2000 which would affect the well-capitalized classifications.

                                SYNOVUS FINANCIAL CORP.  ANNUAL REPORT 2000 F-17

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

    Actual capital amounts and ratios for Synovus are presented in the following table on a consolidated basis and for each significant subsidiary, as defined.



                                                                                                            To be Well Capitalized
                                                                                       For Capital          Under Prompt Corrective
                                                             Actual                 Adequacy Purposes          Action Provisions
                                                   -------------------------     ---------------------      -----------------------
(Dollars in thousands)                                2000           1999          2000           1999        2000         1999
----------------------------------------------------------------------------------------------------------------------------------
SYNOVUS FINANCIAL CORP.
Tier I capital...............................      $1,455,576      1,281,850       504,814       409,708         n/a           n/a
Total risk-based capital.....................       1,605,365      1,410,888     1,009,629       819,416         n/a           n/a
Tier I capital ratio.........................           11.53%         12.51          4.00          4.00         n/a           n/a
Total risk-based capital ratio...............           12.72          13.77          8.00          8.00         n/a           n/a
Leverage ratio...............................           10.24          10.52          4.00          4.00         n/a           n/a

COLUMBUS BANK AND TRUST COMPANY

Tier I capital...............................      $  602,918        501,325       125,556        98,292     188,334       147,438
Total risk-based capital.....................         628,484        521,730       251,112       196,584     313,890       245,730
Tier I capital ratio.........................           19.21%         20.40          4.00          4.00        6.00          6.00
Total risk-based capital ratio...............           20.02          21.23          8.00          8.00       10.00         10.00
Leverage ratio...............................           20.77          17.55          4.00          4.00        5.00          5.00

THE NATIONAL BANK OF SOUTH CAROLINA

Tier I capital...............................      $  151,308        128,018        66,279        56,723      99,418        85,085
Total risk-based capital.....................         172,036        145,762       132,558       113,446     165,697       141,808
Tier I capital ratio.........................            9.13%          9.03          4.00          4.00        6.00          6.00
Total risk-based capital ratio...............           10.38          10.28          8.00          8.00       10.00         10.00
Leverage ratio                                           7.99           7.79          4.00          4.00        5.00          5.00


NOTE 12 EMPLOYMENT EXPENSES AND BENEFIT PLANS

         Synovus generally provides noncontributory, trusteed, money purchase, profit sharing and 401(k) plans, which cover all eligible employees. Annual discretionary contributions to these plans are set each year by the respective Boards of Directors of each subsidiary, but cannot exceed amounts allowable as a deduction for federal income tax purposes. Aggregate contributions to these money purchase, profit sharing, and 401(k) plans for the years ended December 31, 2000, 1999, and 1998, were $40,113,589, $46,475,366, and $38,871,669, respectively.

         Synovus has stock purchase plans for directors and employees whereby Synovus makes contributions equal to one-half of employee and director voluntary contributions. The funds are used to purchase outstanding shares of Synovus common stock. TSYS has established director and employee stock purchase plans, modeled after Synovus' plans, except that the funds are used to purchase outstanding shares of TSYS common stock. Synovus and TSYS contributed $7,303,000, $6,365,000, and $5,448,000 to these plans in 2000, 1999, and 1998, respectively.

         Synovus has entered into employment agreements with certain executive officers for past and future services which provide for current compensation in addition to salary in the form of deferred compensation payable at retirement or in the event of death, total disability, or termination of employment. The aggregate cost of these salary continuation plans and employment agreements is not material to the consolidated financial statements.

         Synovus provides certain medical benefits to qualified retirees through a postretirement medical benefits plan. The benefit expense and accrued benefit cost is not material to the consolidated financial statements.

NOTE 13   STOCK-BASED COMPENSATION

         Synovus has various stock option plans under which the Compensation Committee of the Board of Directors has the authority to grant options to Synovus employees. At December 31, 2000, Synovus had 11,721,195 shares of its authorized but unissued common stock reserved for future grants under the stock option plans. The general terms of the existing stock option plans include vesting periods ranging from two to three years and exercise periods ranging from five to ten years. Such stock options are granted at exercise prices which equal the fair market value of a share of common stock on the grant date.

         During 1999 and 1998, Synovus granted options to purchase 150 shares of stock to each employee, for a total of 1,546,650 and 1,246,650 stock options in 1999 and 1998, respectively. The exercise price per share is equal to the fair market value at the grant date of $19.19 and $22.00 for the 1999 and 1998 grants, respectively. The options are exercisable after the price of the stock has doubled or after three years, whichever comes first.

         During 2000, Synovus granted options to purchase 4,100,000 shares of stock to certain key executives. The exercise price per share is equal to the fair market value at the grant date, which ranges from $17.69 to $18.06. The options are exercisable in equal installments when the per share market price of Synovus common stock exceeds $40, $45, and $50, and in any event on dates ranging from September 12, 2006 to June 28, 2007. During 1999, a similar grant to purchase 500,000 shares of stock was granted to a key executive. The exercise price per share is equal to the fair market value at the grant date of $19.06. The options are exercisable in equal installments when the per share market price of Synovus common stock exceeds $40, $45, and $50, and in any event on September 12, 2006.


F-18  SYNOVUS FINANCIAL CORP.   ANNUAL REPORT  2000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

         Synovus applies APB Opinion No. 25 in accounting for its stock option plans. Accordingly, compensation expense for the option grants has not been recognized in the accompanying financial statements.

    A summary of the status of stock option plans as of December 31, 2000, 1999, and 1998 and changes during the years then ended is presented below:

                                                      2000                         1999                         1998
                                             --------------------------  ----------------------------  ---------------------------
                                                          Weighted Avg.                 Weighted Avg.                Weighted Avg.
                                                Shares   Exercise Price     Shares     Exercise Price    Shares     Exercise Price
                                             ----------  --------------  ------------  --------------  -----------  --------------
Options outstanding at beginning of period   19,440,950      $16.28      16,364,209        $12.84       13,349,230       $ 9.22
Options granted ..........................    5,635,430       17.36       4,589,819         21.13        4,348,434        21.67
Options exercised ........................   (1,104,392)       6.77      (1,347,711)         5.02       (1,196,396)        4.60
Options cancelled ........................     (752,575)      20.28        (165,367)        17.27         (137,059)       12.44
                                             ----------      ------      ----------        ------       ----------       ------
   Options outstanding at end of period ..   23,219,413       16.87      19,440,950         16.28       16,364,209        12.84
                                             ==========      ======      ==========        ======       ==========       ======
   Options exercisable at end of period ..   10,649,279      $11.30       8,456,609        $ 8.72        6,211,534       $ 6.04
                                             ==========      ======      ==========        ======       ==========       ======


    The following is a summary of stock options outstanding at December 31, 2000:

                                  OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
                    ---------------------------------------------------    ----------------------------
   RANGE OF          NUMBER OF       WEIGHTED AVG.       WEIGHTED AVG.     NUMBER OF     WEIGHTED AVG.
EXERCISE PRICES       OPTIONS       REMAINING YEARS      EXERCISE PRICE     OPTIONS      EXERCISE PRICE
---------------     ----------      ---------------      --------------    ---------     --------------
$ 1.31 - $ 2.63        547,409         3.3 years            $ 2.41            547,409      $ 2.41
$ 3.13 - $ 4.70      1,451,432         0.7 years            $ 4.43          1,451,432      $ 4.43
$ 6.74 - $10.61      4,182,136         3.9 years            $ 8.26          4,145,648      $ 8.23
$14.27 - $22.87     17,038,436         7.0 years            $18.84          4,504,790      $17.41

         The per share weighted average fair value of stock options granted during 2000, 1999, and 1998 was $6.42, $5.41, and $4.96, respectively. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 2000, 1999, and 1998, respectively: risk-free interest rates of 6.4%, 5.3%, and 5.4%; expected volatility of 36%, 36%, and 32%; expected life of
6.3 years, 4.3 years, and 4 years; and dividend yield of 2.3%, 1.7%, and 1.3%.

         Had Synovus determined compensation expense based on the fair value at the grant date for its stock options granted during the years 1995 through 2000 under SFAS No. 123, net income would have been reduced to the pro forma amounts indicated below:

                                                   YEARS ENDED DECEMBER 31,
                                               --------------------------------
 (In thousands, except per share data)           2000        1999        1998
-------------------------------------------------------------------------------
Net income
 As reported ...........................       $262,557     225,307     196,465
 Pro forma .............................        251,012     213,662     187,044
Earnings per share-diluted:
 As reported ...........................            .92         .80         .71
 Pro forma .............................            .87         .75         .67

         In addition to the stock options described above, non-transferable, restricted shares of Synovus common stock have been awarded to various key executives under key executive restricted stock bonus plans. The market value of the common stock at the date of issuance is included as a reduction of shareholders' equity in the consolidated balance sheets and is amortized as compensation expense using the straight-line method over the vesting period of the awards. Aggregate compensation expense with respect to the foregoing Synovus restricted stock awards was approximately $1,009,000, $1,252,000, and $1,189,000 for the years ended December 31, 2000, 1999, and 1998, respectively. Summary information regarding outstanding restricted stock awards at December 31, 2000 is presented below:

    Year Awards        Market Value        Vesting
      Granted         at Award Date        Period
    -----------       -------------        -------
      1995              $2,054,000         5 years
      1996               3,771,000         5 years
      1997                 246,000         5 years
      2000                  97,646         5 years

NOTE 14 FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following table presents the carrying and estimated fair values of on-balance sheet financial instruments at December 31, 2000 and 1999. The estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.

         The carrying and estimated fair values relating to off-balance sheet financial instruments are summarized in Note 10.

         Cash and due from banks, interest earning deposits with banks, and federal funds sold are repriced on a short-term basis; as such, the carrying value closely approximates fair value.

         The fair value of mortgage loans held for sale is based on quoted market prices of comparable instruments.

         The fair value of loans is estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as commercial, mortgage, home equity, credit card, and other consumer loans. Fixed rate commercial loans are further segmented into certain collateral code groupings. Commercial and other consumer loans with adjustable interest rates are assumed to be at fair value. Mortgage loans are further segmented into fixed and adjustable rate interest terms. Home equity and credit card loans have adjustable interest rates and are, therefore, assumed to be at fair value. The fair value of loans, except mortgage loans, is calculated by discounting contractual cash flows using estimated market discount rates which reflect the credit and interest rate risk inherent


                                    SYNOVUS FINANCIAL CORP.  ANNUAL REPORT  F-19

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

                                                                              2000                                1999
                                                                    ---------------------------        ---------------------------
                                                                     Carrying        Estimated          Carrying         Estimated
(In thousands)                                                         Value         Fair Value           Value         Fair Value
----------------------------------------------------------------------------------------------------------------------------------
Financial assets:
Cash and due from banks ....................................       $   558,054           558,054          466,543          466,543
Interest earning deposits with banks .......................             3,806             3,806            1,928            1,928
Federal funds sold .........................................           375,765           375,765           92,093           92,093
Mortgage loans held for sale ...............................           108,234           108,234           83,145           83,145
Investment securities available for sale ...................         1,807,039         1,807,039        1,716,678        1,716,678
Investment securities held to maturity .....................           270,889           275,233          277,279          273,504
Loans, net .................................................        10,604,020        10,592,117        8,940,681        8,984,381
Purchased and originated mortgage servicing rights .........             1,600             1,548           33,411           36,945

Financial liabilities:
Non-interest bearing deposits ..............................         1,726,817         1,726,817        1,625,313        1,625,313
Interest bearing deposits ..................................         9,434,893         9,432,433        7,814,774        7,757,991
Federal funds purchased and
 securities sold under agreement to repurchase .............         1,039,900         1,039,900        1,261,391        1,261,391
Long-term debt .............................................           840,859           826,331          318,620          318,178

in the loan. For mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for certain prepayment assumptions, estimated using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs.

         In accordance with SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", the fair value of deposits with no stated maturity, such as non-interest bearing demand accounts, interest bearing demand deposits, money market accounts, and savings accounts, is equal to the amount payable on demand as of that respective date. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

         Short-term debt that matures within ten days is assumed to be at fair value. The fair value of short-term and long-term debt with fixed interest rates is calculated by discounting contractual cash flows using estimated market discount rates.

NOTE 15   INCOME TAXES

         For the years ended December 31, 2000, 1999, and 1998, income tax expense (benefit) consists of:

   (In thousands)                               2000            1999            1998
-------------------------------------------------------------------------------------
Current:
  Federal ...........................        $144,514         117,038         96,223
  State .............................           9,123           6,826          5,110
                                             --------         -------        -------
                                              153,637         123,864        101,333
                                             --------         -------        -------
Deferred:
  Federal ...........................          (3,755)            122          5,244
  State .............................            (704)             22            983
                                             --------         -------        -------
                                               (4,459)            144          6,227
                                             --------         -------        -------
    Total income tax expense.........        $149,178         124,008        107,560
                                             ========         =======        =======

    Income tax expense as shown in the consolidated statements of income differed from the amounts computed by applying the U.S. Federal income tax rate of 35% to pretax income as a result of the following:

   (In thousands)                             2000               1999            1998
----------------------------------------------------------------------------------------
Taxes at statutory Federal
  income tax rate .................        $ 144,107           122,260          106,409
Tax-exempt income .................           (3,638)           (3,200)          (2,798)
State income taxes, net of
  federal income tax benefit ......            5,472             4,450            3,960
Minority interest .................            5,773             4,616            3,696
Other, net ........................           (2,536)           (4,118)          (3,707)
                                           ---------          --------        ---------
    Total income tax expense ......        $ 149,178           124,008          107,560
                                           =========          ========        =========
    Effective income tax rate .....            36.23%            35.50            35.38
                                           =========          ========        =========

         At December 31, 2000 and 1999, Synovus had state income tax credit carryforwards of $3,828,298 and $2,621,530, respectively. The credits will begin to expire in the year 2008. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred income tax assets become deductible, management believes that it is more likely than not that Synovus will realize the benefits of these deductible differences, net of existing valuation allowances, at December 31, 2000. The valuation allowance for deferred tax assets was $1,400,000 at December 31, 2000 and 1999.

F-20    SYNOVUS FINANCIAL CORP.  ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

         The tax effects of temporary differences that gave rise to significant portions of the deferred income tax assets and liabilities at December 31, 2000 and 1999, are presented below:


         (In thousands)                                                                 2000           1999
         ---------------------------------------------------------------------------------------------------
         Deferred income tax assets:
         Provision for losses on loans ........................................      $ 60,998        48,709
         Net unrealized loss on investment securities available for sale ......            --        18,094
         State tax credits ....................................................         3,828         2,622
         Other assets .........................................................        13,491        15,180
                                                                                     --------       -------
            Total gross deferred income tax assets ............................        78,317        84,605
         Less valuation allowance .............................................        (1,400)       (1,400)
                                                                                     --------       -------
            Total net deferred income tax assets ..............................        76,917        83,205
                                                                                     --------        ------
         Deferred income tax liabilities:
         Computer software development costs ..................................       (17,662)      (18,311)
         Differences in depreciation ..........................................       (28,542)      (18,801)
         Capitalization of mortgage servicing rights ..........................          (513)       (9,201)
         Net unrealized gain on investment securities available for sale ......        (4,242)           --
         Ownership interest in partnership ....................................        (3,616)       (2,553)
         Other liabilities ....................................................        (6,814)         (934)
                                                                                     --------       -------
            Total gross deferred income tax liabilities .......................       (61,389)      (49,800)
                                                                                     --------       -------
               Net deferred income tax assets .................................      $ 15,528        33,405
                                                                                     ========       =======

NOTE 16   OPERATING SEGMENTS

         Synovus has two reportable segments: banking operations and transaction processing services. The banking operations segment is predominately involved in commercial banking activities and also provides retail banking, trust, mortgage, insurance, and brokerage services. The transaction processing segment consists primarily of operations at TSYS, which primarily provides card processing services to its clients, including debit, commercial, retail, stored value and consumer cards. The transaction processing services segment also includes related services to banks and other card issuing institutions as well as TDM's debt, collection and bankruptcy management operations, and the software solutions for commercial card management programs offered by ProCard. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. All inter-segment services provided are charged at the same rates as those charged to unaffiliated customers. Such services are included in the revenues and net income of the respective segments and are eliminated to arrive at consolidated totals.

Segment information for the years ended December 31, 2000, 1999, and 1998, is presented below:




                                                                                 TRANSACTION
         (In thousands)                                              BANKING     PROCESSING
                                                                   OPERATIONS     SERVICES(A)  ELIMINATIONS     CONSOLIDATED
         ------------------------------------------------------------------------------------------------------------------

         Total revenue (b) ...........................   2000      $   761,736       647,122   (13,013)(c)        1,395,845
               .......................................   1999          693,726       568,613    (9,280)(c)        1,253,059
               .......................................   1998          603,681       436,858    (3,261)(c)        1,037,278
         Net interest income .........................   2000          557,531         4,801        --              562,332
               .......................................   1999          511,464         1,830        --              513,294
               .......................................   1998          452,755         2,310        --              455,065
         Income before taxes .........................   2000          292,402       135,730   (16,397)(d)          411,735
               .......................................   1999          253,571       108,932   (13,188)(d)          349,315
               .......................................   1998          219,031        95,553   (10,559)(d)          304,025
         Income tax expense ..........................   2000          101,964        47,214        --              149,178
               .......................................   1999           88,251        35,757        --              124,008
               .......................................   1998           76,851        30,709        --              107,560
         Net income ..................................   2000          190,438        88,516   (16,397)(d)          262,557
               .......................................   1999          165,320        73,175   (13,188)(d)          225,307
               .......................................   1998          142,180        64,844   (10,559)(d)          196,465
         Total assets ................................   2000       14,379,117       607,635   (78,660)(e)       14,908,092
               .......................................   1999       12,142,344       464,969   (60,312)(e)       12,547,001
               .......................................   1998       10,466,428       356,125   (10,961)(e)       10,811,592

(a) Includes equity in income of joint ventures which is included in other operating income.
(b)  Consists of net interest income and non-interest income.
(c) Principally, data processing service revenues provided to the banking operations segment.
(d)  Minority interest in TSYS.
(e)  Primarily TSYS' cash deposits with the banking operations segment.


                     SYNOVUS FINANCIAL CORP.       ANNUAL REPORT 2000       F-21

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

NOTE 17 CONDENSED FINANCIAL INFORMATION OF SYNOVUS FINANCIAL CORP. (PARENT COMPANY ONLY)



            CONDENSED BALANCE SHEETS                                                                          DECEMBER 31,
                                                                                                    ------------------------------
            (In thousands)                                                                              2000               1999
            ----------------------------------------------------------------------------------------------------------------------
            ASSETS
            Cash .............................................................................      $         50             5,050
            Investment in consolidated bank subsidiaries, at equity (including TSYS) .........         1,476,618         1,233,759
            Investment in consolidated nonbank subsidiaries, at equity .......................            45,995            44,171
            Notes receivable from subsidiaries ...............................................           156,187            23,776
            Other assets .....................................................................            52,105            31,274
                                                                                                    ------------         ---------
                   Total assets ..............................................................      $  1,730,955         1,338,030
                                                                                                    ============         =========

            LIABILITIES AND SHAREHOLDERS' EQUITY
            Liabilities:
                Long-term debt ...............................................................      $    276,240            76,480
                Other liabilities ............................................................            37,544            34,881
                                                                                                    ------------         ---------
                   Total liabilities .........................................................           313,784           111,361
                                                                                                    ------------         ---------

            Shareholders' equity:
                Common stock .................................................................           284,818           282,189
                Surplus ......................................................................           107,652            79,190
                Treasury stock ...............................................................            (1,285)           (1,285)
                Unamortized restricted stock .................................................              (381)           (1,293)
                Accumulated other comprehensive income (loss) ................................             5,936           (30,134)
                Retained earnings ............................................................         1,020,431           898,002
                                                                                                    ------------         ---------
                   Total shareholders' equity ................................................         1,417,171         1,226,669
                                                                                                    ------------         ---------
                   Total liabilities and shareholders' equity ................................      $  1,730,955         1,338,030
                                                                                                    ============         =========


      CONDENSED STATEMENTS OF INCOME
      (In thousands)
                                                                                                     YEARS ENDED DECEMBER 31,
                                                                                                 ---------------------------------
                                                                                                   2000         1999        1998
      ----------------------------------------------------------------------------------------------------------------------------
      Income:
          Dividends received from bank subsidiaries (including TSYS) ........................    $ 141,849     153,689     132,714
          Management fees ...................................................................        1,678       2,125       1,871
          Interest income ...................................................................        1,281       3,301       2,237
          Other income ......................................................................        3,630      10,066       5,684
                                                                                                 ---------     -------     -------
             Total income ...................................................................      148,438     169,181     142,506
                                                                                                 ---------     -------     -------

      Expenses:
          Interest expense ..................................................................        8,802       4,878       4,774
          Other expenses ....................................................................       25,350      25,217      24,651
                                                                                                 ---------     -------     -------
             Total expenses .................................................................       34,152      30,095      29,425
                                                                                                 ---------     -------     -------

             Income before income taxes and equity in undistributed income of subsidiaries ..      114,286     139,086     113,081
      Allocated income tax benefit ..........................................................      (11,036)     (6,404)     (5,502)
                                                                                                 ---------     -------     -------

             Income before equity in undistributed income of subsidiaries ...................      125,322     145,490     118,583
      Equity in undistributed income of subsidiaries ........................................      137,235      79,817      77,882
                                                                                                 ---------     -------     -------

             Net income .....................................................................    $ 262,557     225,307     196,465
                                                                                                 =========     =======     =======


F-22       SYNOVUS FINANCIAL CORP.       ANNUAL REPORT 2000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                [LOGO]

CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)                                                                                         YEARS ENDED DECEMBER 31
                                                                                                 ----------------------------------
                                                                                                   2000         1999         1998
         --------------------------------------------------------------------------------------------------------------------------
         OPERATING ACTIVITIES
            Net income ......................................................................    $ 262,557    $ 225,307     196,465
            Adjustments to reconcile net income to net cash provided by operating activities:
                Equity in undistributed earnings of subsidiaries ............................     (137,235)     (79,817)    (77,882)
                Net income of equity method investments .....................................      (14,084)         (60)       (157)
                Depreciation, amortization, and accretion, net ..............................          736        1,705       1,309
                Net increase (decrease) in other liabilities ................................        3,557        2,270      (5,576)
                Net (increase) decrease in other assets .....................................        5,541       (4,233)     (1,758)
                                                                                                 ---------    ---------     -------
                   Net cash provided by operating activities ................................      121,072      145,172     112,401
                                                                                                 ---------    ---------     -------

         INVESTING ACTIVITIES
            Net investment in subsidiaries ..................................................      (70,858)     (55,836)    (52,733)
            Net (increase) decrease in short-term notes receivable from subsidiaries ........     (143,204)      (2,280)     14,254
            Purchase of premises and equipment, net .........................................           --         (114)     (1,111)
                                                                                                 ---------    ---------     -------
                   Net cash used in investing activities ....................................     (214,062)     (58,230)    (39,590)
                                                                                                 ---------    ---------     -------

         FINANCING ACTIVITIES
            Dividends paid to shareholders ..................................................     (125,407)     (93,923)    (74,768)
            Principal repayments on long-term debt ..........................................         (240)        (240)     (4,289)
            Proceeds from issuance of long-term debt ........................................      200,000           --          --
            Purchase of treasury stock ......................................................           --           --      (3,792)
            Proceeds from issuance of common stock ..........................................       13,637        6,702       9,417
                                                                                                 ---------    ---------     -------
                                                                                                    87,990      (87,461)    (73,432)
                                                                                                 ---------    ---------     -------

         Decrease in cash ...................................................................       (5,000)        (519)       (621)
         Cash at beginning of period ........................................................        5,050        5,569       6,190
                                                                                                 ---------    ---------     -------
         Cash at end of period ..............................................................    $      50        5,050       5,569
                                                                                                 =========    =========     =======

         For the years ended December 31, 2000, 1999, and 1998, the Parent Company paid income taxes of $136 million, $103 million, and $91 million, respectively, and interest in the amount of $9 million, $5 million, and $5 million, respectively, each year.

NOTE 18   SUPPLEMENTAL FINANCIAL DATA

         Components of other operating income and expenses in excess of 1% of total revenues for any of the respective years are as follows:

                                                                      Years ended December 31
                                                                 -------------------------------
          (In thousands)                                          2000         1999        1998
          --------------------------------------------------------------------------------------
          Income:

           Third-party services on credit cards

           and other consumer loans .......................      $36,280      37,698      38,220


          Expenses:

           Stationery, printing, and supplies .............       33,062      33,700      28,556

           Third-party processing services ................       21,557      20,018       6,263


                     SYNOVUS FINANCIAL CORP.       ANNUAL REPORT 2000       F-23

                                                                          [LOGO]


                             SYNOVUS FINANCIAL CORP.
                       REPORT OF FINANCIAL RESPONSIBILITY


         The management of Synovus is responsible for the integrity and objectivity of the consolidated financial statements and other financial information presented in this report. These statements have been prepared in accordance with generally accepted accounting principles and necessarily include amounts based on judgments and estimates by management.

         Synovus maintains internal accounting control policies and related procedures designed to provide reasonable assurance that assets are safeguarded, that transactions are executed in accordance with management's authorization and properly recorded, and that accounting records may be relied upon for the preparation of reliable published annual and interim financial statements and other financial information. The design, monitoring and revision of internal accounting control systems involve, among other things, management's judgment with respect to the relative cost and expected benefits of specific control measures. The Company also maintains an internal auditing function which evaluates and reports on the adequacy and effectiveness of internal accounting controls and policies and procedures.

         The Company's consolidated financial statements have been audited by independent auditors who have expressed their opinion with respect to the fairness of these statements.

         The Audit Committee of the Board of Directors, composed solely of outside directors, meets periodically with Synovus management, internal auditors and independent auditors to review matters relating to the quality of financial reporting and internal accounting controls. Both the internal auditors and the independent auditors have unrestricted access to the Committee.

         /s/ James H. Blanchard
         James H. Blanchard
         Chairman of the Board and Chief Executive Officer


         /s/ Thomas J. Prescott
         Thomas J. Prescott
         Executive Vice President and Chief Financial Officer

         January 17, 2001


F-24       SYNOVUS FINANCIAL CORP.       ANNUAL REPORT 2000

                                                                          [LOGO]

[KPMG LOGO]                                           303 Peachtree Street, N.E.
                                                      Suite 2000
                                                      Atlanta, GA 30308



                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
Synovus Financial Corp.:

We have audited the accompanying consolidated balance sheets of Synovus Financial Corp. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of Synovus' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Synovus Financial Corp. and subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


KPMG LLP


January 17, 2001


                     SYNOVUS FINANCIAL CORP.       ANNUAL REPORT 2000       F-25

Selected Financial Data                                                   [LOGO]

(Amounts in thousands, except per share data)

                                                                                YEARS ENDED DECEMBER 31,
                                                         -----------------------------------------------------------------
                                                             2000           1999         1998          1997        1996(B)
                                                         -----------------------------------------------------------------
INCOME STATEMENT:
    Total revenues(a) ................................   $ 1,395,064      1,251,857    1,035,979      927,398      821,793
    Net interest income ..............................       562,332        513,294      455,065      425,920      386,350
    Provision for losses on loans ....................        44,341         34,007       26,882       32,485       32,411
    Non-interest income ..............................       833,513        739,765      582,213      501,412      435,443
    Non-interest expense .............................       923,274        856,549      695,812      618,691      555,904
    Net income .......................................       262,557        225,307      196,465      170,829      144,174

PER SHARE DATA:
    Net income - basic ...............................          0.93           0.80         0.72         0.63         0.54
    Net income - diluted .............................          0.92           0.80         0.71         0.63         0.53
    Cash dividends declared ..........................          0.44           0.36         0.29         0.24         0.19
    Book value .......................................          4.98           4.35         3.99         3.50         3.02

BALANCE SHEET:
    Investment securities ............................     2,077,928      1,993,957    1,877,473    1,702,681    1,685,672
    Loans, net of unearned income ....................    10,751,887      9,068,239    7,603,605    6,752,154    6,188,882
    Deposits .........................................    11,161,710      9,440,087    8,797,412    7,928,211    7,395,732
    Long-term debt ...................................       840,859        318,620      131,802      131,492      100,415
    Shareholders' equity .............................     1,417,171      1,226,669    1,111,917      937,222      812,296
    Average total shareholders' equity ...............     1,303,634      1,165,426    1,013,334      865,232      757,302
    Average total assets .............................    13,466,385     11,438,696    9,827,925    9,067,237    8,355,951

PERFORMANCE RATIOS AND OTHER DATA:
    Return on average assets .........................          1.95%          1.97         2.00         1.88         1.73
    Return on average equity .........................         20.14          19.33        19.39        19.74        19.04
    Net interest margin ..............................          4.70           5.07         5.23         5.28         5.19
    Efficiency ratio(c) ..............................         55.35          58.15        58.01        56.45        58.36
    Dividend payout ratio(d) .........................         47.76          43.78        41.52        38.10        36.62
    Average shareholders' equity to average assets ...          9.68          10.19        10.31         9.54         9.06
    Average shares outstanding, basic ................       283,552        280,016      272,416      269,285      268,271
    Average shares outstanding, diluted ..............       286,882        283,355      277,223      273,152      272,594

(a) Consists of net interest income and non-interest income, excluding securities gains (losses).

(b) 1996 selected financial data reflects the impact of the special FDIC assessment. Without the special FDIC assessment, net income would have been $146,970 and diluted net income per share would have been $.57.

(c)      For the banking operations segment.

(d) Determined by dividing dividends declared (excluding pooled subsidiaries) by consolidated net income.


F-26    SYNOVUS FINANCIAL CORP.     ANNUAL REPORT 2000

Financial Review                                                          [LOGO]

INTRODUCTION

         To better understand financial trends and performance, Synovus analyzes certain financial data in two separate components: banking operations and transaction processing services.

         Banking operations represent 54.5% of consolidated revenues and 72.5% of net income for 2000; 55.3% of consolidated revenues and 73.4% of net income for 1999; and 59.0% of consolidated revenues and 75.2% of net income for 1998.

         Transaction processing services are provided by majority-owned Total System Services, Inc. (TSYS), wholly-owned TSYS Total Debt Management, Inc.
(TDM) and wholly-owned ProCard, Inc. (ProCard). TSYS provides bankcard data processing and related services to banks and other institutions, generally under long-term processing contracts. TDM is a debt collection and bankruptcy management business. ProCard is a provider of software and Internet tools to assist organizations with the management of purchasing, travel and fleet card programs. TSYS represented 96.1% and 96.9% of 2000's total transaction processing revenues and net income, respectively.

         The following discussion reviews the results of operations and assesses the financial condition of Synovus. This discussion should be read in conjunction with the preceding consolidated financial statements and accompanying notes as well as the selected financial data.

SUMMARY

         The Synovus family of companies had another successful year in 2000. Net income for 2000 was $262.6 million, an increase of 16.5% over 1999 net income of $225.3 million. Diluted net income per share increased to $0.92 in 2000, up 15% over $0.80 per share in 1999. Return on assets was 1.95% in 2000, compared to 1.97% in 1999. Return on equity was 20.14% in 2000, compared to 19.33% in 1999.

         Two major growth areas--fee income from TSYS and core commercial lending--were the primary contributors to the financial performance in 2000. Continuing a trend that began in the last half of 1999, expense control management positively impacted the growth in net income.

         Banking operations' net income for 2000 was $190.4 million, up 15.2% from $165.3 million in 1999. Return on assets for the year was 1.46%, and return on equity was 19.18%, compared to 1.49% and 18.04%, respectively, for 1999.

         Transaction processing services' net income for 2000 was $88.5 million, up 21.0% from $73.2 million in 1999. The increase in net income was due primarily to a concerted emphasis on expense control and above average internal client growth at TSYS.

         Total assets ended the year at $14.9 billion, a growth rate of 18.8% for 2000, resulting primarily from net loan growth of $1.684 billion, or 18.6%. This asset growth was funded in large part by a $1.7216 billion, or 18.2%, increase in total deposits. Additional funding was provided by long-term debt. The increase in loans reflects the continued strength of the regional economy and our competitive advantage in the local markets we serve. Shareholders' equity grew 15.5% to $1.4 billion, which represented 9.51% of total assets.

ACQUISITIONS

         Table 1 summarizes the acquisitions completed during the past three years.

TABLE 1
ACQUISITIONS
(Dollars in thousands)

                                                             TOTAL       SHARES           ACCOUNTING
COMPANY AND LOCATION                      DATE               ASSETS      ISSUED           TREATMENT
-----------------------------------------------------------------------------------------------------------
ProCard, Inc.                         May 31, 2000          $  5,281    1,415,053    Pooling (Non-restated)
   Golden, Colorado
Ready Bank of Fort Walton Beach       October 31, 1999      $ 65,000      902,785    Pooling (Non-restated)
Holding Company, Inc.
   Ft. Walton Beach, Florida
Horizon Bancshares, Inc.              October 31, 1999      $ 60,000    1,043,631    Pooling (Non-restated)
   Pensacola, Florida
Wallace & de Mayo                     September 30, 1999    $  7,000    2,339,624    Pooling
   Norcross, Georgia
Merit Holding Corporation             September 30, 1999    $306,000    5,995,085    Pooling
   Tucker, Georgia
Canterbury Trust Company, Inc.        January 31, 1999      $  7,400      333,163    Purchase
   Birmingham, Alabama
Georgia Bank & Trust                  December 18, 1998     $178,000    1,811,058    Pooling (Non-restated)
   Calhoun, Georgia
Bank of Georgia                       November 30, 1998     $ 55,000      850,269    Pooling (Non-restated)
   Watkinsville, Georgia
Community Bank Capital Corporation    September 1, 1998     $348,000    3,774,531    Pooling (Non-restated)
   Alpharetta, Georgia

This information is discussed in further detail in Note 2 of the consolidated financial statements.


                 SYNOVUS FINANCIAL CORP.             ANNUAL REPORT 2000     F-27

FINANCIAL REVIEW                                                          [LOGO]

TABLE 2
NET INTEREST INCOME
(In thousands)

                                                            Years Ended December 31,
                                                      ------------------------------------
                                                         2000          1999         1998
                                                      ------------------------------------
Interest income ..............................        $1,097,805      888,007      792,318
                                                      ----------      -------      -------
Taxable-equivalent adjustment ................             6,047        5,309        4,637
                                                      ----------      -------      -------
   Interest income, taxable-equivalent .......         1,103,852      893,316      796,955
Interest expense .............................           535,473      374,713      337,253
                                                      ----------      -------      -------
   Net interest income, taxable-equivalent ...        $  568,379      518,603      459,702
                                                      ==========      =======      =======

EARNING ASSETS, SOURCES OF FUNDS, AND NET INTEREST INCOME

         Average total assets for 2000 were $13.5 billion, or 18.4% over 1999 average total assets of $11.4 billion. Average earning assets for 2000 were $12.1 billion, which represented 89.6% of average total assets. A $995.9 million, or 11%, increase in average deposits for 2000 provided the primary funding for a $1.7 billion, or 21.4%, increase in average net loans. Other primary funding sources were a $379.3 million increase in average long-term debt, primarily Federal Home Loan Bank advances, and a $462.0 million increase in average short-term borrowings. Average shareholders' equity for 2000 was $1.3 billion.

         For 1999, average total assets increased $1.6 billion, or 16.4%. Average earning assets for 1999 were $10.2 billion, which represented 89.4% of average total assets. For more detailed information on the average balance sheets for the years ended December 31, 2000, 1999, and 1998, refer to Table 3.

         Net interest income (interest income less interest expense) is a major component of net income, representing the earnings of the primary business of gathering funds from deposit sources and investing those funds in loans and investment securities. Our long-term objective is to manage those assets and liabilities to provide the largest possible amount of income while balancing interest rate, credit, liquidity, and capital risks.

         Net interest income is presented in this discussion on a tax-equivalent basis, so that the income from assets exempt from federal income taxes is adjusted based on a statutory marginal federal tax rate of 35% in all years (See Table 2). The net interest margin is defined as taxable-equivalent net interest income divided by average total interest earning assets and provides an indication of the efficiency of the earnings from balance sheet activities. The net interest margin is affected by changes in the spread between interest earning asset yields and interest bearing liability costs (spread rate), and by the percentage of interest earning assets funded by non-interest bearing liabilities.

         Net interest income for 2000 was a record $562.3 million, up $49.0 million, or 9.6%, from 1999. On a taxable-equivalent basis, net interest income was $568.4 million, up $49.8 million, or 9.6%, over 1999. During 2000, average interest earning assets increased $1.9 billion, or 18.2%, with the majority of this increase attributable to loan growth. Increases in the level of federal funds purchased, time deposits, and notes payable were the main contributors to the $1.7 billion, or 20%, growth in average interest bearing liabilities.

         The 4.70% net interest margin achieved in 2000 is a 37 basis point decrease compared to the 5.07% reported for 1999. This decrease is primarily the result of strong loan growth exceeding the growth of lower cost deposits. This growth created the need to utilize higher cost wholesale funding to fund a significant portion of our loan growth. While funding loan growth with this source is profitable on a spread basis, the impact was to lower the overall spread when combined with our existing balance sheet. Current deposit initiatives are strongly focused on growing in-market core deposits. This growth should help stabilize and improve the margin in 2001 and future years.

         During 1999, net interest income and tax-equivalent net interest income increased 12.8%. Average interest earning assets grew 16.3% while interest bearing liabilities increased 18%. The net interest margin of 5.07% is a 16 basis point decrease over the 5.23% reported in 1998. This decrease is the result of lower loan and investment yields partially offset by a lower cost of funds.


F-28    SYNOVUS FINANCIAL CORP.     ANNUAL REPORT 2000

FINANCIAL REVIEW                                                          [LOGO]

TABLE 3
CONSOLIDATED AVERAGE BALANCES, INTEREST, AND YIELDS
(Dollars in thousands)

                                                                          2000                                  1999
                                                           ----------------------------------    ----------------------------------
                                                              AVERAGE                  YIELD/       AVERAGE                  YIELD/
                                                              BALANCE     INTEREST      RATE        BALANCE      INTEREST     RATE
                                                           ------------   ---------    ------    ------------    ---------   ------
ASSETS
INTEREST EARNING ASSETS:
   Taxable Loans, net(a)(b) ..........................     $  9,931,373     953,814      9.60%   $  8,186,544      756,202     9.24%
   Tax-exempt loans, net(a)(b)(c) ....................           41,501       4,151     10.00          31,510        3,493    11.09
   Allowance for loan losses .........................         (138,769)         --        --        (119,626)          --       --
                                                           ------------   ---------              ------------    ---------
      Loans, net .....................................        9,834,105     957,965      9.74       8,098,428      759,695     9.38
                                                           ------------   ---------              ------------    ---------
   Taxable investment securities(d) ..................        1,872,383     117,291      6.26       1,798,853      110,214     6.13
   Tax-exempt investment securities(c)(d) ............          197,791      14,601      7.38         170,744       12,781     7.49
                                                           ------------   ---------              ------------    ---------
      Total investment securities ....................        2,070,174     131,892      6.37       1,969,597      122,995     6.24
                                                           ------------   ---------              ------------    ---------
   Interest earning deposits with banks ..............            2,062         164      7.95           1,562           88     5.63
   Federal funds sold ................................           86,730       5,736      6.61          57,730        2,879     4.99
   Mortgage loans held for sale ......................          101,010       8,095      8.01         102,524        7,659     7.47
                                                           ------------   ---------              ------------    ---------
      Total interest earning assets ..................       12,094,081   1,103,852      9.13      10,229,841      893,316     8.73
                                                           ------------   ---------      ----    ------------    ---------    -----
Cash and due from banks ..............................          381,601                               340,478
Premises and equipment, net ..........................          462,338                               408,443
Other real estate ....................................            8,780                                 8,773
Other assets(e) ......................................          519,585                               451,161
                                                           ------------                          ------------
      Total assets ...................................     $ 13,466,385                          $ 11,438,696
                                                           ============                          ============

LIABILITIES AND SHAREHOLDERS' EQUITY
INTEREST BEARING LIABILITIES:
   Interest bearing demand deposits ..................     $  1,423,625      37,399      2.63    $  1,355,301       30,429     2.25
   Money market accounts .............................        1,910,172      91,822      4.81       1,796,114       73,280     4.08
   Savings deposits ..................................          436,305       9,358      2.14         466,879       10,085     2.16
   Time deposits .....................................        4,696,386     281,594      6.00       3,963,862      209,958     5.30
   Federal funds purchased and securities
     sold under agreement to repurchase ..............        1,248,983      78,445      6.28         786,954       39,427     5.01
   Other borrowed funds ..............................          578,366      36,855      6.37         199,091       11,534     5.79
                                                           ------------   ---------              ------------    ---------
      Total interest bearing liabilities..............       10,293,837     535,473      5.18       8,568,201      374,713     4.37
                                                           ------------   ---------      ----    ------------    ---------    -----
      SPREAD RATE ....................................                                   3.95%                                 4.36%
                                                                                         ====                                 =====
Non-interest bearing demand deposits .................        1,562,096                             1,450,547
Other liabilities ....................................          306,818                               254,522
Shareholders' equity .................................        1,303,634                             1,165,426
                                                           ------------                          ------------
      Total liabilities and
        shareholders' equity .........................     $ 13,466,385                          $ 11,438,696
                                                           ============                          ============
NET INTEREST INCOME/MARGIN ...........................                      568,379      4.70%                     518,603     5.07%
                                                                                         ====                                 =====
Taxable-equivalent adjustment ........................                       (6,047)                                (5,309)
                                                                          ---------                              ---------
Net interest income, actual ..........................                    $ 562,332                              $ 513,294
                                                                          =========                              =========


                                                                        1998
                                                           --------------------------------
                                                             AVERAGE                 YIELD/
                                                             BALANCE    INTEREST      RATE
                                                           -----------  ---------    ------
ASSETS
INTEREST EARNING ASSETS:
   Taxable Loans, net(a)(b) ..........................     $ 6,961,897    671,167     9.64%
   Tax-exempt loans, net(a)(b)(c) ....................          31,725      3,193    10.06
   Allowance for loan losses .........................        (107,898)        --       --
                                                           -----------   --------
      Loans, net .....................................       6,885,724    674,360     9.79
                                                           -----------   --------
   Taxable investment securities(d) ..................       1,581,497    100,841     6.38
   Tax-exempt investment securities(c)(d) ............         142,318     11,049     7.76
                                                           -----------   --------
      Total investment securities ....................       1,723,815    111,890     6.49
                                                           -----------   --------
   Interest earning deposits with banks ..............             896         51     5.69
   Federal funds sold ................................          92,454      5,152     5.57
   Mortgage loans held for sale ......................          95,699      5,502     5.75
                                                           -----------   --------
      Total interest earning assets ..................       8,798,588    796,955     9.06
                                                           -----------   --------    -----
Cash and due from banks ..............................         329,312
Premises and equipment, net ..........................         331,644
Other real estate ....................................           9,958
Other assets (e) .....................................         358,423
                                                           -----------
      Total assets ...................................     $ 9,827,925
                                                           ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
INTEREST BEARING LIABILITIES:
   Interest bearing demand deposits ..................     $ 1,202,108     29,922     2.49
   Money market accounts .............................       1,452,386     62,859     4.33
   Savings deposits ..................................         453,487     11,166     2.46
   Time deposits .....................................       3,710,312    210,089     5.66
   Federal funds purchased and securities
     sold under agreement to repurchase ..............         311,617     15,413     4.95
   Other borrowed funds ..............................         131,381      7,804     5.94
                                                           -----------   --------
      Total interest bearing liabilities..............       7,261,291    337,253     4.64
                                                           -----------   --------    -----
      SPREAD RATE ....................................                                4.42%
                                                                                     =====
Non-interest bearing demand deposits .................       1,324,257
Other liabilities ....................................         229,043
Shareholders' equity .................................       1,013,334
                                                           -----------
      Total liabilities and
        shareholders' equity .........................     $ 9,827,925
                                                           ===========
NET INTEREST INCOME/MARGIN ...........................                    459,702     5.23%
                                                                                     =====
Taxable-equivalent adjustment ........................                     (4,637)
                                                                        ---------
Net interest income, actual ..........................                  $ 455,065
                                                                        =========


(a) Average loans are shown net of unearned income. Nonperforming loans are included.

(b) Interest income includes loan fees as follows: 2000 - $40,839; 1999 - $37,155; 1998 - $30,092.

(c) Reflects taxable-equivalent adjustments, using the statutory federal income tax rate of 35%, in adjusting interest on tax-exempt loans and investment securities to a taxable-equivalent basis.

(d) Includes certain investment securities available for sale, at their respective average amortized cost. For the years ended December 31, 2000, 1999, and 1998, the average amortized cost of these securities amounted to $1,794,384, 1,680,945 and 1,411,233, respectively.

(e) Includes average net unrealized gains (losses) on investment securities available for sale of ($40,496), ($9,138), and $16,246 for the years ended December 31, 2000, 1999, and 1998, respectively.


                         SYNOVUS FINANCIAL CORP.     ANNUAL REPORT 2000     F-29

FINANCIAL REVIEW                                                          [LOGO]

TABLE 4
RATE/VOLUME ANALYSIS
(In thousands)

                                                     2000 COMPARED TO 1999                   1999 COMPARED TO 1998
                                              -----------------------------------      ---------------------------------
                                                       CHANGE DUE TO(A)                         CHANGE DUE TO(A)
                                              -----------------------------------      ---------------------------------
                                                             YIELD/        NET                       YIELD/       NET
                                               VOLUME         RATE        CHANGE        VOLUME        RATE       CHANGE
                                              --------      -------       -------      --------     -------      -------
Interest earned on:
   Taxable loans, net .....................   $161,222       36,390       197,612      $118,056     (33,021)     85,035
   Tax-exempt loans, net(b) ...............      1,108         (450)          658           (22)        322         300
   Taxable investment securities ..........      4,507        2,570         7,077        13,867      (4,494)      9,373
   Tax-exempt investment securities(b) ....      2,026         (206)        1,820         2,206        (474)      1,732
   Interest earning deposits with banks ...         28           48            76            38          (1)         37
   Federal funds sold .....................      1,447        1,410         2,857        (1,934)       (339)     (2,273)
   Mortgage loans held for sale ...........       (113)         549           436           392       1,765       2,157
                                              --------      -------       -------      --------     -------      ------
      Total interest income ...............    170,225       40,311       210,536       132,603     (36,242)     96,361
                                              --------      -------       -------      --------     -------      ------

Interest paid on:
   Interest bearing demand deposits .......      1,537        5,433         6,970         3,815      (3,308)        507
   Money market accounts ..................      4,654       13,888        18,542        14,883      (4,462)     10,421
   Savings deposits .......................       (660)         (67)         (727)          329      (1,410)     (1,081)
   Time deposits ..........................     38,824       32,812        71,636        14,351     (14,482)       (131)
   Federal funds purchased and securities
     sold under agreement to repurchase ...     23,148       15,870        39,018        23,529         485      24,014
   Other borrowed funds ...................     21,960        3,361        25,321         4,022        (292)      3,730
                                              --------      -------       -------      --------     -------      ------
      Total interest expense ..............     89,463       71,297       160,760        60,929     (23,469)     37,460
                                              --------      -------       -------      --------     -------      ------
      Net interest income .................   $ 80,762      (30,986)       49,776      $ 71,674     (12,773)     58,901
                                              ========      =======       =======      ========     =======      ======

(a) The change in interest due to both rate and volume has been allocated to the rate component.

(b) Reflects taxable-equivalent adjustments using the statutory federal income tax rate of 35% in adjusting interest on tax-exempt loans and investment securities to a taxable-equivalent basis.

NON-INTEREST INCOME

         Non-interest income consists of TSYS, TDM and ProCard's revenues as well as a wide variety of fee generating services from the banking operations segment. Non-interest income totaled $833.5 million in 2000, an increase of 12.7% from the previous year, and $739.8 million in 1999, an increase of 27.1% from 1998. Revenues from bankcard data processing and other services offered by TSYS were the largest contributors, increasing $69.1 million, or 14.1% in 2000, and increasing $124.5 million, or 34.1% in 1999, over the previous year. TSYS, TDM and ProCard's combined revenues represented approximately 77.1% of consolidated non-interest income in 2000 compared to approximately 76.6% in 1999. Banking operations' non-interest income increased $21.9 million, or 12.0% in 2000, and $31.4 million or 20.8% in 1999. The increase in banking operations non-interest income in 2000 was led by increases in service charges, fees for trust services, credit card fees, and brokerage revenue.

         TSYS contributed approximately 74.0% of consolidated non-interest income in 2000 with the majority of it reported as data processing services income. TSYS' revenues are derived from providing bankcard data processing and related services to banks and other companies, generally under long-term processing contracts. TSYS' services are provided through the company's cardholder systems, TS(2) and TS(1), to financial institutions and other organizations throughout the United States, Mexico, Canada, Honduras, and the Caribbean. TSYS will begin offering it services to financial institutions in Europe in 2001. TSYS currently offers merchant services to financial institutions and other organizations in Japan.

         Bankcard data processing revenues are generated primarily from charges based on the number of accounts billed, transactions and authorizations processed, statements mailed, credit bureau requests, credit cards embossed and mailed, and other processing services for cardholder accounts on file. Cardholder accounts on file include active and inactive consumer credit, retail, debit, stored value and commercial card accounts. Due to the number of cardholder accounts processed by TSYS and the expanding use of cards, as well as increases in the scope of services offered to clients, revenues relating to bankcard data processing services have continued to grow. Processing contracts with large customers, representing a significant portion of TSYS' total revenues, generally provide for discounts on certain services based on the size and activity of clients' portfolios. Therefore, bankcard data processing revenues and the related margins are influenced by the client mix relative to the size of client card portfolios, as well as the number and activity of individual cardholder accounts processed for each client.

         Due to the somewhat seasonal nature of the credit card industry, TSYS' revenues and results of operations have generally increased in the fourth quarter of each year because of increased transaction and authorization volumes during the traditional holi-


F-30    SYNOVUS FINANCIAL CORP.     ANNUAL REPORT 2000

Financial Review                                                          [LOGO]

day shopping season. Furthermore, growth in card portfolios of existing clients, the conversion of cardholder accounts of new clients to TSYS' processing platforms, and the loss of cardholder accounts impact the results of operations from period to period. Another factor, among others, which may affect TSYS' revenues and results of operations from time to time is the sale by a client of its business, its card portfolio, or a segment of its accounts to a party which processes cardholder accounts internally or uses another third-party processor. Consolidation in the financial services industry could favorably or unfavorably impact TSYS' financial condition and results of operations in the future.

         The average number of TSYS' cardholder accounts on file increased 7.9% to 194.6 million in 2000, compared to 180.4 million in 1999, which represented a 78.4% increase over 101.1 million in 1998. At December 31, 2000, TSYS' cardholder accounts on file were approximately 195.2 million, compared to 206.2 million and 117.6 million at December 31, 1999 and 1998, respectively. The change in cardholder accounts on file at December 31, 2000, as compared to December 31, 1999, included the deconversion of 36.9 million accounts of Universal Card Services (UCS) and others, the purging of inactive accounts, the addition of approximately 24.8 million accounts, attributable to the internal growth of existing customers, and approximately 1.1 million accounts added belonging to new clients.

         In 1999 as a result of the completion of the conversions of the account portfolios for Sears and Nordstrom, TSYS became a leading third-party processor of retail accounts. At December 31, 2000, TSYS was processing approximately 90.1 million retail card accounts, a 1.5% increase over the approximately 88.7 million being processed at year-end 1999, which represented a 527.8% increase over the 14.1 million at year end 1998. Traditional retail card operations are beginning to increase the activity of their portfolios by converting inactive accounts to Visa/MasterCard bankcards. TSYS is able to provide its extensive bankcard processing tools and techniques, as well as value-added functionality, to traditional retail card operations allowing better segmentation and potentially increased profitability for clients. TSYS assisted Sears in converting 7 million inactive retail accounts to a MasterCard portfolio in 2000. In November 2000, TSYS announced a multiyear agreement with Target Stores to process the retailer's new consumer Visa Card.

         A significant amount of TSYS' revenues is derived from long-term contracts with large clients, including certain major customers. Two TSYS' clients, NationsBank and Bank of America, merged effective September 30, 1998. The new parent company of these entities is Bank of America Corporation. In September 1999, TSYS announced a new ten-year agreement with the combined entity to continue processing its credit card portfolio until 2009. The combination of NationsBank and Bank of America under a single processing agreement with TSYS reduced TSYS' revenues in 1999 and will reduce TSYS' revenues in future years because together NationsBank and Bank of America will be entitled to receive a greater volume-based discount than either would be entitled to receive standing alone. Bank of America accounted for approximately 15%, 16%, and 21% of total revenues for the years ended December 31, 2000, 1999, and 1998, respectively. The loss of Bank of America, or any other major or significant clients, could have a material adverse effect on TSYS' financial condition and results of operations.

         Near the end of the first quarter of 1998, AT&T completed the sale of UCS to CITIBANK, a part of Citigroup. CITIBANK accounted for approximately 13% of total revenues for each of the years ended December 31, 1999 and 1998. On February 26, 1999, CITIBANK notified TSYS of its decision to terminate UCS' processing agreement with TSYS for consumer credit card accounts at the end of its original term on August 1, 2000. Although it remains a client, CITIBANK was not a major TSYS client for the year ended December 31, 2000.

         TSYS has a long-term processing relationship with Providian Financial Corporation (Providian), considered one of the largest bankcard providers in the nation. In August 1998, TSYS and Providian agreed to an extension of their processing agreement until 2004. Providian accounted for approximately 11% of total revenues for the year ended December 31, 2000. Providian was not a major customer in 1999 and 1998.

         In May 1998, TSYS announced the signing of a long-term processing agreement with Sears, Roebuck and Co. to convert and process its 65 million retail accounts. TSYS successfully converted the first 7.2 million of these accounts to TS(2) in October 1998 and completed the conversion in May 1999. In January 2000, TSYS announced a one-year extension of its long-term retail processing agreement with Sears until 2010. Sears accounted for approximately 10% of total revenues for the year ended December 31, 2000. Sears was not a major customer in 1999 and 1998.

         Synovus continues to emphasize the importance of growth in non-interest related sources of income in its banking operations via its Financial Services Beyond Banking strategy which offers the complete financial solutions that our customers need. Non-interest income for banking operations increased $21.9 million, or 12.0%, in 2000, with increases in service charges on deposit accounts of $5.8 million or 8.3%, trust service fees of $2.3 million or 11.3%, credit card fees of $4.0 million or 26.5%, and brokerage revenues of $2.0 million or 14.1%. Total banking operations' noninterest income as a percentage of total banking operations revenues was 26.8% in 2000, up from 26.3% in 1999. See Table 5 for a complete summary of non-interest income for banking operations.

TABLE 5
BANKING OPERATIONS NON-INTEREST INCOME
(In thousands)

                                              2000                1999                1998
                                            --------            --------            --------
Service charges on deposits                 $ 76,002              70,161              62,884
Fees for trust services                       22,654              20,354              15,590
Credit card fees                              19,129              15,123              13,581
Mortgage banking income                       21,741              21,196              21,302
Brokerage revenue                             16,063              14,076              11,429
Securities gains, net                            781               1,197               1,302
Other fee income                              15,110              12,918              11,585
Other operating income                        32,725              27,237              13,253
                                            --------            --------            --------
  Total non-interest income                 $204,205             182,262             150,926
                                            ========            ========            ========

         Service charges on deposit accounts represent the single largest fee income component for banking operations. The main factors that contributed to the 8.3% increase in service charges in 2000 were increases in the number of individual and commercial accounts, transaction volume growth, and the effect of pricing increases in certain service charges.

         Fees for trust services are derived from providing estate administration services, personal trust and investment management services, corporate trust, and employee benefit plan administration. Factors contributing to the 11.3% increase in trust revenues in 2000 included our focused, needs-based sales program that added approximately $1 million in new fee revenues during 2000. To a large extent, trust revenues are impacted by the market value of managed assets. During 2000, the average market value of a significant portion of our managed assets decreased due to lower


                     SYNOVUS FINANCIAL CORP.       ANNUAL REPORT 2000       F-31

Financial Review                                                          [LOGO]

valuations of the underlying equity securities, resulting in lower fees assessed to those accounts than in 1999. At December 31, 2000 and 1999, the total market value of assets administered by Synovus was approximately $8.0 billion and $7.1 billion, respectively.

         Brokerage revenues increased 14.1% in 2000 or $2.0 million. Brokerage revenues are derived from the retail and capital market sectors and investment banking (new in 2000). The retail brokerage sector accounted for approximately 80% of total brokerage revenues in 2000, compared to approximately 70% in 1999. Revenues from retail brokerage were up 24% over 1999, while capital markets experienced a growth of 5%. The growth in brokerage revenues was due to an increase in volume in existing facilities and the introduction of investment banking.

         During 2000, revenues from mortgage banking activities increased slightly from the previous year to $21.7 million. In spite of the rising interest rate environment experienced during most of 2000, loan originations and related revenue increased slightly over the prior year as a result of a restructuring in the mortgage line of business and an increased emphasis placed on sales within this line of business. Given the highly competitive mortgage servicing industry and the economies of scale that the large, national servicers are able to attain, Synovus exited the servicing business by selling a substantial portion of its servicing portfolio in the fourth quarter of 2000. This change in strategy will allow the mortgage unit to focus on the more profitable mortgage origination business. The sale resulted in a pre-tax gain of $1.8 million, which was recorded as a component of other operating income.

         Other fee income includes fees for letters of credit, safe deposit box fees, access fees for teller machine use, official check issuance fees, and other miscellaneous fee-related income. These fees increased $2.2 million or 17% over 1999 primarily from increases in fees per transaction processed and volumes of transactions processed.

         Other operating income was $32.7 million in 2000, compared to $27.2 million in 1999. $3.4 million of the increase relates to income earned on company-owned life insurance which was $6.2 million for 2000. Gross gains from the sale of certain bank branches were $12.0 million in 2000 compared to $6.0 million in 1999. During 2000, the company continued its strategy to sell underperforming branches to allow it to aggressively reinvest those resources in higher growth markets. Other operating income also included the $1.8 million gain from the sale of the mortgage servicing rights portfolio in 2000 and a $5.9 million gain from the sale of a corporate investment in 1999.

         In 1999, banking operations' non-interest income increased $31.3 million, or 20.8%, with increases in service charges on deposit accounts of $7.3 million or 11.6%, trust service fees of $4.8 million, or 30.6%, credit card fees of $1.5 million or 11.4%, and brokerage revenues of $2.6 million or 23.2%. Other operating income for 1999 includes $2.8 million in income earned on company-owned life insurance (new for 1999) and a $3.5 million increase from gain on sale of a corporate investment. Additionally, the 1999 results included a $6.0 million gain from the sale of five bank branches in slow growth markets. Total banking operations' non-interest income as a percentage of total banking operations' revenues was 26.3% in 1999, up from 24.6% in 1998.

NON-INTEREST EXPENSE

         Management analyzes non-interest expense in two separate components: banking operations and transaction processing services. Table 6 summarizes this data for the years ended December 31, 2000, 1999, and 1998.

  Banking Operations:

         In 2000, non-interest expense for banking operations increased $17.3 million or 4.4%. Throughout 2000, banking operations benefited from the continuing emphasis on overall expense control management and headcount growth containment, which resulted in a slight decrease in the number of employees from 5,205 at December 31, 1999 to 5,182 at December 31, 2000. Additionally, total non-interest expense for 2000 was impacted by a reduction in incentive compensation for the banking operations segment. The incentive compensation reduction resulted in a $12 million decrease in employment expenses. This decrease was offset by normal increases in salaries and higher employee group health insurance costs.

         Approximately $3.4 million of the $5.1 million increase in occupancy and equipment expense during 2000 relates to increased depreciation on the computer equipment that was added primarily as a result of the conversion to a new core processing system, as well as the amortization of a human resources information system that was implemented in 2000. Other factors contributing to the increase in occupancy and equipment expenses during 2000 consist of additional carrying costs associated with new branch offices and other banking facilities added during 2000 and the latter part of 1999.

         Consulting fees, advertising, and technology costs associated with the start-up of our Internet bank, pointpathbank, N.A., were the major contributors to the $9.3 million or 9.4% increase in banking operations' other operating expenses in 2000. During 2000, Synovus incurred other operating expenses of $3.8 million in connection with the start-up of pointpathbank. Third-party processing services increased by $1.0 million, from $20.1 million in 1999. Other factors contributing to the increase in other operating expenses in 2000, excluding the impact of pointpathbank, consist of an increase of $0.9 million in advertising expenses and an increase of $1.1 million in training costs.

TABLE 6
NON-INTEREST EXPENSE
(In thousands)

                                                   2000                       1999                       1998
                                         ------------------------   ------------------------   ------------------------
                                                      TRANSACTION                TRANSACTION                TRANSACTION
                                           BANKING     PROCESSING     BANKING     PROCESSING    BANKING      PROCESSING
                                         OPERATIONS    SERVICES     OPERATIONS     SERVICES    OPERATIONS     SERVICES
                                         ----------   -----------   ----------   -----------   ----------   -----------
Salaries and other personnel expense ...  $245,600      249,877      242,624       215,117       221,899       168,243
Net occupancy and equipment expense ....    60,495      165,180       55,398       152,799        51,635       106,583
Other operating expenses ...............   107,306       94,816       98,048        92,563        78,527        68,925
                                          --------      -------      -------       -------       -------       -------
   Total non-interest expense ..........  $413,401      509,873      396,070       460,479       352,061       343,751
                                          ========      =======      =======       =======       =======       =======


F-32    SYNOVUS FINANCIAL      ANNUAL REPORT 2000

Financial Review                                                          [LOGO]

         The banking operations' efficiency ratio was 55.35% in 2000, compared to 58.15% in 1999 and 58.01% in 1998. The efficiency ratio in 1999 and 1998 reflected the significant initiatives (and the associated costs) that were implemented in those years.

         Non-interest expense for banking operations increased $44.0 million, or 12.5%, in 1999 over 1998. The primary reasons for this increase were increased employment expenses and technology costs which include third-party processing services and new equipment depreciation. The increase in employment expenses includes normal merit and promotional salary adjustments, costs associated with our PDE (Personally Developing EveryONE) initiatives, and higher employee group health insurance costs. Throughout 1999, banking operations had an emphasis on overall expense control management and headcount growth containment, which resulted in only a slight increase in the average number of employees in banking operations from 5,048 in 1998 to 5,170 in 1999. The employees added during 1999 resulted mostly from acquisitions.

  Transaction Processing Services:

         During 2000, transaction processing services' operating expenses as a percentage of revenues decreased to 81.3%, compared to 83.5% and 83.2% for 1999 and 1998, respectively. Approximately 96% of total transaction processing services' noninterest expense relates to TSYS, with the remainder related to TDM and ProCard. The following discussion provides an analysis of the non-interest expense components at TSYS.

         The principal decreases in operating expenses as a percentage of revenues in 2000 compared to 1999 resulted from a concerted emphasis on expense control, the focus on improved processes, and reduction in contract acquisition costs.

         A significant portion of TSYS' operating expenses relates to salaries and other personnel costs. During 2000, the average number of employees increased to 4,606, compared to 4,106 in 1999 and 3,382 in 1998. The change in total employment costs consists of increases of $37.2 million, $61.7 million and $32.8 million in 2000, 1999, and 1998, respectively. The increase in total employment costs is associated with the growth in the number of employees, normal salary increases and related employee benefits. These increases were reduced by $9.1 million, $14.9 million and $19.4 million in 2000, 1999 and 1998, respectively, invested in software development costs and contract acquisition costs.

         Computer equipment and software rentals, which represent the largest component of TSYS' net occupancy and equipment expenses, remained the same in 2000 compared to 1999, and increased $27.5 million or 51.5% in 1999 compared to 1998. Due to rapidly changing technology in computer equipment and software, TSYS' equipment and software needs are fulfilled primarily through operating leases. In anticipation of the deconversion of a significant customer in 2000, TSYS made a concerted effort to improve processing productivity and implemented significant cost controls. During 1999 and the last half of 1998, TSYS made significant investments in computer software licenses related to a new data center located in east Columbus to accommodate increased volumes and expected growth in the number of accounts associated with new and existing clients. As additional software licenses are acquired, net occupancy and equipment expense may increase as a result of the amortization of these new licenses.

         TSYS continues to monitor and assess its building and equipment needs as it positions itself for future growth and expansion. TSYS has entered into an operating lease agreement relating to its corporate campus. Under the agreement, the lessor purchased the properties, paid the construction and development costs and leased the facilities to TSYS. The lease provides for substantial residual value guarantees and includes purchase options at the original cost of the property. Real estate taxes, insurance, maintenance and operating expenses applicable to the leased property are the obligations of TSYS. TSYS began moving personnel into the campus facility in December 1998, and had completed the move of a substantial number of its personnel to the facility at the end of the third quarter of 1999. With the move to the corporate campus, TSYS did not renew leases on certain facilities. The increase in net occupancy and equipment expenses related to occupying the campus was $9.6 million in 2000 and $6.4 million in 1999, net of the relinquished lease obligations.

         Other operating expenses at TSYS increased 4.7% in 2000 compared to 1999, and 35.9% in 1999 compared to 1998. The decrease in the growth rate of other operating expenses in 2000 is primarily due to a decline in the amortization of contract acquisition costs which were $7.5 million, $12.3 million and $6.9 million in 2000, 1999, and 1998, respectively.

INVESTMENT SECURITIES

         The investment securities portfolio consists of debt and equity securities categorized as either available for sale or held to maturity. Investment securities provide Synovus with a source of liquidity and a relatively stable source of income. The investment securities portfolio also provides management with a tool to balance the interest rate risk of its loan and deposit portfolios. At December 31, 2000, approximately $1.6 billion of these investment securities were pledged as required collateral for certain deposits and repurchase agreements. See Table 16 for maturity and average yield information of the available for sale and held to maturity investment securities.

         The investment strategy focuses on the use of the investment securities portfolio to manage the interest rate risk created by the inherent mismatch between the loan and deposit portfolios. With the strong loan demand at subsidiary banks, there is little need for investment securities solely to augment income or utilize unpledged deposits. As such, the investment securities are primarily U.S. Government agencies and Government agency sponsored mortgage-backed securities, both of which have a high degree of liquidity and limited credit risk. A mortgage-backed security depends on the underlying pool of mortgage loans to provide a cash flow pass-through of principal and interest. At December 31, 2000, substantially all of the collateralized mortgage obligations and mortgage-backed pass-through securities held by Synovus were issued or backed by Federal agencies.

         As of December 31, 2000 and 1999, the estimated fair value of investment securities as a percentage of their amortized cost was 100.7% and 97.5%, respectively. The investment securities portfolio had gross unrealized gains of $22.8 million and gross unrealized losses of $7.3 million, for a net unrealized gain of $15.5 million as of December 31, 2000. As of December 31, 1999, the investment securities portfolio had a net unrealized loss of $51.4 million. In accordance with Statement of Financial Accounting Standards (SFAS) No. 115, shareholders' equity included a net unrealized gain of $7.2 million and a net unrealized loss of $29.0 million recorded on the available for sale portfolio as of December 31, 2000 and 1999, respectively.


                     SYNOVUS FINANCIAL CORP.       ANNUAL REPORT 2000       F-33

Financial Review                                                          [LOGO]

         During 2000, the average balance of investment securities increased to $2.07 billion, compared to $1.97 billion in 1999. Synovus earned a taxable-equivalent rate of 6.37% and 6.24% for 2000 and 1999, respectively, on its investment securities portfolio. As of December 31, 2000 and 1999, average investment securities represented 17.1% and 19.3%, respectively, of average interest earning assets.

         Table 7 presents the carrying value of investment securities held to maturity and investment securities available for sale at December 31, 2000, 1999, and 1998.

TABLE 7
INVESTMENT SECURITIES
(In thousands)

                                                                                DECEMBER 31,
                                                                    ------------------------------------
                                                                       2000          1999         1998
                                                                    ------------------------------------
    Investment Securities Held to Maturity:
       U.S. Treasury and U.S. Government agencies ..........        $   11,717       24,914       51,996
       Mortgage-backed securities ..........................            38,592       53,698       77,899
       State and municipal .................................           183,744      169,745      153,924
       Other investments ...................................            36,836       28,922       21,814
                                                                    ----------    ---------    ---------
          Total investment securities held to maturity .....        $  270,889      277,279      305,633
                                                                    ==========    =========    =========
    Investment Securities Available for Sale:
       U.S. Treasury and U.S. Government agencies ..........        $1,314,293    1,287,953    1,205,261
       Mortgage-backed securities ..........................           436,807      392,780      329,336
       State and municipal .................................            35,276       15,126       13,807
       Other investments ...................................            20,663       20,819       23,436
                                                                    ----------    ---------    ---------
          Total investment securities available for sale ...        $1,807,039    1,716,678    1,571,840
                                                                    ==========    =========    =========
    Total Investment Securities:
       U.S. Treasury and U.S. Government agencies ..........        $1,326,010    1,312,867    1,257,257
       Mortgage-backed securities ..........................           475,399      446,478      407,235
       State and municipal .................................           219,020      184,871      167,731
       Other investments ...................................            57,499       49,741       45,250
                                                                    ----------    ---------    ---------
          Total investment securities ......................        $2,077,928    1,993,957    1,877,473
                                                                    ==========    =========    =========

LOANS

         Since lending activities are a significant source of revenue, our main objective is to adhere to sound lending practices. When analyzing prospective loans, management assesses both interest rate objectives and credit quality objectives in determining whether to extend a given loan and the appropriate pricing for that loan. Operating under a decentralized structure, management emphasizes lending in the local markets we serve. Synovus strives towards maintaining a diversified loan portfolio to spread risk and reduce exposure to economic downturns that may occur in different segments of the economy, geographic locations, or in particular industries. Table 8 illustrates that a significant portion of the loan portfolio is in the real estate sector. However, as discussed further herein, these loans are diversified by geography, industry and loan type. The loan policy discourages loans to highly speculative real estate developments, highly leveraged transactions, and other industries known for excessive risk.

         In 2000, Synovus experienced exceptionally strong loan growth. At year-end 2000, loans were $10.8 billion, up 18.6% over 1999. Average net loans increased 21.4% or $1.8 billion compared to 1999, representing 81.8% of average earning assets and 74.1% of average total assets. The company experienced growth in the existing portfolio and market share gains through successful business development and additional products and services offered to the current customer base. The mix of loan products being offered focuses on meeting customer needs. As a result of this emphasis, loans have continued to grow throughout subsidiary markets.

         The loan portfolio spreads across four southeastern states with diverse economies. Geographically, the largest portion of the loan portfolio is originated by Georgia affiliate banks, representing 60% of the consolidated portfolio. The Alabama affiliate banks represent 19%, followed by South Carolina with 14% and Northwest Florida with 7%. The growth by geographic market during 2000 was as follows: Georgia 20%; South Carolina 14%; Alabama 15%; and Northwest Florida 22%. Specifically, the larger urban or metropolitan markets contributed to the majority of loan growth: $357 million in North Atlanta, GA; $336 million in Columbus, GA; $130 million in Birmingham, AL; $63 million in Columbia, SC; $60 million in Charleston, SC; $53 million in Peachtree City, GA; $52 million in Brunswick, GA; $51 million in Carrollton, GA; and $49 million in Athens, GA.

         Table 8 shows the composition of the loan portfolio at the end of the past five years.


F-34       SYNOVUS FINANCIAL CORP.       ANNUAL REPORT 2000

Financial Review                                                          [LOGO]

TABLE 8
LOANS BY TYPE
(Dollars in thousands)

                                                                                    DECEMBER 31,
                                                       ---------------------     -------------------    -------------------
                                                                2000                     1999                   1998
                                                       ---------------------     -------------------    -------------------
                                                           AMOUNT       %(*)       AMOUNT      %(*)       AMOUNT      %(*)
                                                       ------------   ------     ----------   ------    ----------   ------
Commercial:
   Commercial, financial, and agricultural ...         $ 3,940,870      36.6%    3,195,512      35.2    2,701,562      35.5
   Real estate-construction ..................           2,217,666      20.6     1,609,594      17.7    1,164,443      15.3
   Real estate-mortgage ......................           2,336,234      21.7     1,983,766      21.9    1,540,459      20.2
                                                       -----------     -----     ---------    ------    ---------     -----
      Total commercial .......................           8,494,770      78.9     6,788,872      74.8    5,406,464      71.0
                                                       -----------     -----     ---------    ------    ---------     -----
Retail:
   Real estate-mortgage ......................           1,184,437      11.0     1,089,217      12.0    1,058,172      13.9
   Consumer loans-credit card ................             233,137       2.2       237,546       2.6      257,721       3.4
   Consumer loans-other ......................             855,933       7.9       961,881      10.6      889,785      11.7
                                                       -----------     -----     ---------    ------    ---------     -----
      Total retail ...........................           2,273,507      21.1     2,288,644      25.2    2,205,678      29.0
                                                       -----------     -----     ---------    ------    ---------     -----
      Total loans ............................          10,768,277     100.0     9,077,516    100.00    7,612,142     100.0
                                                                       =====                  ======                  =====
   Unearned income ...........................             (16,390)                 (9,277)                (8,537)
                                                       -----------               ---------              ---------
      Total loans, net of unearned income ....         $10,751,887               9,068,239              7,603,605
                                                       ===========               =========              =========


                                                                      DECEMBER 31,
                                                       ------------------------------------------
                                                               1997                   1996
                                                       ------------------     -------------------
                                                         AMOUNT     %(*)        AMOUNT      %(*)
                                                       ----------   -----     ----------   ------
Commercial:
   Commercial, financial, and agricultural ...         2,372,778     35.1     2,128,014      34.3
   Real estate-construction ..................           875,136     13.0       765,192      12.3
   Real estate-mortgage ......................         1,333,561     19.7     1,255,223      20.3
                                                       ---------    -----     ---------     -----
      Total commercial .......................         4,581,475     67.8     4,148,429      66.9
                                                       ---------    -----     ---------     -----
Retail:
   Real estate-mortgage ......................         1,039,420     15.4       977,432      15.8
   Consumer loans-credit card ................           306,360      4.5       290,470       4.7
   Consumer loans-other ......................           830,611     12.3       782,786      12.6
                                                       ---------    -----     ---------     -----
      Total retail ...........................         2,176,391     32.2     2,050,688      33.1
                                                       ---------    -----     ---------     -----
      Total loans ............................         6,757,866    100.0     6,199,117     100.0
                                                                    =====                   =====
   Unearned income ...........................            (5,712)               (10,235)
                                                       ---------              ---------
      Total loans, net of unearned income ....         6,752,154              6,188,882
                                                       =========              =========

 (*)Loan balance in each category, expressed as a percentage of total loans.

         The commercial loan portfolio includes commercial, financial, and agricultural loans as well as real estate loans. These loans are granted primarily on the borrower's general credit standing and on the strength of the borrower's ability to generate repayment cash flows from income sources. Real estate construction and mortgage loans represent extensions of credit used as interim or permanent financing of real estate properties that are secured by commercial real estate as well as 1-4 family residences.

         As of December 31, 2000, the commercial loan portfolio comprised 79% of total loans, compared to 75% and 71% in 1999 and 1998, respectively. During 2000, commercial, financial, and agricultural loans grew by 23%, real estate construction grew by 38%, and real estate mortgage grew by 18%. This growth was primarily centered in the company's larger metropolitan markets, which are benefiting from a strong and growing economy. It is important to note that since these markets continue to experience strong economic growth, especially with respect to real estate, Synovus conducts ongoing reviews to monitor rapid increases in real estate property values or any significant overbuilding in these markets. Another consideration is the diversification of the types of underlying real estate. For example, real estate construction loans are spread primarily between multi-family, retail, and residential real estate.

         Retail loans consist of residential mortgages, equity lines, credit card loans, installment loans and other credit line loans. Retail lending decisions are made based upon the cash flow or earning power of the borrower that represents the primary source of repayment. However, in many lending transactions collateral is taken to provide an additional measure of security. Transactions secured by collateral result in a secondary source of repayment in that the collateral may be liquidated. Synovus determines the need for collateral on a case-by-case basis. Factors considered include the purpose of the loan, current and prospective credit-worthiness of the customer, terms of the loan, and economic conditions.

         As of December 31, 2000, the retail loan portfolio comprised 21% of total loans, compared to 25% and 29% in 1999 and 1998, respectively. Real estate mortgage loans increased 9%, consumer credit card loans decreased 2%, and other consumer loans decreased 11%. Although the composition of retail loans to total loans has decreased over the past few years, management believes this trend is normal in light of prospects of an economic slowdown.

         Table 9 shows the maturity of selected loan categories as of December 31, 2000. Also provided are the amounts due after one year, classified according to the sensitivity in interest rates.

TABLE 9
LOAN MATURITY AND INTEREST RATE SENSITIVITY
(In thousands)

                                                                       DECEMBER 31, 2000
                                                      -------------------------------------------------
                                                        ONE        OVER ONE YEAR    OVER
                                                        YEAR       THROUGH FIVE     FIVE
                                                       OR LESS         YEARS        YEARS       TOTAL
                                                      ----------   -------------   --------   ---------
Selected loan categories:
   Commercial, financial, and agricultural ...        $2,854,741       963,440      122,689   3,940,870
   Real estate-construction ..................         1,543,149       570,197      104,321   2,217,666
                                                      ----------     ---------      -------  ----------
      Total ..................................        $4,397,890     1,533,637      227,010   6,158,536
                                                      ==========     =========      =======  ==========
Loans due after one year:
   Having predetermined interest rates ..................................................    $1,498,178
   Having floating interest rates .......................................................       262,468
                                                                                             ----------
      Total .............................................................................    $1,760,646
                                                                                             ==========


                     SYNOVUS FINANCIAL CORP.       ANNUAL REPORT 2000       F-35

Financial Review                                                          [LOGO]

         Actual repayments of loans may differ from the contractual maturities reflected in Table 9 because borrowers have the right to prepay obligations with and without prepayment penalties. Additionally, the refinancing of such loans or the potential delinquency of such loans could also create differences between the contractual maturities and the actual repayment of such loans.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

         Despite credit standards, internal controls, and continuous loan review process, the inherent risk in the lending process results in periodic charge-offs. The provision for loan losses is the charge to operating earnings necessary to maintain an adequate allowance for loan losses. Through the provision for loan losses, Synovus maintains an allowance for loan losses that management believes is adequate to absorb losses within the loan portfolio. However, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination procedures, periodically review the subsidiary banks' allowance for loan losses. Based on their judgments about information available to them at the time of their examination, such agencies may require the subsidiary banks to recognize additions to their allowance for loan losses.

         To determine the adequacy of the allowance for loan losses and the need for potential charges to the allowance, a formal analysis is completed quarterly to assess the risk within the loan portfolio. This assessment, conducted by lending officers and each bank's loan administration department as well as an independent holding company loan administration department, includes analyses of historical performance, past due trends, the level of nonperforming loans, reviews of certain problem loans, loan activity since the last quarter, consideration of current economic conditions, and other pertinent information. Each one of the loans is assigned a rating, either individually or as part of a homogeneous pool, based on an internally developed grading system. An organizationally independent department also reviews grade assignments on an ongoing basis. The resulting conclusions are reviewed and approved by senior management. During 2000, Synovus made changes to its loan grading system which resulted in greater stratification of risks within the portfolio. The new grading system has not resulted in a significant change in the overall amounts of the allowance although it has resulted in some changes in the allocation by loan type.

         The allowance for loan losses consists of two main components: the allocated and unallocated allowances. Both components of the allowance are available to cover inherent losses in the portfolio. The allocated component of the allowance is determined by type of loan within the commercial and retail portfolios. Generally, the allocated allowance for commercial loans is based on the application of loss factors to the components of the portfolio based on the assigned loan grades. The allocated allowance for retail loans is generally determined on pools of homogeneous loan categories. Loss factors applied to these pools are based on average historical losses for the past two years, current delinquency trends, and other factors. The unallocated component of the allowance is established for loss estimates that may exist in the remainder of the portfolio, but have yet to be identified. This also compensates for the uncertainty in estimating loan losses. The unallocated component of the allowance is based upon management's evaluation of various conditions, the effects of which are not directly considered in the allocated allowance. These include credit concentrations, recent levels and trends in delinquencies and non-accruals, new credit products, changes in lending policies and procedures, changes in personnel, and regional and local economic conditions.

         Considering current information and events regarding the borrowers' ability to repay their obligations, management considers a loan to be impaired when the ultimate collectibility of all amounts due, according to the contractual terms of the loan agreement, is in doubt. When a loan becomes impaired, management calculates the impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate. If the loan is collateral dependent, the fair value of the collateral is used to measure the amount of impairment. The amount of impairment and any subsequent changes are recorded, through a charge to earnings, as an adjustment to the allowance for loan losses. When management considers a loan, or a portion thereof, as uncollectible, it is charged against the allowance for loan losses.

         Reflecting the emphasis on high credit quality and credit management, the ratio of nonperforming loans to total loans at December 31, 2000 is .39%, compared to a twenty-year low of .31% at December 31, 1999. The allowance for loan losses was 1.38% of loans, which provides coverage of 355% of nonperforming loans at December 31, 2000, compared to 457% at year-end 1999.

         The provision for loan losses during the year was $44.3 million, up 30.4% from $34.0 million in 1999. This resulted in a provision to net charge-offs coverage of 1.85 times net charge-offs compared to a coverage of
1.45 times in 1999. The increase in the provision expense for the year was primarily due to the very strong loan growth that was experienced in 2000. Net charge-offs were $24.0 million in 2000, compared to $23.5 million in 1999. As a percentage of average net loans, the net charge-off ratio was .24% in 2000, down from .29% in 1999.

         A summary by loan category of loans charged off, recoveries of loans previously charged off, and additions to the allowance through provision expense is presented in Table 10.

         An allocation of the allowance for loan losses has been made according to the respective amounts deemed necessary to provide for the possibility of incurred losses within the various loan categories. Although other relevant factors are considered, the allocation is primarily based on previous charge-off experience adjusted for risk characteristic changes among each category. Additional allowance amounts are allocated by evaluating the loss potential of individual loans that management has considered impaired. The allocation of the allowance for loan losses is based on historical data, subjective judgment, and estimates, and therefore is not necessarily indicative of the specific amounts or loan categories in which charge-offs may ultimately occur. Refer to Table 11 for a five year comparison of the allocation of the allowance for loan losses. The allowance for loan losses allocated to the commercial real estate-construction, commercial real estate-mortgage, and consumer loans-other portfolios changed significantly when compared to the amounts allocated in 1999. This change was due in large part to the change in portfolio mix, with commercial real estate, specifically construction loans, representing a more significant component of the portfolio. Additionally, the new grading system and current credit quality indicators have also impacted the allocation in the current year.

         The unallocated component of the allowance for loan losses decreased from .30% to .28% of total loans at December 31, 1999 and 2000, respectively. Management believes that this level of unallocated allowance is adequate to provide for probable losses that are inherent in the loan portfolio and that have not been fully provided through the allocated reserves. Factors considered in determining the adequacy of the unallocated reserve included the robust loan growth in our larger urban markets, the level of real estate loans most of which are collateralized by properties in the Southeastern United States, as well as the aggregate credit risk profile in the loan portfolio. These factors are tempered by the increased allocation to the commercial portfolio provided by the new loan grading system as well as the seasoning of certain loan portfolios acquired through recent acquisitions.


F-36       SYNOVUS FINANCIAL CORP.       ANNUAL REPORT 2000

Financial Review                                                          [LOGO]

TABLE 10
ALLOWANCE FOR LOAN LOSSES
(Dollars in thousands)

                                                                                     DECEMBER 31,
                                                                 ----------------------------------------------------
                                                                   2000         1999      1998        1997      1996
                                                                 ----------------------------------------------------
Allowance for loan losses at beginning of year ................  $127,558     114,109    105,705     97,455    83,927
Allowance for loan losses of acquired subsidiaries ............        --       2,928      6,170         --       188
Loans charged off:
   Commercial:
      Commercial, financial, and agricultural .................    11,825       9,457      7,559      7,424     8,245
      Real estate-construction ................................       482         538        249        412       217
      Real estate-mortgage ....................................     1,336       1,099      2,209      2,417     2,456
                                                                 --------     -------    -------    -------    ------
         Total commercial .....................................    13,643      11,094     10,017     10,253    10,918
                                                                 --------     -------    -------    -------    ------
   Retail:
      Real estate-mortgage ....................................     2,052       1,598      1,347      1,750     1,032
      Consumer loans-credit card ..............................     9,961      11,592     13,939     14,308     7,798
      Consumer loans-other ....................................     6,504       6,159      5,838      6,001     6,011
                                                                 --------     -------    -------    -------    ------
         Total retail .........................................    18,517      19,349     21,124     22,059    14,841
                                                                 --------     -------    -------    -------    ------
         Total loans charged off ..............................    32,160      30,443     31,141     32,312    25,759
                                                                 --------     -------    -------    -------    ------
Recoveries on loans previously charged off:
   Commercial:
      Commercial, financial, and agricultural .................     2,990       2,594      2,360      3,499     1,844
      Real estate-construction ................................       258          45        253         99       173
      Real estate-mortgage ....................................       357         363        336      1,229     1,329
                                                                 --------     -------    -------    -------    ------
         Total commercial .....................................     3,605       3,002      2,949      4,827     3,346
                                                                 --------     -------    -------    -------    ------
   Retail:
      Real estate-mortgage ....................................       945         295        202        197       352
      Consumer loans-credit card ..............................       895       1,359      1,392        737       776
      Consumer loans-other ....................................     2,683       2,301      1,950      2,316     2,214
                                                                 --------     -------    -------    -------    ------
         Total retail .........................................     4,523       3,955      3,544      3,250     3,342
                                                                 --------     -------    -------    -------    ------
         Total loans recovered ................................     8,128       6,957      6,493      8,077     6,688
                                                                 --------     -------    -------    -------    ------
Net loans charged off .........................................    24,032      23,486     24,648     24,235    19,071
                                                                 --------     -------    -------    -------    ------
Provision expense .............................................    44,341      34,007     26,882     32,485    32,411
                                                                 --------     -------    -------    -------    ------
Allowance for loan losses at end of year ......................  $147,867     127,558    114,109    105,705    97,455
                                                                 ========     =======    =======    =======    ======
Allowance for loan losses to loans, net of unearned income ....      1.38%       1.41       1.50       1.57      1.57
                                                                 ========     =======    =======    =======    ======
Ratio of net loans charged off to average loans
 outstanding, net of unearned income ..........................      0.24%       0.29       0.35       0.37      0.32
                                                                 ========     =======    =======    =======    ======

TABLE 11
ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
(Dollars in thousands)

                                                                                  DECEMBER 31,
                                                       --------------------------------------------------------------------
                                                                2000                     1999                   1998
                                                       ---------------------     -------------------    -------------------
                                                        ALLOWANCE       %(*)     ALLOWANCE     %(*)     ALLOWANCE     %(*)
                                                       ----------     ------     ---------    ------    ---------    ------
Commercial:
   Commercial, financial, and agricultural              $ 58,034       36.6%       54,011      35.2       45,431      35.5
   Real estate-construction                               13,410       20.6         3,380      17.7        1,822      15.3
   Real estate-mortgage                                   18,488       21.7         9,324      21.9        6,381      20.2
                                                        --------       ----        ------      ----       ------      -----
      Total commercial                                    89,932       78.9        66,715      74.8       53,634      71.0
                                                        --------       ----        ------      ----       ------      -----
Retail:
   Real estate-mortgage                                    2,160       11.0         1,634      12.0        1,582      13.9
   Consumer loans-credit card                             11,320        2.2        11,877       2.6       12,950       3.4
   Consumer loans-other                                   14,613        7.9        20,200      10.6       18,555      11.7
                                                        --------       ----        ------      ----       ------      -----
      Total retail                                        28,093       21.1        33,711      25.2       33,087      29.0
                                                        --------       ----        ------      ----       ------      -----
   Unallocated                                            29,842         --        27,132        --       27,388        --
                                                        --------       ----        ------      ----       ------      -----
   Total allowance for loan losses                      $147,867      100.0%      127,558     100.0      114,109     100.0
                                                        ========      ======      =======     =====      =======     ======

                                                                     DECEMBER 31,
                                                       -----------------------------------------
                                                               1997                   1996
                                                       ------------------     ------------------
                                                       ALLOWANCE    %(*)      ALLOWANCE    %(*)
                                                       ---------    -----     ---------    -----
Commercial:
   Commercial, financial, and agricultural               43,003      35.1       39,570      34.3
   Real estate-construction                               2,166      13.0        1,791      12.3
   Real estate-mortgage                                   5,562      19.7        5,110      20.3
                                                        -------     -----       ------      ----
      Total commercial                                   50,731      67.8       46,471      66.9
                                                        -------     -----       ------      ----
Retail:
   Real estate-mortgage                                     632      15.4          581      15.8
   Consumer loans-credit card                            14,646       4.5       11,619       4.7
   Consumer loans-other                                  17,498      12.3       15,216      12.6
                                                        -------     -----       ------      ----
      Total retail                                       32,776      32.2       27,416      33.1
                                                        -------     -----       ------      ----
   Unallocated                                           22,198        --       23,568        --
                                                        -------     -----       ------      ----
   Total allowance for loan losses                      105,705     100.0       97,455     100.0
                                                        =======     =====       ======     =====


  (*) Loan balance in each category expressed as a percentage of total loans.


                     SYNOVUS FINANCIAL CORP.       ANNUAL REPORT 2000       F-37

FINANCIAL REVIEW                                                        [LOGO]

NONPERFORMING ASSETS AND PAST DUE LOANS

         Nonperforming assets consist of loans classified as nonaccrual or restructured, and real estate acquired through foreclosure. Nonaccrual loans consist of those loans on which recognition of interest income has been discontinued. Loans may be restructured as to rate, maturity, or other terms as determined on an individual credit basis. Demand and time loans, whether secured or unsecured, are generally placed on nonaccrual status when principal and/or interest is 90 days or more past due, or earlier if it is known or expected that the collection of all principal and/or interest is unlikely. Loans past due 90 days or more, which based on a determination of collectibility are accruing interest, are classified as past due loans. Nonaccrual loans are reduced by the direct application of interest and principal payments to loan principal, for accounting purposes only. In all circumstances, the determination of when to place loans on nonaccrual status is also based on evaluation of the individual characteristics of each particular loan, which may result in policy deviations in some circumstances. Table 12 presents the amount of interest income that would have been recorded on nonaccrual loans if those loans had been current and performing in accordance with their original terms.

         Nonperforming assets increased $21.0 million to $55.6 million with the corresponding nonperforming asset ratio increasing to .52% as of December 31, 2000 compared to a historical low of .38% as of year-end 1999. The increase in nonperforming loans is primarily related to three large commercial credits and management does not see a systemic problem in a particular segment of the portfolio or any particular bank.

         As a percentage of total loans outstanding, loans 90 days past due and still accruing interest increased from prior year levels to .31% at December 31, 2000, compared to .19% at year-end 1999. While past due loans have increased over the historical lows of 1999, they are more in line with the 1996 to 1998 averages, which ranged from .26% to .32% of loans outstanding. These loans are in the process of collection, and management believes that sufficient collateral value securing these loans exists to cover contractual interest and principal payments on the loans. Management further believes the resolution of these delinquencies will not cause a material increase in nonperforming assets.

         Management continuously monitors nonperforming, impaired, and past due loans, to prevent further deterioration regarding the condition of these loans. Management is not aware of any material loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have been excluded from nonperforming assets or impaired loans. Impaired loans at December 31, 2000 and 1999 are $46.8 million and $29.6 million, respectively. Management further believes nonperforming assets and impaired loans include any material loans in which doubts exist as to the collectibility of amounts due according to the contractual terms of the loan agreement.

TABLE 12
NONPERFORMING ASSETS AND PAST DUE LOANS

(Dollars in thousands)                                                                        DECEMBER 31,
                                                                       --------------------------------------------------------
                                                                        2000          1999        1998        1997        1996
                                                                       -------       ------      ------      ------      ------
Nonaccrual loans ................................................      $40,863       26,672      20,756      18,304      24,717
Restructured loans ..............................................          846        1,252         452         563       1,625
                                                                       -------       ------      ------      ------      ------
   Nonperforming loans ..........................................       41,709       27,924      21,208      18,867      26,342
Loans 90 days past due and still accruing .......................       33,587       16,878      24,640      20,963      15,952
                                                                       -------       ------      ------      ------      ------
      Total .....................................................      $75,296       44,802      45,848      39,830      42,294
                                                                       =======       ======      ======      ======      ======
Nonperforming assets:
   Nonperforming loans (a) ......................................      $41,709       27,924      21,208      18,867      26,342
   Other real estate ............................................       13,898        6,718       9,536      10,545      10,893
                                                                       -------       ------      ------      ------      ------
      Total .....................................................      $55,607       34,642      30,744      29,412      37,235
                                                                       =======       ======      ======      ======      ======
Nonperforming assets to total loans and other real estate .......         0.52%        0.38        0.40        0.43        0.60
                                                                       =======       ======      ======      ======      ======
Allowance for loan losses to nonperforming loans ................       354.52%      456.80      538.05      560.26      369.96
                                                                       =======       ======      ======      ======      ======

         Interest income on nonperforming loans that would have been reported for the years ended December 31, 2000, 1999, and 1998 is summarized as follows:

                                                                                  2000      1999       1998
                                                                                 ------     -----      -----
Interest at contractual rates (b) .........................................      $3,586     3,177      2,929
Less interest recorded as income ..........................................      1,329        569      1,031
                                                                                 ------     -----      -----
   Reduction of interest income ...........................................      $2,257     2,608      1,898
                                                                                 ======     =====      =====

(a) Nonperforming assets exclude loans 90 days past due and still accruing interest.
(b) Interest income that would have been recorded if the loans had been current and performing in accordance with their original terms.


F-38       SYNOVUS FINANCIAL CORP.       ANNUAL REPORT 2000

FINANCIAL REVIEW                                                        [LOGO]


TABLE 13
AVERAGE DEPOSITS

(Dollars in thousands)

                                                                                         DECEMBER 31,
                                                        ---------------------------------------------------------------------------
                                                            2000           %(*)        1999          %(*)        1998          %(*)
                                                        ------------      -----      ---------      -----      ---------      -----
         Non-interest bearing demand deposits ......    $  1,562,096       15.6      1,450,547       16.0      1,324,257       16.3
         Interest bearing demand deposits ..........       1,423,625       14.2      1,355,301       15.0      1,202,108       14.8
         Money market accounts .....................       1,910,172       19.0      1,796,114       19.9      1,452,386       17.8
         Savings deposits ..........................         436,305        4.3        466,879        5.2        453,487        5.6
         Time deposits under $100,000 ..............       2,492,611       24.9      2,436,688       27.0      2,387,392       29.3
         Time deposits $100,000 and over ...........       2,203,775       22.0      1,527,174       16.9      1,322,920       16.2
                                                        ------------      -----      ---------      -----      ---------      -----
            Total average deposits .................    $ 10,028,584      100.0      9,032,703      100.0      8,142,550      100.0
                                                        ============      =====      =========      =====      =========      =====

         (*) Average deposits balance in each category expressed as percentage of total average deposits.

DEPOSITS

         Deposits provide the most significant funding source for interest earning assets. Table 13 shows the relative composition of average deposits for 2000, 1999, and 1998. Refer to Table 14 for the maturity distribution of time deposits of $100,000 or more. These larger deposits represented 22.9% and 18.9% of total deposits at December 31, 2000 and 1999, respectively. Large denomination time deposits are generally from customers within the local market areas of subsidiary banks, and, therefore, provide a greater degree of stability than is typically associated with this source of funds. However, in 2000, approximately half of the increase in time deposits over $100,000 was due to national market brokered deposits. Synovus expects to further the utilization of this funding source while continuing to maintain and grow its local market large denomination time deposit base. Time deposits over $100,000 at December 31, 2000, 1999, and 1998, were $2.6 billion, $1.8 billion, and $1.3 billion, respectively. Interest expense for the years ended December 31, 2000, 1999, and 1998, on these large denomination deposits was $138.1 million, $82.7 million, and $76.3 million, respectively.

         During 2000, average deposits increased $995.9 million or 11.0%, to $10.0 billion from $9.0 billion in 1999. Average interest bearing deposits for 2000, which include interest bearing demand deposits, money market accounts, savings deposits, and time deposits, increased $884.3 million or 11.7% from 1999. Average non-interest bearing demand deposits increased $111.5 million or 7.7% during 2000. Average interest bearing deposits increased $763.9 million or 11.2% from 1998 to 1999, while average non-interest bearing demand deposits increased $126.3 million or 9.5%. See Table 3 for further information on average deposits, including the average rates paid in 2000, 1999, and 1998.

TABLE 14
MATURITY DISTRIBUTION OF TIME DEPOSITS OF $100,000 OR MORE

(In thousands)

                                                                        DECEMBER 31, 2000
                                                                        -----------------
         3 months or less ...........................................      $   838,419
         Over 3 months through 6 months .............................          499,215
         Over 6 months through 12 months ............................          758,947
         Over 12 months .............................................          457,572
                                                                           -----------
         Total outstanding ..........................................      $ 2,554,153
                                                                           ===========

INTEREST RATE RISK MANAGEMENT

         Managing interest rate risk is a primary goal of the asset/liability management function. Synovus attempts to achieve consistent growth in net interest income while limiting volatility arising from changes in interest rates. Synovus seeks to accomplish this goal by balancing the maturity and repricing characteristics of balance sheet assets and liabilities along with the selective use of off-balance sheet financial instruments.

         Simulation modeling is the primary tool used by Synovus to measure its interest rate sensitivity. On at least a quarterly basis, the following twenty-four month time period is simulated to determine a baseline net interest income forecast and the sensitivity of this forecast to changes in interest rates. These simulations include all of the company's earning assets, liabilities and off-balance sheet instruments. Forecasted balance sheet changes, primarily reflecting loan and deposit growth forecasts, are included in the periods modeled. The magnitude and velocity of rate changes among the various asset and liability groups exhibit different characteristics for each possible interest rate scenario. Simulation modeling enables Synovus to capture the effect of these differences. Simulation also enables Synovus to capture the effect of expected prepayment level changes on selected assets subject to prepayment.

         Synovus maintains policies designed to limit the maximum acceptable negative impact on net interest income over twelve and twenty-four month time horizons from a gradual change in interest rates of up and down 200 basis points. These policies specify the maximum allowable negative change in net interest income in the rising and declining rate scenarios from the stable rate scenarios. The current policy limits this change to 5% of projected net interest income for the twelve-month time horizon and 7% for the twenty-four month time horizon. As of December 31, 2000, Synovus was well within its policy guidelines. Simulations indicate that for 2001 Synovus is positioned such that its net interest income would increase by approximately 2.5% in a rising rate environment and decrease by approximately 1.4% in a declining rate environment. The exact change in net interest income would also depend on the specific changes in asset and liability volumes and mix experienced over these time horizons. Market conditions and their resulting impact on loan and deposit pricing are also a primary determinant of the realized net interest income.

         Synovus also utilizes simulation modeling to evaluate the longer-term interest rate risk position of the company. Synovus measures this position by simulating the market value of equity in changing rate environments. The model estimates the impact of an

                     SYNOVUS FINANCIAL CORP.       ANNUAL REPORT 2000       F-39

FINANCIAL REVIEW                                                        [LOGO]

immediate 200 basis point rate shock on the present value of the future cash flows of all assets, liabilities, and off-balance sheet instruments. Synovus maintains a policy guideline limiting the maximum allowable change in the market value of equity in both rising and declining rate shocks. This policy limits the maximum allowable change to an amount equal to one percent of on-balance sheet assets. Synovus was within this guideline at year-end.

         Another tool utilized by management is cumulative gap analysis, which seeks to measure the repricing differentials, or gap, between rate sensitive assets and liabilities over various time periods. Table 15 reflects the gap positions of the consolidated balance sheets at December 31, 2000 and 1999, at various repricing intervals. The projected deposit repricing volumes reflect adjustments based on management's assumptions of the expected rate sensitivity relative to the prime rate for core deposits without contractual maturity (i.e., interest bearing checking, savings, and money market accounts). Management believes that these adjustments allow for a more accurate profile of the interest rate risk position. The projected investment securities repricing reflects expected prepayments on mortgage-backed securities and expected cash flows on securities subject to accelerated redemption options. These assumptions are made based on the interest rate environment as of each balance sheet date, and are subject to change as the general level of interest rates change. Management would anticipate a modest lengthening of average investment maturities in a rising rate environment and a slightly more significant shortening in a declining rate environment. While these potential changes are not depicted in the static gap analysis, simulation modeling allows for the proper analysis of these and other relevant potential changes. This gap analysis indicates that Synovus has a cumulative one-year gap of minus 6.7% as of December 31, 2000. While the gap measurement would indicate a liability sensitive position, the more comprehensive evaluation of repricing velocity and volumes available in simulation modeling indicates a more balanced position. Management believes that adjusted gap analysis is a useful tool for measuring interest rate risk only when used in conjunction with its simulation model.

TABLE 15
INTEREST RATE SENSITIVITY

(Dollars in millions)                                                                               DECEMBER 31, 2000
                                                                                   ------------------------------------------------
                                                                                     0-3            4-12         1-5        Over 5
                                                                                    Months          Months       Years       Years
                                                                                   ---------       -------      -------     -------
         Investment securities (*) ............................................    $   131.3         199.0        960.6       775.8
         Loans and mortgage loans held for sale, net of unearned income .......      5,162.3       1,581.8      3,552.5       563.5
         Other ................................................................        378.0            --           --         1.8
                                                                                   ---------       -------      -------     -------
            Interest sensitive assets .........................................      5,671.6       1,780.8      4,513.1     1,341.1
                                                                                   ---------       -------      -------     -------

         Deposits .............................................................      3,072.5       3,373.0      2,448.0       541.4
         Other borrowings .....................................................      1,527.9           1.7        301.9        49.3
                                                                                   ---------       -------      -------     -------
            Interest sensitive liabilities ....................................      4,600.4       3,374.7      2,749.9       590.7
                                                                                   ---------       -------      -------     -------
            Interest rate swaps ...............................................       (500.0)        135.0        365.0          --
                                                                                   =========      ========      =======     =======

               Interest sensitivity gap .......................................    $   571.2      (1,458.9)     2,128.2       750.4
                                                                                   =========      ========      =======     =======

               Cumulative interest sensitivity gap ............................    $   571.2        (887.7)     1,240.5     1,990.9
                                                                                   =========      ========      =======     =======

               Cumulative interest sensitivity gap as a percentage
                 of total interest sensitive assets ...........................          4.3%         (6.7)         9.3        14.6
                                                                                   =========      ========      =======     =======


                                                                                                   DECEMBER 31, 1999
                                                                                   ------------------------------------------------
                                                                                      0-3           4-12          1-5       Over 5
                                                                                     Months        Months        Years       Years
                                                                                   ---------       -------      -------     -------
         Investment securities (*) ............................................    $   123.7         192.3      1,186.9       538.7
         Loans and mortgage loans held for sale, net of unearned income .......      4,339.4       1,208.8      3,026.0       577.2
         Other ................................................................         93.8           0.2           --          --
                                                                                   ---------       -------      -------     -------
            Interest sensitive assets .........................................      4,556.9       1,401.3      4,212.9     1,115.9
                                                                                   ---------       -------      -------     -------

         Deposits .............................................................      2,575.6       2,725.3      2,022.7       491.2
         Other borrowings .....................................................      1,420.9           8.4         97.7        52.8
                                                                                   ---------       -------      -------     -------
            Interest sensitive liabilities ....................................      3,996.5       2,733.7      2,120.4       544.0
                                                                                   ---------       -------      -------     -------
            Interest rate swaps ...............................................       (550.0)         20.0        530.0          --
                                                                                   ---------       -------      -------     -------
               Interest sensitivity gap .......................................    $    10.4      (1,312.4)     2,622.5       571.9
                                                                                   =========      ========      =======     =======
               Cumulative interest sensitivity gap ............................    $    10.4      (1,302.0)     1,320.5     1,892.4
                                                                                   =========      ========      =======     =======
               Cumulative interest sensitivity gap as a percentage
                 of total interest sensitive assets ...........................          0.1%        (11.5)        11.7        16.8
                                                                                   =========      ========      =======     =======

         (*) Excludes the effect of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", consisting of net unrealized gains of $9.9 million and net unrealized losses of $47.6 million at December 31, 2000 and 1999, respectively.

F-40       SYNOVUS FINANCIAL CORP.       ANNUAL REPORT 2000

FINANCIAL REVIEW                                                         [LOGO]

TABLE 16
MATURITIES OF INVESTMENT SECURITIES AND AVERAGE YIELDS

(AMOUNTS IN THOUSANDS)                                                                              DECEMBER 31, 2000
                                                                                  ------------------------------------------------
                                                                                   INVESTMENT SECURITIES     INVESTMENT SECURITIES
                                                                                      HELD TO MATURITY         AVAILABLE FOR SALE
                                                                                  -----------------------    ---------------------
                                                                                  AMORTIZED      AVERAGE      ESTIMATED     AVERAGE
                                                                                     COST         YIELD       FAIR VALUE     YIELD
                                                                                  ----------     --------    ------------  --------

         U.S. Treasury and U.S. Government agencies:
            Within 1 year .....................................................   $    8,019         6.32%    $   132,813      6.23%
            1 to 5 years ......................................................        3,698         6.07         892,548      6.05
            5 to 10 years .....................................................           --           --         283,439      6.91
            More than 10 years ................................................           --           --           5,493      7.76
                                                                                  ----------                  -----------
               Total ..........................................................       11,717         6.24       1,314,293      6.26
                                                                                  ----------                  -----------

         State and municipal:
            Within 1 year .....................................................        7,624         8.07          11,912      8.02
            1 to 5 years ......................................................       41,355         7.43           4,158      7.29
            5 to 10 years .....................................................       83,587         7.64           7,755      7.02
            More than 10 years ................................................       51,178         8.22          11,451      7.02
                                                                                  ----------                  -----------
               Total ..........................................................      183,744         7.77          35,276      7.39
                                                                                  ----------                  -----------

         Other investments:
            Within 1 year .....................................................        2,637         7.57           3,473      3.87
            1 to 5 years ......................................................        2,540         7.70           2,281      6.41
            5 to 10 years .....................................................          600         6.95             300        --
            More than 10 years ................................................       31,059         6.44          14,609      1.93
                                                                                  ----------                  -----------
               Total ..........................................................       36,836         6.62          20,663      2.78
                                                                                  ----------                  -----------

         Mortgage-backed securities ...........................................       38,592         6.88         436,807      6.57
                                                                                  ----------                  -----------

         Total investment securities:
            Within 1 year .....................................................       18,280         7.23         148,198      6.32
            1 to 5 years ......................................................       47,593         7.34         898,987      6.06
            5 to 10 years .....................................................       84,187         7.63         291,494      6.91
            More than 10 years ................................................       82,237         7.55          31,553      4.79
            Mortgage backed securities ........................................       38,592         6.88         436,807      6.57
                                                                                  ----------                  -----------
               Total ..........................................................   $  270,889         7.42%    $ 1,807,039      6.32%
                                                                                  ==========                  ===========

The calculation of weighted average yields for securities is based on the amortized cost and effective yields of each security. The yield on state and municipal securities is computed on a taxable-equivalent basis using the statutory federal income tax rate of 35%. Maturity information is presented based upon contractual maturity. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

OFF-BALANCE SHEET DERIVATIVES FOR INTEREST RATE RISK
MANAGEMENT

         As part of the overall interest rate risk management activities, Synovus utilizes off-balance sheet derivatives to modify the repricing characteristics of on-balance sheet assets and liabilities. The primary instruments utilized by Synovus are interest rate swaps where Synovus receives a fixed rate of interest and pays a floating rate tied to either the prime rate or LIBOR. These swaps are utilized to convert on-balance sheet floating rate loans to fixed rate assets and to convert fixed rate liabilities to floating rate liabilities.

         Synovus has also purchased interest rate floors to manage its overall interest rate risk position. Interest rate floors serve to effectively convert floating rate loans to fixed rate when the prime rate falls below a pre-specified level. These instruments are utilized to reduce asset sensitivity in falling rate environments, but not in rising rate environments.

         All off-balance sheet derivatives utilized by Synovus represent end-user activities designed as hedges, all of which are linked to specific assets or liabilities as part of overall interest rate risk management practices. Management feels that the utilization of these instruments provides greater financial flexibility and is a very efficient tool for managing interest rate risk.

         The notional amount of off-balance sheet derivatives utilized by Synovus as of December 31, 2000 and 1999, was $520 million and $665 million, respectively. The notional amounts represent the amount on which calculations of interest payments to be exchanged are based. Although Synovus is not exposed to credit risk equal to the notional amounts, there is exposure to potential credit risks equal to the fair or replacement values of the swaps if the counterparty fails to perform. This credit risk is normally a very small percentage of the notional amount and fluctuates as interest rates change. Synovus minimizes this risk by subjecting the transaction to the same approval process as on-balance sheet credit activities, by dealing with only highly-rated counterparties, and by obtaining collateral agreements for exposure above certain predetermined limits.


                     SYNOVUS FINANCIAL CORP.       ANNUAL REPORT 2000       F-41

FINANCIAL REVIEW                                                        [LOGO]

TABLE 17
OFF-BALANCE SHEET INTEREST RATE CONTRACTS

(Dollars in thousands)

                                                                                     Weighted
                                               Weighted     Weighted      Weighted    Average                              Net
                                     Notional   Average      Average       Average   Maturity  Unrealized  Unrealized   Unrealized
                                      Amount  Receive Rate Pay Rate (*)  Floor Rate  In Months   Gains       Losses   Gains (Losses)
                                    --------- ------------ ------------  ----------  --------- ----------  ---------- --------------
DECEMBER 31, 2000
Receive fixed swaps - LIBOR         $ 180,000     6.92%      6.55%          n/a         20      $ 2,521       (132)        2,389
Receive fixed swaps - Prime           320,000     8.76%      9.50%          n/a         26        1,645       (393)        1,252
                                    ---------                                                   -------    -------       -------
      Total receive fixed swaps       500,000     8.10%      8.44%                      24        4,166       (525)        3,641
                                    ---------                                                   -------    -------       -------

Purchased interest rate floors         20,000      n/a        n/a          8.00%         2           --         (6)           (6)
                                    ---------                                                   -------    -------       -------
Total                               $ 520,000                                           23      $ 4,166       (531)        3,635
                                    =========                                                   =======    =======       =======
DECEMBER 31, 1999
Receive fixed swaps - LIBOR         $ 180,000     5.78%      6.16%          n/a         19      $   181     (2,711)       (2,530)
Receive fixed swaps - Prime           420,000     8.82%      8.50%          n/a         39           75     (8,047)       (7,972)
                                    ---------                                                   -------    -------       -------
      Total receive fixed swaps       600,000     7.91%      7.80%                      33          256    (10,758)      (10,502)
                                    ---------                                                   -------    -------       -------

Purchased interest rate floors         65,000      n/a        n/a          7.90%         9           --        (73)          (73)
                                    ---------                                                   -------    -------       -------
Total                               $ 665,000                                           31      $   256    (10,831)      (10,575)
                                    =========                                                   =======    =======       =======

(*) Variable pay rate based upon contract rates in effect at December 31, 2000 and 1999.

         Table 17 represents the December 31, 2000 and 1999 status of all off-balance sheet interest rate contracts. During 2000, there were five maturities and eight terminations. There were nine maturities and two terminations in 1999. Off-balance sheet interest rate contracts contributed to a decrease in net interest income of $2,265,000 and a two basis point decrease in the net interest margin for 2000. For 1999, interest rate contracts contributed additional net interest income of $2,487,000 and a two basis point increase to the net interest margin.

MARKET RISK

         Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates. This risk of loss can be reflected in either diminished current market values or reduced potential net interest income in future periods.

         Market risk arises primarily from interest rate risk inherent in lending and deposit taking activities. The structure of the loan and deposit portfolios is such that a significant decline in the prime rate and other market rates may adversely impact net market values and interest income. Management seeks to manage this risk through the utilization of various tools, primarily investment securities and off-balance sheet derivative financial instruments. The composition and size of the investment portfolio is managed so as to reduce the interest rate risk in the deposit and loan portfolios while at the same time maximizing the yield generated from the portfolio. Off-balance sheet derivatives are also utilized to reduce the risk in the deposit and loan portfolios. One of the primary instruments utilized by Synovus is the receive fixed interest rate swap which allows the company to effectively convert on-balance sheet floating rate loans to fixed rate assets. Synovus also utilizes receive fixed interest rate swaps to effectively convert fixed rate liabilities to floating rate liabilities. Both of these structures allow Synovus to reduce the exposure to declining interest rates inherent in its combined deposit and loan portfolios.

         Table 18 presents in tabular form the contractual balances and the estimated fair value of on-balance sheet financial instruments and the notional amount and estimated fair value of off-balance sheet derivative financial instruments at their expected maturity dates as of December 31, 2000, with comparative summary balances at December 31, 1999. Investment securities' cash flows are reflected at their contractual maturity date, except for mortgage-backed securities' cash flows which are reflected in the period in which they are expected to prepay taking into consideration historical prepayment experience. For core deposits without contractual maturity (i.e., interest bearing checking, savings, and money market accounts), the table presents principal cash flows based on management's judgment concerning their most likely runoff or repricing behaviors. Table 18 presents notional amounts and weighted average interest rates by contractual maturity date for off-balance sheet derivative financial instruments. Notional amounts represent the amount on which calculations of interest payments to be exchanged are based. Weighted average variable rates are based on market rates at the most recent reset date for each respective swap tied to LIBOR and the December 31, 2000 prime rate for each respective swap tied to prime. There have been no substantial changes in the market risk profile from the preceding year and the assumptions are consistent with prior year assumptions.

LIQUIDITY

         Liquidity represents the availability of funding to meet the needs of depositors, borrowers, and creditors at a reasonable cost, on a timely basis, and without adverse consequences. The Synovus Asset/Liability Management Committee actively analyzes and manages the liquidity position in coordination with similar committees at subsidiary banks. These subsidiaries, with the help of management, maintain liquidity in the form of cash on deposit, securities available for sale, and cash derived from prepayments and maturities of both their investment and loan portfolios. Liquidity is also enhanced by the acquisition of new deposits and the well established core deposits of 240 banking offices in four states. The subsidiary banks monitor deposit flow and evaluate alternate pricing structures to retain and grow deposits. Certain Synovus subsidiary banks maintain correspondent banking relationships with various national and regional financial organizations. These relationships

F-42       SYNOVUS FINANCIAL CORP.       ANNUAL REPORT 2000

FINANCIAL REVIEW                                                        [LOGO]

TABLE 18
MARKET RISK INFORMATION

(In thousands)


PRINCIPAL/NOTIONAL AMOUNT MATURING IN:                 2001                2002            2003              2004           2005
                                                   -------------          -------        ---------          -------        -------
RATE-SENSITIVE ASSETS:

Fixed interest rate loans                          $   2,580,167          980,446        1,033,079          740,074        643,396
Average interest rate                                       8.84%            8.89%            8.89%            8.41%          8.89%

Variable interest rate loans                       $   3,773,275          139,201          123,421           65,991        117,115
Average interest rate                                      10.01%            9.60%            9.40%            9.23%          9.13%

Fixed interest rate securities                     $     170,787          239,856          322,485          276,832        144,874
Average interest rate                                       6.29%            5.91%            5.84%            6.28%          6.78%

Variable interest rate securities                  $      13,796           10,190            7,737            5,977          4,686
Average interest rate                                       6.63%            6.64%            6.66%            6.69%          6.72%

Equity securities                                  $          --               --               --               --             --
Average interest                                              --               --               --               --             --

Other interest bearing assets                      $     377,821               --               --               --             --
Average interest rate                                       6.68%              --               --               --             --

RATE-SENSITIVE LIABILITIES:

Savings and interest bearing checking              $   2,331,859          382,815          382,815          333,326        333,326
Average interest rate                                       4.37%            3.57%            3.57%            3.34%          3.34%

Fixed interest rate time deposits                  $   4,070,389          628,883          171,934           45,926        138,909
Average interest rate                                       6.29%            6.52%            6.39%            5.80%          6.75%

Variable interest rate time deposits               $      43,816           29,772               18               --             --
Average interest rate                                       5.85%            6.29%            6.65%              --             --

Fixed interest rate borrowings                     $       6,700              320           75,000            6,015        220,000
Average interest rate                                       5.98%            6.42%            6.13%            4.92%          7.27%

Variable interest rate borrowings                  $   1,141,474           55,000          218,000          105,000          5,000
Average interest rate                                       6.57%            6.53%            6.38%            6.03%          6.37%

RATE-SENSITIVE DERIVATIVE FINANCIAL INSTRUMENTS:

Pay variable interest rate swaps - LIBOR           $      60,000           50,000           50,000               --         20,000
Average pay rate                                            6.48%            6.45%            6.69%              --           6.62%
Average receive rate                                        6.42%            7.19%            7.12%              --           7.25%

Pay variable interest rate swaps - Prime           $      75,000           55,000          120,000           70,000             --
Average pay rate                                            9.50%            9.50%            9.50%            9.50%            --
Average receive rate                                        8.75%            8.42%            8.78%            9.00%            --

Purchased interest rate floors - Prime             $      20,000               --               --               --             --
Average strike rate                                         8.00%              --               --               --             --

                                                                                 FAIR                         FAIR
                                                                    TOTAL       VALUE           TOTAL        VALUE
                                                  THEREAFTER        2000         2000            1999         1999
                                                   -------        ---------    ---------       ---------    ---------
RATE-SENSITIVE ASSETS:

Fixed interest rate loans                          580,060        6,557,222    6,545,750       5,459,830    5,505,203
Average interest rate                                 8.31%            8.76%                        8.63%

Variable interest rate loans                        83,896        4,302,899    4,302,468       3,691,554    3,689,881
Average interest rate                                 9.70%            9.94%                        8.64%

Fixed interest rate securities                     798,512        1,953,346    1,967,853       1,913,375    1,860,670
Average interest rate                                 6.96%            6.48%                        6.09%

Variable interest rate securities                   26,544           68,930       69,003          86,356       85,077
Average interest rate                                 6.70%            6.67%                        6.08%

Equity securities                                   44,490           44,490       45,416          41,842       44,435
Average interest                                        --               --           --              --           --

Other interest bearing assets                        1,750          379,571      379,571          94,021       94,021
Average interest rate                                 6.97%            6.68%                        5.59%

RATE-SENSITIVE LIABILITIES:

Savings and interest bearing checking              538,694        4,302,835    4,302,405       3,575,630    3,518,260
Average interest rate                                 2.63%            3.85%                        3.22%

Fixed interest rate time deposits                    2,266        5,058,307    5,056,283       4,123,040    4,123,560
Average interest rate                                 4.74%            6.33%                        5.24%

Variable interest rate time deposits                   145           73,751       73,745         116,104      116,171
Average interest rate                                 5.45%            6.03%                        5.19%

Fixed interest rate borrowings                      48,250          356,285      346,986         161,919      161,572
Average interest rate                                 5.70%            6.75%                        5.82%

Variable interest rate borrowings                       --        1,524,474    1,519,245       1,418,092    1,417,997
Average interest rate                                   --             6.50%                        5.53%

RATE-SENSITIVE DERIVATIVE FINANCIAL INSTRUMENTS:

Pay variable interest rate swaps - LIBOR                --          180,000        2,389         180,000       (2,530)
Average pay rate                                        --             6.55%          --            6.16%
Average receive rate                                    --             6.92%          --            5.78%

Pay variable interest rate swaps - Prime                --          320,000        1,252         420,000       (7,972)
Average pay rate                                        --             9.50%          --            8.50%
Average receive rate                                    --             8.76%          --            8.82%

Purchased interest rate floors - Prime                  --           20,000           --          65,000            4
Average strike rate                                     --             8.00%          --            7.90%


provide access to short-term borrowings through federal funds which allows Synovus to meet immediate liquidity needs if required.

         Synovus serves diverse markets. Some of these are rapidly growing areas where loan demand outpaces the generation of deposits. However, through loan participations and federal funds sold among subsidiary banks, these loans can be effectively funded by subsidiaries having lower local loan demand. Additionally, lending is focused within the local markets served by Synovus, enabling the development of comprehensive banking relationships.

         Selected Synovus subsidiary banks maintain an additional liquidity source through their membership in the Federal Home Loan Bank. At year-end 2000, these banks had access to additional funding of approximately $1.2 billion, subject to available collateral and Federal Home Loan Bank credit policies, through utilization of Federal Home Loan Bank advances.

         Additionally, the Parent Company requires cash for various operating needs including dividends to shareholders, business combinations, capital infusions into subsidiaries, the servicing of debt, and the payment of general corporate expenses. The primary source of liquidity for the Parent Company is dividends from the subsidiary banks. As a short-term liquidity source, the Parent Company has access to a $25 million line of credit with an unaffiliated banking organization. The Parent Company enjoys an excellent reputation and credit standing in the market place and has the ability to raise substantial amounts of funds in the form of either short or long-term borrowings. The Parent Company utilized this capability in December, 2000 by issuing $200 million of five year maturity senior debt. This debt bears a coupon interest rate of 7.25% and is rated "A" by Standard & Poors Corp. and "A2" by Moody's Investor Service. Utilization of the proceeds of this offering include repayment of short-term debt, funding investments in and extensions of credit to subsidiaries, and working capital needs. For a complete description of these borrowings and other borrowings by other Synovus subsidiaries, see Note 7 to the consolidated financial statements.

         The consolidated statements of cash flows detail cash flows from operating, investing, and financing activities. Net cash provided by operating activities was $454 million for the year ended December 31, 2000, while financing activities provided $2.1 billion. Investing activities used $2.4 billion of this amount, resulting


                    SYNOVUS FINANCIAL CORP.       ANNUAL REPORT 2000       F-43

FINANCIAL REVIEW                                                        [LOGO]

in a net increase in cash and cash equivalents of $91.5 million.

         Management is not aware of any trends, events, or uncertainties that will have, or that are reasonably likely to have a material impact on liquidity, capital resources, or operations. Further, management is not aware of any current recommendations by regulatory agencies which, if they were to be implemented, would have such effect.

CAPITAL RESOURCES

         Synovus has always placed great emphasis on maintaining a strong capital base and continues to exceed regulatory capital requirements. Management is committed to maintaining a capital level sufficient to assure shareholders, customers, and regulators that Synovus is financially sound, and to enable Synovus to sustain an appropriate degree of leverage to provide a desirable level of profitability. Synovus has the ability to generate internal capital growth sufficient to support the asset growth it has experienced. Total shareholders' equity of $1.42 billion represented 9.51% of total assets at December 31, 2000.

TABLE 19
CAPITAL RATIOS

(In thousands)
                                                                       DECEMBER 31,
                                                             -------------------------------
                                                                 2000                1999
                                                             ------------         ----------
 Tier I capital:
   Shareholders' equity ...............................      $  1,417,171          1,226,669
   Unrealized (gain) loss on investment
    securities available for sale .....................            (7,239)            28,960
   Disallowed intangibles .............................           (35,246)           (38,064)
   Minority interest ..................................            80,890             64,285
                                                             ------------         ----------
    Total Tier I capital ..............................         1,455,576          1,281,850
                                                             ------------         ----------

 Tier II capital:
   Eligible portion of the reserve for loan losses ....           147,867            127,558
   Subordinated and other qualifying debt .............             1,240              1,480
   Eligible portion of unrealized gain on
    equity securities .................................               682                 --
                                                             ------------         ----------
    Total Tier II capital .............................           149,789            129,038
                                                             ------------         ----------

 Total risk-based capital .............................      $  1,605,365          1,410,888
                                                             ============         ==========

 Total risk-adjusted assets ...........................      $ 12,620,358         10,242,701
                                                             ============         ==========

 Tier I capital ratio .................................             11.53%             12.51
 Total risk-based capital ratio .......................             12.72              13.77
 Leverage ratio .......................................             10.24              10.52

 Regulatory minimums (for well-capitalized status):
   Tier I capital ratio ...............................              6.00%
   Total risk-based capital ratio .....................             10.00
   Leverage ratio .....................................              5.00

         The regulatory banking agencies use a risk-adjusted calculation to aid them in their determination of capital adequacy by weighting assets based on the credit risk associated with on- and off-balance sheet assets. The majority of these risk-weighted assets for Synovus are on-balance sheet assets in the form of loans. A small portion of risk-weighted assets are considered off-balance sheet assets and primarily consist of letters of credit, loan commitments, and to a lesser extent interest rate contracts, that Synovus enters into in the normal course of business. Capital is categorized into two types: Tier I and Tier II. As a Financial Holding Company, Synovus and its subsidiary banks are required to maintain capital levels required for a well-capitalized institution, as defined in the regulations. The regulatory agencies define a well-capitalized institution as one that has a leverage ratio of at least 5%, a Tier I capital ratio of at least 6%, and a total risk-based capital ratio of at least 10%. At December 31, 2000, Synovus and all subsidiary banks were in excess of the minimum capital requirements with a consolidated Tier I capital ratio of 11.53% and a total risk-based capital ratio of 12.72%, compared to Tier I and total risk-based capital ratios of 12.51% and 13.77%, respectively, in 1999 as shown in Table 19.

         In addition to the risk-based capital standards, a minimum leverage ratio of 4% is required for the highest-rated financial holding companies that are not undertaking significant expansion programs. An additional 1% to 2% may be required for other companies, depending upon their regulatory ratings and expansion plans. The leverage ratio is defined as Tier I capital divided by quarterly average assets, net of certain intangibles. As of December 31, 2000, Synovus had a leverage ratio of 10.24% compared to 10.52% at December 31, 1999. Both ratios significantly exceed regulatory requirements.

         Capital levels also exceed all requirements under the Federal Reserve Board's guidelines. The Federal Reserve Board requires a minimum primary capital ratio of 5.50% and a total capital ratio of 6.00% for financial holding companies and banks. At December 31, 2000, primary and total capital ratios as defined by the Federal Reserve Board were 10.68% and 10.69%, respectively, compared to 11.11% and 11.12%, respectively, at year-end 1999.

         The 80.8% ownership of TSYS is an important aspect of the market price of Synovus common stock and should be considered in a comparison of the relative market price of Synovus common stock to other financial services companies. As of December 31, 2000, there were approximately 32,597 shareholders of record of Synovus common stock, some of which are holders in nominee name for the benefit of a number of different shareholders. Table 20 displays high and low stock price quotations of Synovus common stock which are based on actual transactions.

TABLE 20
MARKET AND STOCK PRICE INFORMATION

                                                           HIGH             LOW
                                                         ---------       --------
    2000
    QUARTER ENDED DECEMBER 31, 2000..............        $27  3/16       19  5/16
    QUARTER ENDED SEPTEMBER 30, 2000.............         21  7/16       17 15/16
    QUARTER ENDED JUNE 30, 2000..................         20 15/16       17  9/16
    QUARTER ENDED MARCH 31, 2000.................         19  3/16       14   1/2

    1999
    Quarter ended December 31, 1999..............        $22   1/8       18  7/16
    Quarter ended September 30, 1999.............         20  5/16       17   1/2
    Quarter ended June 30, 1999..................         23  9/16       19   1/8
    Quarter ended March 31, 1999.................         25             20   1/2

DIVIDENDS

         It is Synovus' objective to pay out at least one-third of earnings to shareholders in cash dividends. The dividend payout ratio was 47.76%, 43.78%, and 41.52% in 2000, 1999, and 1998, respectively. The total dollar amount of dividends declared increased 27.4% in 2000 to $125.4 million, from $98.5 million in 1999. Cash dividends have been paid on the common stock of Synovus (including its predecessor companies) in every year since 1891. It is the present intention of the Synovus Board of Directors to continue to pay cash dividends on its common stock in accordance with the pre-


F-44       SYNOVUS FINANCIAL CORP.       ANNUAL REPORT 2000

FINANCIAL REVIEW                                                        [LOGO]

viously mentioned objective. Table 21 presents the declared and paid dates from recent dividends, as well as per share dividend amounts.

TABLE 21
DIVIDENDS

                                                      PER SHARE
      DATE DECLARED             DATE PAID              AMOUNT
    -----------------        ---------------          ---------

    DECEMBER 11, 2000        JANUARY 2, 2001            $.11

    SEPTEMBER 11, 2000       OCTOBER 2, 2000             .11

    MAY 15, 2000             JULY 1, 2000                .11

    MARCH 20, 2000           APRIL 1, 2000               .11

    November 15, 1999        January 3, 2000             .09

    September 13, 1999       October 1, 1999             .09

    May 10, 1999             July 1, 1999                .09

    March 15, 1999           April 1, 1999               .09

COMMITMENTS AND CONTINGENCIES

         Synovus believes it has sufficient capital, liquidity, and future cash flows from operations to meet operating needs over the next year. Table 22, Note 7, and Note 10 to the consolidated financial statements provide additional information on short-term and long-term borrowings.

         In the normal course of its business, TSYS maintains processing contracts with its customers. These processing contracts contain commitments, including, but not limited to, minimum standards and time frames against which TSYS' performance is measured. In the event TSYS does not meet its contractual commitments with its customers, TSYS may incur penalties and/or certain customers may have the right to terminate their contracts with TSYS. TSYS does not believe that it will fail to meet its contractual commitments to an extent that will result in a material adverse effect on its financial condition or results of operations.

         Synovus and its subsidiaries are subject to various legal proceedings and claims which arise in the ordinary course of its business. Any litigation is vigorously defended by Synovus and, in the opinion of management, based on consultation with external legal counsel, any outcome of such litigation would not materially affect the consolidated financial position or results of operations.

         Currently, multiple lawsuits seeking class action treatment are pending against one of the Alabama banking subsidiaries that involve: (1) payment of service fees or interest rebates to automobile dealers in connection with the assignment of automobile credit sales contracts to that subsidiary; (2) the forced placement of insurance to protect that subsidiary's interest in collateral for which consumer credit customers have failed to obtain or maintain insurance; and (3) the receipt of commissions by that subsidiary in connection with the sale of credit life insurance to its consumer credit customers and the charging of an interest surcharge and a processing fee in connection with consumer loans made by that subsidiary. These lawsuits seek unspecified damages, including punitive damages. Synovus intends to vigorously contest these lawsuits and all other litigation to which Synovus and its subsidiaries are parties. Based upon information presently available, and in light of legal, equitable, and factual defenses available to Synovus and its subsidiaries, contingent liabilities arising from the threatened and pending litigation are not considered material. It should be noted, however, that large punitive damage awards, bearing little relation to the actual damages sustained by plaintiffs, have been awarded in Alabama.

         In November, 1998, a class action complaint was filed against NationsBank of Delaware, N.A., in the United States District Court for the Southern District of Mississippi. On March 23, 1999, the named plaintiff amended the complaint and named TSYS and certain credit bureaus as defendants in the case. The named plaintiff alleges, among other things, that the defendants failed to report properly the credit standing of each member of the putative class. The named plaintiff has defined the class as all persons and entities within the United States who obtained credit cards from NationsBank, and whose accounts were purchased by or transferred to U.S. BankCard, and whose accounts were reported to credit bureaus or credit agencies incorrectly in August 1998. The amended complaint alleges negligence, violation of the Fair Credit Reporting Act, breach of the duty of good faith and fair dealing, and seeks declaratory relief, injunctive relief, and the imposition of punitive damages. The parties have reached a settlement of this litigation, which settlement is subject to court approval under Rule 23(e) of the Federal Rules of Civil Procedure. Payments by TSYS to settle the litigation are not expected to be material to TSYS' financial condition or results of operations and management expects the settlement to be substantially covered by insurance.

SHORT-TERM BORROWINGS

         The following table sets forth certain information regarding federal funds purchased and securities sold under agreement to repurchase, the principal components of short-term borrowings.

TABLE 22
SHORT-TERM BORROWINGS

(In thousands)

                                                               2000            1999           1998
                                                            -----------      ---------      -------
Balance at December 31, ..........................          $ 1,039,900      1,261,391      503,287
Weighted average interest rate at December 31, ...                 6.67%          5.49         4.70
Maximum month end balance during the year ........          $ 1,446,393      1,261,391      503,287
Average amount outstanding during the year .......          $ 1,248,983        786,954      311,617
Weighted average interest rate during the year ...                 6.28%          5.01         4.95

INCOME TAX EXPENSE

         As reported in the consolidated statements of income, income tax expense increased to $149.2 million in 2000, up from $124.0 million in 1999, and $107.6 million in 1998. The effective income tax rate was 36.2%, 35.5%, and 35.4% in 2000, 1999, and 1998, respectively. See Note 15 of the consolidated financial statements for a detailed analysis of income taxes.

INFLATION

         Inflation has an important impact on the growth of total assets in the banking industry and may create a need to increase equity capital at higher than normal rates in order to maintain an appro-


                    SYNOVUS FINANCIAL CORP.       ANNUAL REPORT 2000       F-45

FINANCIAL REVIEW                                                        [LOGO]

priate equity to assets ratio. Synovus has been able to maintain a high level of equity through retention of an appropriate percentage of its net income. Synovus copes with the effects of inflation by managing its interest rate sensitivity gap position through its asset/liability management program and by periodically adjusting its pricing of services and banking products to take into consideration current costs.

PARENT COMPANY

         The Parent Company's assets, primarily its investment in subsidiaries, are funded, for the most part, by shareholders' equity. It also utilizes short-term and long-term debt. The Parent Company is responsible for providing the necessary funds to strengthen the capital of its subsidiaries, acquire new businesses, fund internal growth, pay corporate operating expenses, and pay dividends to its shareholders. These operations are funded by dividends and fees received from subsidiaries, and borrowings from outside sources.

         In connection with dividend payments to the Parent Company from its subsidiary banks, certain rules and regulations of the various state and federal banking regulatory agencies limit the amount of dividends which may be paid. Approximately $132.2 million in dividends could be paid in 2001 to the Parent Company from its subsidiary banks without prior regulatory approval. Synovus anticipates receiving regulatory approval to allow certain subsidiaries to pay dividends in excess of their respective regulatory limits.

RECENTLY ISSUED ACCOUNTING STANDARDS

         In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." In June 2000 the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of SFAS 133." SFAS No. 133 and SFAS No. 138 standardize the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under the standards, entities are required to carry all derivative instruments in the balance sheet at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair values, cash flows, or foreign currencies. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income (outside earnings), and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness, as well as the ineffective portion of the gain or loss, are reported in earnings immediately. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change.

         Synovus adopted SFAS No. 133 and SFAS No. 138 on January 1, 2001. In accordance with the transition provisions of SFAS No. 133, Synovus recorded a net-of-tax cumulative-effect gain of $765,000 in accumulated other comprehensive income to recognize at fair value all derivatives that are designated as cash-flow hedging instruments. Gains and losses on derivatives that were previously deferred as adjustments to the carrying amount of hedged items were not adjusted. Synovus expects to reclassify as net of tax earnings during the next twelve months $160,000 in gains from the transition adjustment that was recorded in accumulated other comprehensive income.

         In September 2000, SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", was issued. SFAS No. 140 is effective for all transfers and servicing of financial assets and extinguishments of liabilities after March 31, 2001. The Statement is effective for recognition and reclassification of collateral and disclosures relating to securitizations transactions and collateral for fiscal years ending after December 15, 2000. Synovus does not expect a material change to its results of operations as a result of adopting SFAS No. 140.

THREE YEAR OUTLOOK

         Synovus currently expects to grow earnings per share during the next three years (2001-2003) by 15-18% annually. Synovus expects at least 15% growth in earnings per share in 2001, and to be at the top of the 15-18% range by 2003. In estimating expected growth in earnings per share, Synovus assumed, among other things, that:

         - Core banking net income will increase between 11-12% annually, with net interest margins remaining stable. Annual loan growth will be in the 10-11% range, and credit quality trends will remain at current levels.

         - Wealth management revenues (trust, brokerage, and insurance) will increase between 25-30% annually with the complete integration and sales efforts of traditional bankers, trust, brokerage, insurance, and private banking team members.

         - TSYS will increase net income by approximately 20% in 2001 and between 20-25% annually in 2002 and 2003 with expansion of the core businesses both domestically and internationally, market acceptance of its stored value products and e-commerce enabling systems, and aggressive expense management.

         - Increases in banking operations expenses will not exceed 4% annually over the next three years.

FORWARD-LOOKING STATEMENTS

         Certain statements contained in this Annual Report which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the "Act"). These forward-looking statements include, among others, statements regarding Synovus' expected growth in net income for the years 2001 through 2003 and the assumptions underlying such statements. In addition, certain statements in future filings by Synovus with the Securities and Exchange Commission, in press releases, and in oral and written statements made by or with the approval of Synovus which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure, efficiency ratios and other financial terms; (ii) statements of plans and objectives of Synovus or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as "believes," "anticipates," "expects," "intends," "targeted," and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.


F-46       SYNOVUS FINANCIAL CORP.       ANNUAL REPORT 2000

FINANCIAL REVIEW                                                        [LOGO]


         Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in the Annual Report. Many of these factors are beyond Synovus' ability to control or predict. These factors include, but are not limited to: (i) Synovus' inability to increase its revenues derived from wealth management (trust, brokerage and insurance); (ii) TSYS' inability to achieve its net income goals for the years 2001 through 2003; (iii) Synovus' inability to achieve its net income goals for core banking; (iv) the strength of the U.S. economy in general and the strength of the local economies in which operations are conducted; (v) the effects of and changes in trade, monetary and fiscal policies, and laws, including interest rate policies of the Federal Reserve Board; (vi) inflation, interest rate, market and monetary fluctuations;
(vii) the timely development of and acceptance of new products and services and perceived overall value of these products and services by users; (viii) changes in consumer spending, borrowing, and saving habits; (ix) technological changes are more difficult or expensive than anticipated; (x) acquisitions; (xi) the ability to increase market share and control expenses; (xii) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and insurance) with which Synovus and its subsidiaries must comply; (xiii) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, the Financial Accounting Standards Board, or other authoritative bodies; (xiv) changes in Synovus' organization, compensation, and benefit plans; (xv) the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; and (xvi) the success of Synovus at managing the risks involved in the foregoing.

         Such forward-looking statements speak only as of the date on which such statements are made, and Synovus undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events.


                    SYNOVUS FINANCIAL CORP.       ANNUAL REPORT 2000       F-47

SUMMARY OF QUARTERLY FINANCIAL DATA                                     [LOGO]

Presented below is a summary of the unaudited consolidated quarterly financial data for the years ended December 31, 2000 and 1999.

(In thousands, except per share data)

                                                                                    FOURTH          THIRD       SECOND       FIRST
         2000                                                                       QUARTER        QUARTER      QUARTER     QUARTER
                                                                                   ---------       -------      -------     -------

         INTEREST INCOME ......................................................    $ 294,972       283,564      269,000     250,269
                                                                                   =========       =======      =======     =======

         NET INTEREST INCOME ..................................................      143,542       140,241      141,580     136,969
                                                                                   =========       =======      =======     =======

         PROVISION FOR LOSSES ON LOANS ........................................       11,096         9,622       12,712      10,911
                                                                                   =========       =======      =======     =======

         INCOME BEFORE INCOME TAXES ...........................................      117,102       101,467       97,329      95,837
                                                                                   =========       =======      =======     =======

         NET INCOME ...........................................................       74,682        64,731       61,752      61,392
                                                                                   =========       =======      =======     =======

         NET INCOME PER SHARE, BASIC ..........................................          .26           .23          .22         .22
                                                                                   =========       =======      =======     =======

         NET INCOME PER SHARE, DILUTED ........................................          .26           .23          .22         .22
                                                                                   =========       =======      =======     =======

         1999

         Interest income ......................................................    $ 240,630       225,644      214,902     206,831
                                                                                   =========       =======      =======     =======

         Net interest income ..................................................      136,296       130,634      125,901     120,463
                                                                                   =========       =======      =======     =======

         Provision for losses on loans ........................................        8,664         8,613        9,515       7,215
                                                                                   =========       =======      =======     =======

         Income before income taxes ...........................................       98,956        89,887       82,590      77,882
                                                                                   =========       =======      =======     =======

         Net income ...........................................................       63,256        58,005       53,313      50,733
                                                                                   =========       =======      =======     =======

         Net income per share, basic ..........................................          .22           .21          .19         .18
                                                                                   =========       =======      =======     =======

         Net income per share, diluted ........................................          .22           .21          .19         .18
                                                                                   =========       =======      =======     =======

F-48     SYNOVUS FINANCIAL CORP.       ANNUAL REPORT 2000